CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.11

REVENUE INTEREST FINANCING AGREEMENT

by and among

LIQUIDIA TECHNOLOGIES, INC.,
as the Company,

HEALTHCARE ROYALTY PARTNERS IV, L.P.,
as the Investor

and

HCR COLLATERAL MANAGEMENT, LLC,
as the Investor Representative

Dated January 9, 2023

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Page

ARTICLE I DEFINED TERMS AND RULES OF CONSTRUCTION1

Section 1.1 Defined Terms1

Section 1.2 Rules of Construction40

ARTICLE II REVENUE Interest Financing41

Section 2.1 Investment Amount41

Section 2.2 No Assumed Obligations42

Section 2.3 Excluded Assets42

ARTICLE III Payments On Account OF THE REVENUE INTEREST Financing42

Section 3.1 Payments on Account of the Revenue Interest Financing42

Section 3.2 [Reserved]45

Section 3.3 Mode of Payment/Currency Exchange45

Section 3.4 Included Product Payment Reports and Record Retention45

Section 3.5 Audits46

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE Company47

Section 4.1 Organization47

Section 4.2 No Conflicts47

Section 4.3 Authorization48

Section 4.4 Ownership48

Section 4.5 Governmental and Third Party Authorizations49

Section 4.6 No Litigation49

Section 4.7 Solvency49

Section 4.8 No Brokers’ Fees50

Section 4.9 Compliance with Laws50

Section 4.10 Intellectual Property Matters50

Section 4.11 Margin Stock53

Section 4.12 Material Contracts53

Section 4.13 Bankruptcy53

Section 4.14 Office Locations; Names; Bank Accounts54

Section 4.15 Permitted Debt54

Section 4.16 Financial Statements; No Material Adverse Effect.54

Section 4.17 No Default; No Special Termination Event55

Section 4.18 Insurance55

Section 4.19 ERISA Compliance55

Section 4.20 Subsidiaries56

Section 4.21 Perfection of Security Interests in the Collateral56

Section 4.22 Disclosure56

i

Page

Section 4.23 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act56

Section 4.24 Data Security; Data Privacy57

Section 4.25 Compliance of Included Products58

Section 4.26 Labor Matters59

Section 4.27 EEA Financial Institution60

Section 4.28 Taxes60

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE Investor60

Section 5.1 Organization60

Section 5.2 No Conflicts60

Section 5.3 Authorization60

Section 5.4 Governmental and Third Party Authorizations61

Section 5.5 No Litigation.61

Section 5.6 No Brokers’ Fees61

Section 5.7 Funds Available61

Section 5.9 Tax Status61

ARTICLE VI AFFIRMATIVE COVENANTS62

Section 6.1 Collateral Matters; Guarantors62

Section 6.2 Update Meetings63

Section 6.3 Notices63

Section 6.4 Public Announcement65

Section 6.5 Further Assurances66

Section 6.6 Included Product Patent Rights67

Section 6.7 Existence67

Section 6.8 Commercialization of Included Products67

Section 6.9 Financial Statements68

Section 6.10 Certificates; Other Information; Bank Account Viewing Access69

Section 6.11 Payment of Obligations71

Section 6.12 Maintenance of Properties71

Section 6.13 Maintenance of Insurance71

Section 6.14 Books and Records71

Section 6.15 Use of Proceeds72

Section 6.16 ERISA Compliance72

Section 6.17 Compliance with Material Contracts72

Section 6.18 Compliance with Laws72

Section 6.19 Anti-Corruption Laws; Anti-Terrorism Laws72

Section 6.20 Data Privacy73

Section 6.21 Included Products73

Section 6.22 Tax73

Page

ARTICLE VII NEGATIVE COVENANTS75

Section 7.1 Liens75

Section 7.2 Indebtedness75

Section 7.3 Dispositions75

Section 7.4 Change in Nature of Business, Management, Control, or Business Location76

Section 7.5 Prepayment of Other Indebtedness76

Section 7.6 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments77

Section 7.7 Restricted Payments77

Section 7.8 Minimum Cash79

Section 7.9 Burdensome Actions79

Section 7.10 Affiliates80

Section 7.11 Investments.80

Section 7.12 Bank Accounts80

Section 7.13 Negative Pledge81

ARTICLE VIII THE CLOSINGS81

Section 8.1 Closing81

Section 8.2 Conditions to Initial Closing81

Section 8.3 Conditions to Second Closing82

Section 8.4 Conditions to Third Closing82

Section 8.6 Closing Deliverables of the Company82

ARTICLE IX CONFIDENTIALITY88

Section 9.1 Confidentiality; Permitted Use88

Section 9.2 Exceptions89

Section 9.3 Permitted Disclosures89

Section 9.4 Return of Confidential Information90

ARTICLE X INDEMNIFICATION90

Section 10.1 Indemnification by the Company90

Section 10.2 Indemnification by the Investor90

Section 10.3 Procedures91

Section 10.4 Other Claims92

Section 10.5 Exclusive Remedies92

Section 10.6 Certain Limitations92

Page

ARTICLE XI EVENTS OF DEFAULT AND REMEDIES93

Section 11.1 Events of Default93

Section 11.2 Remedies Upon Event of Default96

ARTICLE XII MISCELLANEOUS96

Section 12.1 Survival96

Section 12.2 Specific Performance96

Section 12.3 Notices96

Section 12.4 Successors and Assigns98

Section 12.5 Independent Nature of Relationship98

Section 12.6 Entire Agreement98

Section 12.7 Governing Law98

Section 12.8 Waiver of Jury Trial99

Section 12.9 Severability99

Section 12.10 Counterparts100

Section 12.11 Amendments; No Waivers100

Section 12.12 No Third Party Rights100

Section 12.13 Table of Contents and Headings100

SCHEDULES AND EXHIBITS

Schedule 1.1-1	Applicable Tiered Percentages
Schedule 1.1-2	Competitive Party
Schedule 1.1-3	Knowledge Persons and Responsible Officers
Schedule 1.1-4	License Agreements
Schedule 1.1-5	Permitted Investments
Schedule 1.1-6	Permitted Licenses
Schedule 1.1-7	Product Plan
Schedule 1.1-8	Net Sales Threshold
Schedule 1.1-9	Special Termination Event / Special Termination Amount
Schedule 1.1-10	Permitted Liens
Schedule 1.1-11	Generic Product Payment Event
Schedule 3.4	Third Party Reports and Information
Schedule 4.2(b)	No Conflicts
Schedule 4.4	Ownership
Schedule 4.6	Litigation
Schedule 4.10(a)	Patent Rights
Schedule 4.10(i)	Patent Rights Covering Included Products
Schedule 4.10(r)	Copyrights, Trademarks and Domain Names
Schedule 4.10	Disclosures
Schedule 4.12(a)	Material Contracts
Schedule 4.12	Disclosures
Schedule 4.14(b)	Additional Names
Schedule 4.14(c)	Deposit Accounts and Security Accounts
Schedule 4.15	Permitted Debt
Schedule 4.16(d)	Material Adverse Effect
Schedule 4.20	Subsidiaries
Schedule 4.21	Perfection of Security Interests in the Collateral
Schedule 4.25(b)	Limitations on Regulatory Approval
Schedule 4.26(b)	Included Products

Exhibit A	Form of Press Release
Exhibit B	Form of Compliance Certificate
Exhibit C	Examples of Calculation of Included Product Payment Amount and Calculation of Quarterly Fixed Payments
Exhibit D	Form of Joinder Agreement
Exhibit E	Example of IRR True-Up Payment Amount

v

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REVENUE INTEREST FINANCING AGREEMENT

This REVENUE INTEREST FINANCING AGREEMENT (this “Agreement”) dated as of January 9, 2023 (the “Effective Date”), is by and among LIQUIDIA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), HEALTHCARE ROYALTY PARTNERS IV, L.P., a Delaware limited partnership (the “Investor”), and HCR COLLATERAL MANAGEMENT, LLC, a Delaware limited liability company (the “Investor Representative”), solely in its capacity as agent for, and representative of, the Investor.  Each of the Company and the Investor are referred to in this Agreement as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company is developing the Existing Yutrepia Product (defined in Section 1.1) for the purposes of sale in the United States; and

WHEREAS, the Company desires to secure financing from the Investor, and the Investor has indicated its willingness to provide financing, upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the Parties hereto covenant and agree as follows:

ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1Defined Terms.  The following terms, as used herein, shall have the following respective meanings:

“Acquisition” means any acquisition by any member of the Company Group, whether by purchase, merger, consolidation, contribution or otherwise, of (a) at least a majority of the assets or property and/or liabilities, or a business line, product line, unit or division of, any other Person, (b) Equity Interests of any other Person such that such other Person becomes a Subsidiary and (c) additional Equity Interests of any Subsidiary not then held by any member of the Company Group.

“Additional Amounts” has the meaning set forth in Section 3.1(i).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities entitled to elect the Board of Directors or management board, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

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“Agreement” has the meaning set forth in the preamble.

“Annual Net Revenues” means, with respect to any Calendar Year, the aggregate amount of worldwide Net Revenues for that Calendar Year.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Tiered Percentage” means, for any given Calendar Quarter, the percentage royalty rate for calculating the Included Product Payment Amount, as set forth in Table 1 on Schedule 1.1-1 and corresponding to (a) the row indicating the then-current Investment Amount as of the last day of such Calendar Quarter and (b) the column indicating the applicable portion of Annual Net Revenues; provided that, if Net Sales attributable to the Existing Yutrepia Product in the United States for the Calendar Year ending December 31, 2025, do not exceed [***], then the percentage royalty rate for calculating the Included Product Payment Amount shall be determined by reference to Table 2 on Schedule 1.1-1 (and not Table 1) for the Calendar Quarter beginning January 1, 2026 and thereafter.

“Asserted Patents” means U.S. Patent Nos. 9,593,066; 9,604,901; and 10,716,793.

“Audited Financial Statements” means the audited consolidated balance sheets of the Parent Company and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for such fiscal year of the Parent Company and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person:

(a)such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors;
(b)the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization,

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arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property;
(c)corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or
(d)without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within ninety (90) days from entry thereof.

“Board of Directors” means (a) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or similar governing body of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Calendar Quarter” means (a) for the first such Calendar Quarter, the period beginning on the Initial Closing Date and ending on the last day of the calendar quarter in which the Initial Closing Date falls, and (b) for each Calendar Quarter thereafter, each successive period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Calendar Year” means (a) for the first such Calendar Year, the period beginning on the Initial Closing Date and ending on December 31 of the calendar year in which the Initial Closing Date occurs, (b) for each calendar year of the Payment Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last year of the Payment Term, the period beginning on January 1 of the year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

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“Cash Equivalents” means (a) United States dollars, (b) readily-marketable securities issued or directly, unconditionally and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of less than one year from the date of acquisition, (c) certificates of deposit and Eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers’ acceptances with maturities of less than one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $100,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) immediately above, (e) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc., or S&P’s Ratings Services and in each case maturing within nine months after the date of acquisition and (f) interests in money market mutual funds which invest solely in assets and securities of the type described in clauses (a) through (e) immediately above.

“CDA” means that certain Confidentiality Agreement, dated as of [***], by and between HealthCare Royalty Management, LLC and the Company.

“Change of Control” means the occurrence of any of the following events:
(a)any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Parent Company or issuance, sale or exchange of Equity Interests (or similar transaction or series of related transactions) of the Parent Company in which the holders of the Parent Company’s outstanding Equity Interests immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain Equity Interests representing more than fifty percent (50.0%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the Parent Company is the surviving entity,
(b)the Disposition of all or substantially all of the assets of the Parent Company;
(c)during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Parent Company cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors (either by a specific vote or by approval of the proxy statement of the Parent Company in which such member was named as a nominee for election as a director, without objection to such nomination) or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors;

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(d)any “change of control”, “fundamental change” or any comparable event, occurs under any Permitted Debt Facility Document which permits the holder or other investor of any Permitted Debt to require the issuer to purchase such Permitted Debt;
(e)any member of the Company Group grants or transfers the right to Commercialize the Existing Yutrepia Product to any Person, other than a Permitted Licensee; or
(f)the Company shall cease to be a wholly-owned Subsidiary of the Parent Company.

“Change of Control Payment” means, as of any date of determination, the amount equal to the sum of (a) the Hard Cap less the aggregate of (i) all of the payments of the Company in respect of the Total Fixed Payments and the Total Included Product Payments (including any Under Performance Payment or Generic Product Payment) made to the Investor prior to such date  and (ii) any amounts received by the Investor pursuant to the Insurance Policy, if any, plus (b) after taking into account the payments made under the foregoing clause (a), the IRR True-Up Payment Amount plus (c) any other Obligations (other than inchoate Obligations) payable by the Company Parties under this Agreement and the other Transaction Documents (if any).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” means the Initial Closing Date, the Second Closing Date, the Third Closing Date or the Fourth Closing Date, as applicable.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, Perfection Certificate, any collateral access agreement, each Deposit Account Control Agreement, each Securities Account Control Agreement, each Commodities Account Control Agreement and each other agreement or instrument pursuant to or in connection with which any Company Party or any other Person grants a security interest in any Collateral to Investor Representative.

“Commercialization” means, on a country by country basis, any and all activities with respect to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of Included Products in accordance with the Product Plans in a country after Marketing Authorization for an Included Product in that country has been obtained, which shall include, as applicable, post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Included Product, importing, exporting or transporting the Included Product for sale, and regulatory compliance with respect to the foregoing, in each case in accordance with the Product Plans.  When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable and Diligent Efforts” means, with respect to the efforts to be expended with respect to any Included Product in any country or regulatory jurisdiction, such efforts and resources normally used by a reasonably prudent company in the biotechnology industry of a size and product portfolio comparable, and with similar resources available, to the Company and its Affiliates with the marketing, sale and product development and research plans similar to the Product Plans in the biopharmaceutical industry, taken as a whole, in such applicable

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country or jurisdiction, with respect to a pharmaceutical product for which substantially the same Regulatory Approval is held as for such Included Product, which pharmaceutical product is owned or licensed in the same manner as such Included Product, which pharmaceutical product is at a similar stage in its product life and of similar market and profit potential as such Included Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in such country or jurisdiction, pricing/reimbursement for the pharmaceutical product in such country or jurisdiction relative to other countries and jurisdictions, the intellectual property and regulatory protection of the pharmaceutical product in such country or jurisdiction, the regulatory structure in such country or jurisdiction and the profitability of the pharmaceutical product in such country or jurisdiction, all as measured by the facts and circumstances in existence at the time such efforts are due.

“Commodities Account” means a “commodity account” (as defined in Article 9 of the UCC).

“Commodities Account Control Agreement” means the commodities account control agreement entered into by the commodities intermediary, the Investor Representative and any Company Party (and any Permitted Debt Creditors, if applicable), which shall be in form and substance reasonably acceptable to the Investor Representative and the Company.

“Company” has the meaning set forth in the preamble.

“Company Group” means the Parent Company and its Subsidiaries.

“Company Indemnification Cap” has the meaning set forth in Section 10.6(a).

“Company Indemnification Obligations” has the meaning set forth in Section 10.1.

“Company Indemnified Party” has the meaning set forth in Section 10.2.

“Company Party” means any of the Company and the Guarantors.

“Comparable Yield” has the meaning set forth in Section 6.22(a).

“Competitive Party” has the meaning set forth on Schedule 1.1-2.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, the reports provided pursuant to Section 3.4 and any notices or other information provided pursuant to ARTICLE VI), either directly or indirectly, and including any materials prepared on the basis of such information, whether in graphic, written, electronic or oral form, including without limitation information relating to a Party’s technology, products and services, and any business, financial or customer information relating to a Party.  The existence and terms of this Agreement shall be deemed the Confidential Information of both Parties.  For clarity, this Agreement shall supersede the CDA and the CDA shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential

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Information” set forth in the CDA shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of ARTICLE IX.

“Contract” means any contract, agreement, commitment, government bid, instrument, license, sublicense, subcontract, real or personal property lease or sublease, legally binding letters of intent, memorandum of understanding, offer letter, note, indenture, mortgage, bond, letter of credit, guarantee, purchase order, or other legally binding business arrangement, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any other Contract by which such Person is a party or by which it or any of its property is bound.

“Copyright License” means any Contract providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by Law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to any member of the Company Group or with respect to which any member of Company Group is authorized or granted rights under or to; and (b) all copyright rights under the copyright Laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by Law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to any member of the Company Group or with respect to which any member of the Company Group is authorized or granted rights under or to.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

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“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), investment account or other account in which funds are held or invested to or for the credit or account of any Company Party.

“Deposit Account Control Agreement” means the deposit account control agreement entered into by the Depositary Bank, the Investor Representative and any Company Party (and any Permitted Debt Creditors, if applicable), which shall be in form and substance reasonably acceptable to the Investor Representative and the Company.

“Depositary Bank” means such bank or financial institution specified to Investor Representative in writing by the Company on or prior to the Initial Closing Date or such other bank or financial institution specified to Investor Representative in writing by the Company.

“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region is the subject of any Sanction.

“Disposition”, “Dispose” and “Disposed” means the sale, transfer, out-license, lease or other disposition (including any sale and leaseback transaction, or any issuance by any Subsidiary of the Parent Company of its Equity Interests other than to a Company Party or any Division) of any property or any economic interest by any member of the Company Group, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (collectively, the “Permitted Transfers”):

(a)the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business;
(b)the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of the business of the Parent Company and its Affiliates;
(c)any sale, lease, license, transfer or other disposition of property by one Company Party to another Company Party;
(d)the abandonment or other disposition of Product Rights that are not material or are no longer used or useful in any material respect to the business of any member of the Company Group;
(e)licenses, sublicenses, leases or subleases (other than relating to IP Rights, in each case) granted to third parties in the ordinary course of business and not interfering with the business of the Parent Company and its Affiliates;
(f)any dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable, other than the portion of Net Revenues payable to the Investor hereunder, in connection with the collection, compromise or settlement thereof in the ordinary course of business;

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(g)any Involuntary Disposition or any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, IP Rights) in settlement of, or to make payment in satisfaction of, any property or casualty insurance;
(h)Permitted Licenses;
(i)the sale or other disposition of cash or Cash Equivalents in a manner not prohibited by this Agreement or the other Transaction Documents;
(j)sales, leases, licenses, transfers or other dispositions of property (other than, for the avoidance of doubt, IP Rights) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement or property or (ii) the proceeds of such sale, lease, license, transfer or other disposition are promptly applied to the purchase price of similar replacement property; and
(k)the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of a Company Party in order to qualify members of the governing body of such Subsidiary if required by Applicable Law.

It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted Transfer” include (a) any license of any Included Product or IP Rights associated therewith other than Permitted Licenses, (b) prior to the achievement of the Net Sales Threshold, (i) any Disposition of the Sandoz Agreement, or (ii) any Disposition of the Sandoz Device Agreement that would have a material adverse effect on the Commercialization of the Sandoz Product in the United States, or (c) any Disposition of any Yutrepia Device Agreement that would have a material adverse effect on the Commercialization of the Existing Yutrepia Product in the United States.

“Disputes” has the meaning set forth in Section 4.10(k).

“Disqualified Capital Stock” means any Equity Interests that (i) by its terms, (ii) by the terms of any security into which it is convertible or for which it is exchangeable, or (iii) by Contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed, or is redeemable at the option of the holder thereof, in any such case on or prior to the date that is ninety-one (91) days after the Legal Maturity Date; provided that only the portion of Equity Interests (or portion of security into which it is convertible or for which it is exchangeable) which is, or upon the happening of any event or passage of time would be, required to be redeemed, or is redeemable at the option of the holder thereof, on or prior to such date will be deemed to be Disqualified Capital Stock; and provided further that if such Equity Interests are issued to any plan for the benefit of directors, managers, employees, officers or consultants of any member of the Company Group or by any such plan to such directors, managers, employees, officers or consultants, such Equity Interests shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by any member of the Company Group in order to satisfy applicable statutory or regulatory obligations.  Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the redemption or repurchase of such Equity Interests upon the occurrence of a Change of Control, fundamental change or an asset sale will not constitute Disqualified Capital

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Stock if the “asset sale”, “fundamental change” or “Change of Control” provisions applicable to such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to all other Obligations (other than contingent indemnification obligations for which no claim has been asserted) having been irrevocably paid in full in cash.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.

“Dollar” or the sign “$” means United States dollars.

“Domain Names” means all domain names and URLs that are registered and/or owned by or licensed to any member of the Company Group or with respect to which any member of the Company Group is authorized or granted rights under or to.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state of the United States or the District of Columbia.

“Drug Application” means an application for Regulatory Approval to market, sell and distribute a drug or product in a country or region, including (a) a New Drug Application, a Supplemental or an Abbreviated New Drug Application, as those terms are defined in the FDCA and the FDA regulations promulgated thereunder, for any Included Product, as appropriate, in each case of any member of the Company Group, (b) any corresponding foreign application in any country or jurisdiction in the world, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“EEA” means the European Economic Area, namely the EEA Member Countries.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Effective Date” has the meaning set forth in the preamble.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Parent Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Parent Company or any ERISA Affiliate from a Multiemployer Plan, (d) the filing by the plan administrator of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 of ERISA, (e) the institution by the PBGC of proceedings under Section 4042 of ERISA to terminate a Pension Plan, (f) the determination that any Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA or is insolvent, within the meaning of Section 4245 of ERISA, or has been terminated, within the meaning of Section 4041A of ERISA, (g) the determination that any Pension Plan is in at-risk status within the meaning of Section 303 of ERISA, or (h) the imposition of any liability pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA upon the Parent Company or any ERISA Affiliate.

“Event of Default” means any of the events set forth in Section 11.1.

“Event of Default Payment” means, as of any date of determination, the amount equal to the sum of (a) the Hard Cap less the aggregate of (i) all of the payments of the Company in respect of the Total Fixed Payments and the Total Included Product Payments (including any Under Performance Payment or Generic Product Payment) made to the Investor prior to such date, and (ii) any amounts received by the Investor pursuant to the Insurance Policy, if any, plus (b) after taking into account the payments made under clause (a), the IRR True-Up Payment Amount, plus

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(c) any other Obligations (other than inchoate Obligations) payable by the Company Parties under this Agreement and the other Transaction Documents (if any).

“Excluded Account” means, any Deposit Account, Commodities Account or Securities Account (a) that is used solely for payroll, payroll taxes and other employee wage and benefit payments, (b) that solely functions as a trust, fiduciary, escrow, withholding or tax payment account, (c) that is subject to a zero balance, (d) that is maintained solely for the benefit of third parties as cash collateral for obligations owing to such third parties or for cash of third parties, or (e) that do not at any time have cash, investment property, or other amounts, including Cash Equivalents, on deposit therein in excess of $[***], individually, or $[***] in the aggregate for all such accounts.

“Excluded Assets” means, with respect to a Company Party:

(a)“intent-to-use” trademark applications prior to the filing and acceptance by the United States Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant or attachment of a security interest therein would impair the validity or enforceability or result in the cancellation or voiding of such intent-to-use trademark application or any registration issuing therefrom under applicable federal law;
(b)any permit, lease, license, contract or agreement (including, without limitation, any joint venture agreement) to which any Company Party is a party or any of its rights or interests thereunder or any asset (or any agreement evidencing such asset) the grant or perfection of a security interest in which, in each case, would (x) be prohibited under any Applicable Law (including, without limitation, any rule and/or regulation of any Governmental Authority or agency), (y) require any consent, approval, license or authorization, in each case to the extent such consent, approval, license or authorization has not been obtained or (z) result in the termination of such permit, lease, license, contract, agreement or asset, in each case of clauses (x) through and (z), after giving effect to the applicable anti-assignment provisions of the UCC or any other Applicable Law;
(c)motor vehicles and any other assets subject to certificates of title;
(d)any asset subject to a purchase money Lien or capital lease permitted hereunder, if the terms of the agreement pursuant to which such Lien is granted (or in the document providing for such capital lease) restricts, prohibits, or expressly requires a consent (that has not been obtained) of a Person (other than any member of the Company Group) as a condition to the creation of any other Lien on such asset, to the extent such restriction, prohibition and/or requirement of consent is not rendered ineffective by Applicable Law;
(e)any Governmental Licenses or state or local franchises, charters and authorizations, to the extent security interests in favor of the Investor Representative in such licenses, franchises, charters or authorizations are prohibited or restricted thereby and is not rendered ineffective by Applicable Law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC);
(f)any interest in real property;

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(g)Excluded Accounts;
(h)any asset with respect to which Investor Representative has determined in good faith in consultation with the Company, that the costs, burden, difficulty or consequence of obtaining, perfecting or maintaining a security interest in such asset (including any mortgage, stamp, intangibles or other tax or expense relating to such security interest) outweighs, or is excessive in light of the practical benefit to the Investor Representative afforded thereby (it being understood that the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other similar fees, taxes and duties);
(i)margin stock; and
(j)Litigation Finance Collateral;

provided, however, that (x) Excluded Assets shall not include any Proceeds of any item of General Intangibles, and (y) any item of General Intangibles or Equipment that at any time ceases to satisfy the criteria for Excluded Assets (whether as a result of the applicable Company Party obtaining any necessary consent, any change in any rule of law, statute or regulation, payment in full of the purchase money indebtedness or capitalized lease obligation to which such asset is subject, or otherwise, as applicable) shall no longer be an Excluded Asset, in each case, with the exclusion of the Litigation Finance Collateral, which shall always be deemed an Excluded Asset.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary that: (i) does not hold any right, title or interest in any IP Rights, Drug Applications, Regulatory Approvals, other Governmental Licenses and all applications and requests for Governmental Licenses; and (ii) is not a party to any Material Contract.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.2.

“Excluded Taxes” means (i) Taxes imposed on or measured by the Investor’s net income, however denominated, franchise (and similar) Taxes, and branch profits Taxes (or any similar Taxes), in each case, imposed by any jurisdiction as a result of the Investor being organized in or having its principal office in such jurisdiction, or as a result of any other present or former connection between the Investor and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions contemplated by, performing its obligations under, receiving payments under, or enforcing any Transaction Document, (ii) Taxes attributable to the failure of the Investor to deliver any documentation reasonably requested by the Company that the Investor is legally eligible to deliver, (iii) any U.S. federal withholding Taxes imposed on any payment by or on account of any Obligation of any Company Party under any Transaction Document to an Investor pursuant to a Law in force at the time such Investor becomes a party hereto (or designates a new funding office), except to the extent that such Investor (or its assignor, if any) was entitled, immediately prior to the designation of a new funding office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 6.22(c), and (iv) any withholding Taxes imposed under FATCA.

“Existing Yutrepia Product” means Yutrepia (treprostinil inhalation powder) Oral Inhalation, which is the subject of New Drug Application No. 213005 filed with the FDA.

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“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or official administrative guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and that implement such Sections of the Internal Revenue Code.

“Favorable Determination” means the earlier to occur of (a) with respect to each claim in U.S. Patent No. 10,716,793 asserted against the Company, a final Non-Appealable Decision of either (i) a U.S. District Court decision  that such claim is invalid and/or not infringed by the Existing Yutrepia Product, or (ii) inter partes review of such  claim before the Patent Trial and Appeal Board of the United States Patent and Trademark Office that such claim is invalid (with respect to clause (a), so long as there has not been a court decision that the Existing Yutrepia Product infringes at least one valid claim of an Asserted Patent other than U.S. Patent No. 10,716,793), and (b) Regulatory Approval of the Existing Yutrepia Product in the United States. For clarity, Regulatory Approval of the Existing Yutrepia Product in the United States shall not be deemed to have been granted until final approval of New Drug Application No. 213005 has been granted by FDA.

“FCPA” has the meaning set forth in Section 4.23(b).

“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

“First Commercial Sale” means the first bona fide, arm’s length sale or transfer of the Existing Yutrepia Product to a Third Party in the United States following receipt of Regulatory Approval for the Existing Yutrepia Product.  For clarity, Regulatory Approval for the Existing Yutrepia Product in the United States shall not be deemed to have been granted until final approval of New Drug Application No. 213005 has been granted by FDA.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Closing” has the meaning set forth in Section 8.1(d).

“Fourth Closing Date” has the meaning set forth in Section 8.1(d).

“Fourth Investment Amount” has the meaning set forth in Section 2.1(d).

“Fundamental Representations” means those representations and warranties of the Company and of any other Company Party set forth in the first sentence of Section 4.1 (Organization), Section 4.2 (No Conflicts), Section 4.3 (Authorization), Section 4.4 (Ownership), Section 4.10 (Intellectual Property Matters) Section 4.12 (Material Contracts) to the extent relating to (a) prior to the achievement of the Net Sales Threshold, the Sandoz Agreement and the Sandoz

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Device Agreement, or (b) any Yutrepia Device Agreement that is material to the development, manufacturing, commercialization or supply of a device that is necessary to administer Yutrepia in the United States, Section 4.13 (Bankruptcy), Section 4.17 (No Default; No Special Termination Event), Section 4.21 (Perfection of Security Interests), Section 4.23 (Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act) and Section 4.28 (Tax) and, in each case, in any other Transaction Document to the extent any of the foregoing are incorporated therein.

“GAAP” means generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States from time to time (consistently applied and on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used in preparing the Financial Statements), and any successor thereto; provided that if any change in such generally accepted accounting principles or the application thereof would substantively change the recognition of revenue with respect to Net Revenues (defined as of the Effective Date) and its calculation as set forth in this Agreement, then the Parties shall mutually agree to amendments to this Agreement in order to cause the Included Product Payment Amount as determined after giving effect to such change in generally accepted accounting principles to be substantially the same as the amount as determined under generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States as of the Effective Date and, pending any such amendment, Net Revenues shall be calculated in a manner consistent with generally accepted accounting principles prior to giving effect to such change.

“Generic Product Payment” has the meaning set forth in Section 3.1(b)(ii).

“Generic Product Payment Event” has the meaning set forth on Schedule 1.1-11.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any jurisdiction.

“Governmental Licenses” means all authorizations issuing from a Governmental Authority, including the FDA, based upon or as a result of applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Included Product, which are owned by or licensed to any member of the Company Group, acquired by any member of the Company Group via assignment, purchase or otherwise or that any member of the Company Group is authorized or granted rights under or to.

“Grantors” means the Company and the Guarantors.

“Guarantors” means (i) the Parent Company, (ii) Liquidia PAH, (iii) any Subsidiary providing a Guaranty in favor of the Investor Representative, and (iv) any other Subsidiary of the Company that executes and delivers a Joinder Agreement pursuant to Section 6.1; provided, that, no Excluded Foreign Subsidiary shall be or be required to be a Guarantor for so long as such Subsidiary remains an Excluded Foreign Subsidiary.

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“Guaranty” means the guaranty to be executed in favor of the Investor Representative, for the benefit of the Investor, by the Company and each of the Guarantors.

“Hard Cap” means, as of any time of determination, the amount equal to one hundred seventy-five percent (175%) of the Investment Amount.

“Included Product” means Yutrepia, the Sandoz Product and any other product or service developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by any member of the Company Group.  For clarity, references in this Agreement to “an” Included Product or to “the” Included Product(s) refer to any Included Product(s).

“Included Product Payment Amount” means, for each Calendar Quarter, (i) if the Third Investment Amount has not been funded, an amount equal to the Applicable Tiered Percentage multiplied by the Quarterly Net Revenues for such Calendar Quarter and (ii) if the Third Investment Amount has been funded, then (x) for any Calendar Quarter ending prior to January 1, 2026, an amount equal to the Applicable Tiered Percentage multiplied by the Quarterly Net Revenues for such Calendar Quarter, or (y) for any Calendar Quarter commencing on or after January 1, 2026, an amount equal to the greater of (A) the Applicable Tiered Percentage multiplied by the Quarterly Net Revenues for such Calendar Quarter and (B) Five Million Dollars ($5,000,000), until such time as the Investor Representative has received Included Product Payment Amounts for the relevant Calendar Year for which determination is being made equal to Twenty Million Dollars ($20,000,000), in which case the amount set forth in clause (ii)(y)(A) shall apply for the balance of such Calendar Year.  For clarity, the Applicable Tiered Percentage used to calculate the Included Product Payment Amount for a given Calendar Quarter will be based on the aggregate Net Revenues billed or invoiced in such Calendar Quarter and all prior Calendar Quarters in the applicable Calendar Year.  The Included Product Payment Amount for each Quarterly Payment Date shall be determined in a manner consistent with the example of such calculation set forth in Exhibit C.

“Indebtedness” of any Person means (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services (except (i) trade accounts payable that arise in the ordinary course of business, (ii) payroll liabilities and deferred compensation, and (iii) any purchase price adjustment, royalty, earnout, milestone payments, contingent payment or deferred payment of a similar nature incurred in connection with any license, lease, contract research and clinic trial arrangements or acquisition to the extent an amount due thereunder has not been determined and is not due and payable), (d) any obligation of such Person as lessee under a capital lease (under GAAP as in effect on the date hereof), (e) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property (other than any such obligation permitted by clause (d) of the definition of Cash Equivalents), (f) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person, (g) any Indebtedness of others secured by a Lien on any asset of such Person, and (h) any Indebtedness of others guaranteed by such Person; provided that intercompany loans among the Company and its Affiliates shall not constitute Indebtedness.

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“Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any Obligation of any Company Party under any Transaction Document, other than Excluded Taxes.

“Initial Closing” has the meaning set forth in Section 8.1(a).

“Initial Closing Date” has the meaning set forth in Section 8.1(a).

“Initial Investment Amount” has the meaning set forth in Section 2.1(a).

“Interim Financial Statements” means the unaudited, condensed and consolidated balance sheets of the Parent Company and its Subsidiaries for the nine (9)-month period ended September 30, 2022, and the related condensed and consolidated statements of operation and comprehensive loss, stockholders’ equity and cash flows for such period of the Parent Company and its Subsidiaries, including the notes thereto.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership, membership or other ownership interest or other equity securities), and any loan, advance or capital contribution to any Person.

“Investment Amount” means, as of any time of determination, the aggregate of the Initial Investment Amount and, if funded pursuant to Section 2.1(b), the Second Investment Amount and, if funded pursuant to Section 2.1(c), the Third Investment Amount and, if funded pursuant to pursuant to Section 2.1(d), the Fourth Investment Amount.  For clarity, the Investment Amount reflects the total amount funded by Investor under this Agreement as of any time of determination without regard to whether any such amount has been prepaid or repaid (including any amounts received by the Investor pursuant to the Insurance Policy).

“Investor” has the meaning set forth in the preamble.

“Investor Account” means such account as designated by the Investor Representative to the Company in writing from time to time.

“Investor Indemnification Obligations” has the meaning set forth in Section 10.2.

“Investor Indemnified Party” has the meaning set forth in Section 10.1.

“Investor Representative” has the meaning set forth in the preamble.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Company Party or any of its Subsidiaries.

“IP Rights” means, collectively, all Copyrights, all Copyright Licenses, all Domain Names, all Patent Licenses, all Patent Rights (including, for the avoidance of doubt, the Yutrepia

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Patent Rights), all Proprietary Databases, all Proprietary Software, all Trademarks, all Trademark Licenses, all Trade Secrets and all Confidential Information of any member of the Company Group, including (but not limited to) the items listed on Schedule 4.10(a) and Schedule 4.10(r).

“IRR True-Up Payment Amount” means, as of any time of determination, the amount that the Investor would need to receive to yield an internal rate of return on the Investment Amount equal to eighteen percent (18%), calculated using the “XIRR function” in Microsoft® Excel® and determined after taking into account the Total Fixed Payments, the Total Included Product Payments, the Under Performance Payments, the Generic Product Payment and any payments under the Insurance Policy received by the Investor Representative and/or the Investor, if any.  For reference, information on the XIRR function in Microsoft® Excel® is available at https://support.microsoft.com/en-us/office/xirr-function-de1242ec-6477-445b-b11b-a303ad9adc9d.  An illustrative example of the calculation of the IRR True-Up Payment Amount is attached as Exhibit E hereto.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered by each Subsidiary of the Parent Company in accordance with the provisions of Section 6.1.

“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

“Knowledge” means, with respect to any Company Party, (a) for purposes of ARTICLE IV, the knowledge, after due inquiry, as of the Effective Date and as of each Closing Date, of the officers of all Company Parties identified on Schedule 1.1-3, and (b) for all other purposes of this Agreement, the knowledge, after due inquiry, as of a specified time, of any of the officers of all Company Parties identified on Schedule 1.1-3 or, in each case, any successor to any such officer holding the same or substantially similar officer position at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders directed duties, and Permits with any Governmental Authority, in each case, having the force of law.

“Legal Maturity Date” means the date that is the twelve (12) year anniversary of the Initial Closing Date.

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“License Agreement” means (i) each Contract identified on Schedule 1.1-4 as of the Effective Date and (ii) any New License Agreements entered into after the Effective Date, which will be added to Schedule 1.1-4 pursuant to Section 6.10(a)(iii).

“Licensee” means, with respect to any Included Product, a Third Party to whom the Parent Company or any Affiliate of the Parent Company has granted a license or sublicense (or any Third Party to whom such Third Party has granted a license or sublicense) to develop, have developed, make, have made, seek Regulatory Approvals for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize such Included Product under the applicable License Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Litigation Financing Agreements” means (i) that certain Financing Agreement dated as of June 4, 2020, by and between Liquidia PAH and Henderson SPV, LLC and (ii) that certain Litigation Funding and Indemnification Agreement by and between PBM RG Holdings, LLC and Liquidia PAH, in each case (x) related solely to the case captioned Sandoz Inc. and RareGen, LLC v. United Therapeutics Corporation and Smiths Medical ASD, Inc., Case No. 3:19 cv 10170 and (y) as in effect as of the Effective Date or as amended, supplemented, modified or restated from time to time after the Effective Date in a manner that will not result in increased costs under the Litigation Financing Agreements to any member of the Company Group or any change to the Litigation Financing Collateral.

“Litigation Financing Collateral” means the term “Collateral” as defined under each of the Litigation Financing Agreements, as in effect as of the Effective Date.

“Liquidia PAH” means Liquidia PAH, LLC, a Delaware limited liability company.

“Loss” means any loss, assessment, award, cause of action, claim, charge, Tax (other than any Tax for which additional amounts are paid by the Company to the Investor under Section 6.22(c)), cost, expense (including reasonable expenses of investigation and reasonable and documented out-of-pocket attorneys’ fees), fine, judgment, liability, obligation or penalty; provided, however that Loss shall not include any lost profits or revenue or consequential, punitive, special or incidental damages except (a) any Included Product Payment Amounts that are not received by Investor Representative (on behalf of the Investor) due to failure by any Third Party to make payment thereof (other than resulting from any matter described in Section 10.1, Section 10.2, Section 10.3 or Section 10.4) and (b) any lost profits or revenue or consequential, punitive, special or incidental damages awarded or payable by an Investor to a Third Party in connection with a claim or action for which the Company is required to indemnify the Investor pursuant to Section 10.1.

“Marketing Authorization” means, with respect to an Included Product, the Regulatory Approval required by Applicable Law to sell such Included Product in a country or

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region, including, to the extent required by Applicable Law for the sale of such Included Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities or condition (financial or otherwise) of the Company Group taken as a whole, (b) a material impairment of the rights and remedies of the Investor under any Transaction Document to which it is a party or a material impairment in the perfection or priority of the Investor’s security interests in the Collateral, (c) an impairment of the ability of the Company Parties (taken as a whole) to perform their respective obligations under the Transaction Documents that could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities or condition (financial or otherwise) of the Company Group taken as a whole, (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company Party of any Transaction Document, when taken as a whole, to which it is a party, or (e) an adverse effect (other than a de minimis effect) on the timing, amount or duration of payments due in respect of Net Revenues in accordance with the Transaction Documents to which it is a party or the right of the Investor to receive payments due in respect of Net Revenues; provided, however, that “Material Adverse Effect” shall not include (x) any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to the failure to achieve a Favorable Determination or the occurrence of an Other Determination or (y) the failure, in and of itself, of any Company Party to achieve any previously forecasted or any previously achieved level of sales or Net Revenue.

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Material Contracts” means each Contract to which any member of the Company Group is a party, and that is material to the marketing, sale, distribution, supply or production (including manufacturing, packaging or labeling) of any Included Product (including, without limitation, all waivers, amendments, supplements and other modifications thereto).  The Material Contracts as of the Effective Date are set forth on Schedule 4.12(a). For clarity, each of the following is a Material Contract: (a) prior to the achievement of the Net Sales Threshold, the Sandoz Agreement and the Sandoz Device Agreement; and (b) any Yutrepia Device Agreement that is material to the development, manufacturing, commercialization or supply of a device that is necessary to administer Yutrepia in the United States.

“Minimum Cash Account” has the meaning set forth in Section 7.8.

“Minimum Multiple” means the multiples of the then-current Investment Amount as set forth in Column A of the chart in Section 3.1(b).

“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding 5 plan years, has made or been obligated to make contributions.

“Net Revenues” means, without duplication, the Net Sales, Other Royalty Payments, payments received under the Sandoz Agreement that any member of the Company Group recognizes as revenue in accordance with GAAP, and any other payments made in lieu of

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the sale of any Included Product (to the extent such payments are not included in the Net Sales or Other Royalty Payments) recognized as revenue by any member of the Company Group in accordance with GAAP.

“Net Sales” means, with respect to each Included Product and without duplication, for any period of determination, the sum of: (i) “net revenue” with respect to the sale by any member of the Company Group of Included Products, as reported in the Parent Company’s (or any successor’s) periodic reports filed with the SEC on Form 10-Q and Form 10-K (as applicable); and (ii) for any sales of any Included Product by any member of the Company Group that are not reported in the Parent Company’s (or any successor’s) periodic reports filed with the SEC on Form 10-Q and Form 10-K (as applicable) under the preceding clause (i) as “net revenue”, then “net sales” of each Included Product shall be calculated in such case as the difference between (notwithstanding anything to the contrary and for the avoidance of doubt, no “net sales” calculated in the preceding clause (i) shall be included in the “net sales” calculation pursuant to clause (ii)):

(a)the gross amount recognized as revenue in accordance with GAAP with respect to sales or other dispositions to a Third Party of the Included Product by any member of the Company Group or any of their Subsidiaries, minus
(b)the following deductions:
(i)rebates, credits or allowances actually granted for damaged or defective products, returns or rejections of Included Products or recalls, or for retroactive price reductions and billing errors;
(ii)normal and customary trade, cash, quantity and other customary discounts, allowances and credits (including chargebacks) given to Third Parties in the ordinary course;
(iii)excise taxes, sales taxes, duties, VAT taxes and other taxes to the extent imposed upon and paid with respect to the sales price, and a pro rata portion of pharmaceutical excise taxes imposed on sales of pharmaceutical products as a whole and not specific to Included Products (such as those imposed by the U.S. Patient Protection and Affordable Care Act of 2010, Pub. L. No. 111-148, as amended) (and excluding in each case national or local taxes based on income);
(iv)freight, postage, shipping and shipping insurance expense and other transportation charges directly related to the distribution of the Included Product;
(v)non-affiliated brokers or agent commissions, distribution services agreement fees and other similar amounts allowed or paid to Third Party distributors, including specialty distributors of the Included Product;
(vi)rebates made with respect to sales paid for by any Governmental Authority (including, without limitation, Medicaid and Medicare), their agencies and purchasers and reimbursers, managed health care organizations, or to trade customers;

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(vii)the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the Included Product;
(viii)any invoiced amounts that are not collected and are written off by the Company, its Affiliates or Licensees, including bad debts; and
(ix)any customary or similar payments related to the foregoing  clauses (i) through (viii) that apply to the sale or disposition of pharmaceutical products.
In the case of any sale or other disposal for value of an Included Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Included Product in the country of sale or disposal, as determined in accordance with GAAP.
In the event that an Included Product is sold as part of a combination product (i.e., a pharmaceutical product comprised of two or more active pharmaceutical ingredients (a “Combination Product”)), then Net Sales for such Combination Product in a Calendar Quarter (solely for the purposes of determining the applicable Revenue Interest payment amount to be paid) shall be calculated by multiplying the Net Sales of the Combination Product in such Calendar Quarter by the fraction: A divided by (A+B), in which A is the average selling price of the Included Product, as applicable, sold in substantial quantities comprising the related Included Product as the sole therapeutically active ingredient in the applicable country, and B is the average selling price of any product that is sold separately in substantial quantities comprising the other therapeutically active ingredients in such country, in each case during the accounting period in which the sales of the Combination Product were made, or if no sales of the Included Product, as applicable, or product comprising the other active ingredients occurred during such period, then such average selling prices as sold during the most recent accounting period in which such sales did occur in such country.
If an Included Product, as contained in such Combination Product, is not sold separately in finished form in such country, the applicable member of the Company Group and the Investor shall submit the matter to an independent valuation to be conducted by a valuation firm mutually accepted by the Parties. In the event that the Parties cannot mutually agree on an independent valuation firm, then the matter shall be resolved by binding arbitration before a panel of three arbitrators, consisting of a single arbitrator selected by each Party and the third arbitrator selected by the first two arbitrators. The arbitrators shall have experience in commercial valuation disputes and shall be drawn from the JAMS panel located in New York City. Any such determination shall be made in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries. The decision of the arbitration panel shall be final.

“Net Sales Threshold” means has the meaning set forth on Schedule 1.1-8.

“New Drug Application” means a New Drug Application, as defined in the FDCA and the FDA regulations promulgated thereunder.

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“New License Agreement” means any partnership agreement, license agreement or similar agreement entered into by the Company or its Affiliate, pursuant to which the Company or an Affiliate of the Company has granted a license or sublicense to any Third Party to develop, have developed, make, have made, seek Regulatory Approvals for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize an Included Product.

“Non-Appealable Decision” means a decision which cannot be appealed (other than to the United States Supreme Court) because either (a) all appeals have been taken (except for a petition for certiorari to the United States Supreme Court) or (b) the deadline for filing an appeal has lapsed (except for a petition for certiorari to the United States Supreme Court).

“Obligations” means all liabilities, indebtedness, obligations, covenants and duties of any nature (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of each of the Company Parties arising under this Agreement or any other Transaction Document, any Collateral Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“One-Time Fixed Payment” has the meaning set forth in Section 3.1(a)(i).

“Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations”, as may be amended from time to time.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any jurisdiction outside the United States), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Determination” means Regulatory Approval of the Existing Yutrepia Product in the United States remains delayed until the expiration of the Asserted Patents due to a Non-Appealable Decision that the Existing Yutrepia Product infringes at least one valid claim of the Asserted Patents.  For clarity, Regulatory Approval of the Existing Yutrepia Product in the United States shall not be deemed to have been granted until final approval of New Drug Application No. 213005 has been granted by FDA. The foregoing notwithstanding, for purposes of this definition only, it will be deemed that there has not been a Non-Appealable Decision with respect to U.S. Patent No. 10,716,793 until there has been a Non-Appealable Decision with respect to both (i) the lawsuit involving such Asserted Patent before the U.S. District Court for the District of Delaware (Case No. 1:20-cv-00755-RGA), and (ii) the inter partes review of such Patent before

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the Patent Trial and Appeal Board of the United States Patent and Trademark Office (IPR2021-00406).

“Other Royalty Payments” means, without duplication, any net revenue recognized by any member of the Company Group in their financial statements prepared in accordance with GAAP from partnership distributions, royalty payments, upfront payments, milestone payments or similar payments or any other amounts payable by the Licensees to any member of the Company Group or its Affiliates under or in respect of the applicable License Agreement or any other amounts or proceeds arising from the applicable License Agreement other than: (a) payments by Licensees for payment or reimbursement of expenses, including patent prosecution, defense, enforcement or maintenance expenses in respect of any IP Rights; (b) the fair market value of payments received by Company Group from a Licensee for any debt and/or equity securities or instruments issued by Company Group, or payments for an acquisition of all or substantially all of its assets that include the assignment of this Agreement; (c) funds received from a Licensee as a reimbursement of expenses for bona fide research and development of Included Products (including payments for full-time employees, clinical development and manufacturing expenses); and (d) currently unrecognized revenue from any cash payments received on or before the Initial Closing Date under license agreements in effect as of the Initial Closing Date.  For the avoidance of doubt, Other Royalty Payments does not include any payments received by any member of the Company Group under the Sandoz Agreement for so long as such payments constitute Net Revenues.

“Other Taxes” means all stamp, court, documentary, intangible, excise, recording, filing or similar Taxes that arise from any payment made pursuant to any Transaction Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Transaction Document.

“Owned Patent Rights” means Patent Rights which are owned by any Company Party, including any Yutrepia Patent Rights which are owned by any Company Party.

“Parent Company” means Liquidia Corporation, a Delaware corporation.

“Party” and “Parties” have the meanings set forth in the preamble.

“Patent License” means any Contract providing for the grant of any right under any Patent Rights by any member of the Company Group or with respect to which any member of the Company Group is authorized or granted rights under or to.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patent Rights.

“Patent Rights” means all letters patent and patent applications in the United States and all other countries (and all letters patent that issue therefrom or from an application claiming priority therefrom) and all patent term extensions, supplementary protection certificates, reissues, reexaminations, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing (“Patents”), in each case which are owned by or licensed to any member of the Company Group

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or with respect to which any member of the Company Group is authorized or granted rights under or to.

“Payment Term” means the time period commencing on the Initial Closing Date and expiring on the date upon which the Investor Representative has received in full (a) cash payments in respect of the Total Fixed Payments and Total Included Product Payments totaling, in the aggregate, the Hard Cap less any amounts received by the Investor pursuant to the Insurance Policy, if any, plus (b) after taking into account the payments made under clause (a) above, the IRR True-Up Payment Amount plus (c) any other Obligations (other than inchoate Obligations) payable by the Company Parties under this Agreement and the other Transaction Documents.

“Payoff” means the repayment in full of all outstanding loans and other amounts due under that certain Amended and Restated Loan and Security Agreement, dated as of January 7, 2022, by and among Silicon Valley Bank, SVB Innovation Credit Fund VIII, L.P., the Parent Company, the Company and Liquidia PAH, as such agreement may be further amended, supplemented, modified or restated from time to time.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Perfection Certificate” means the Perfection Certificate, dated as of the Effective Date, delivered by each Company Party in connection with this Agreement.

“Permits” means licenses, Governmental Licenses, certificates, accreditations, Regulatory Approvals, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of any member of the Company Group’s business or to comply with any Applicable Laws, and those issued by state governments for the conduct of any member of the Company Group’s business.

“Permitted Acquisition” means any Acquisition by any member of the Company Group if:

(a)no Default or Event of Default has occurred and is continuing or would result therefrom;
(b)all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Section 6.1 and Section 6.5 will be taken in accordance therewith;
(c)such Acquisition is not “hostile”;
(d)immediately after giving effect to the consummation of the Acquisition, each member of the Company Group shall be in compliance with Section 7.8;
(e)after giving effect to such Acquisition, each member of the Company Group shall be in compliance with Section 7.4;

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(f)all material consents necessary for such Acquisition have been acquired and such Acquisition is consummated in accordance with the applicable acquisition documents and Applicable Law;
(g)the applicable Company Party is a surviving legal entity after completion of the contemplated transaction; and
(h)as soon as practicable after the closing of such Acquisition, and in any event within fifteen (15) Business Days after such closing, the Company shall deliver copies of all documents executed in connection with such Acquisition to the Investor Representative.

“Permitted Convertible Notes” means unsecured Indebtedness of the Parent Company to be issued in the form of convertible notes that provide for the issuance of common stock upon conversion thereof or cash in lieu of such common stock at the option of the Parent Company and which include customary change of control or fundamental change out provisions and that have the benefit of covenants and events of default customary for comparable convertible securities; provided that: (i) such convertible notes shall not be guaranteed by any Subsidiary of the Parent Company, (ii) the aggregate of the principal amounts of such convertible notes shall not exceed [***]% of the market capitalization of the Parent Company (determined at the time of signing of the definitive agreement for the issuance of such convertible notes, after taking into account the issuance purchase or sale of such convertible notes) and (iii) such convertible notes shall not have a fixed maturity date earlier than the seven (7) year anniversary of the Initial Closing Date.

“Permitted Convertible Notes Creditors” means the lenders or holders of Permitted Convertible Notes.

“Permitted Debt” means any of the following Indebtedness of any member of the Company Group (which, for purposes of determining whether such Indebtedness exceeds any maximum amount provided in the applicable clause below, shall be calculated on a consolidated basis with respect to the Company Group as a whole):

(a)the Indebtedness of any member of the Company Group in respect of any Permitted Convertible Notes;
(b)Indebtedness under the Transaction Documents;
(c)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(d)Guarantees of any member of the Company Group in respect of Indebtedness and other obligations of any member of the Company Group otherwise expressly permitted hereunder;
(e)Indebtedness incurred by any member of the Company Group consisting of (i) the financing of the payment of insurance premiums, (ii) take or pay obligations contained in supply agreements, in each case, in the ordinary course of business or consistent with past practice, (iii) deferred compensation or equity based compensation to current or former officers, directors,

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consultants, advisors or employees thereof, in each case in the ordinary course of business and (iv) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;
(f)Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to any member of the Company Group incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;
(g)Indebtedness in respect of performance, indemnity, bid, stay, customs, appeal, replevin and surety bonds, performance and completion guarantees and other similar bonds or guarantees, trade Contracts, government Contracts and leases, in each case, incurred in the ordinary course of business but excluding Guaranties with respect to any obligations for borrowed money;
(h)Indebtedness arising from Treasury Management Arrangements;
(i)Indebtedness of (A) the Parent Company supported by a letter of credit issued pursuant to any Permitted Debt Facility Documents in an amount not in excess of the stated amount of such letter of credit, and (B) the Company Group in respect of letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business; provided, that, the aggregate outstanding amount of such letters of credit issued under clause (B) above shall not exceed [***] at any time outstanding;
(j)Indebtedness in the form of (i) guarantees of loans and advances to officers, directors, consultants, managers and employees, in an aggregate amount not to exceed [***] at any one time outstanding, and (ii) reimbursements owed to officers, directors, managers, consultants and employees of any member of the Company Group for business expenses of any member of the Company Group;
(k)Indebtedness consisting of obligations to make payments to current or former officers, directors and employees of any member of the Company Group, their respective estates, spouses or former spouses with respect to the cancellation, purchase or redemption of Equity Interests of any member of the Company Group to the extent such cancellation, purchase or redemption is permitted under Section 7.7;
(l)the incurrence by any member of the Company Group of Indebtedness arising from agreements providing for indemnification, holdback, earnout, adjustment of purchase price, working capital adjustments or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any member of the Company Group pursuant to such agreements, in any case incurred in connection with a Permitted Acquisition;
(m)Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired

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or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made); provided, that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of [***] at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of (or the repair, improvement or constructions costs for) the asset(s) financed and (iii) no such Indebtedness shall be refinanced, renewed or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, renewal or extension;
(n)Indebtedness in respect of hedging agreements; provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;
(o)Subordinated Debt;
(p)Indebtedness incurred to refinance the Permitted Debt set forth in any of clauses (a) through (o); provided that the type and amount of such refinancing Indebtedness is permitted under such clause;
(q)Indebtedness secured by Liens of any of the types described under clauses (d), (e) and (g) of the definition of Permitted Liens, but only to the extent of the Indebtedness related thereto;
(r)Indebtedness incurred pursuant to the Litigation Financing Agreements; and
(s)the Indebtedness set forth on Schedule 4.15.
“Permitted Debt Creditors” means the lenders or noteholders, and any administrative agent, collateral agent, security agent or similar agent under any Permitted Debt.
“Permitted Debt Facility Documents” means the documents relating to the Permitted Debt.
“Permitted Foreign Transaction” means any transaction, or series of transactions, pursuant to which the Company or an Affiliate of the Company (a) grants a license or sublicense to any rights relating to the Commercialization of an Included Product outside of the United States, or (b) Disposes of any asset relating solely to the Included Products in a jurisdiction other than the United States and that is not necessary or useful to the Included Product in the United States, in each case (a) and (b) to any Person, including any Foreign Subsidiaries, for the purpose of enabling such Person to Commercialize an Included Product outside of the United States.
“Permitted Investments” means any of the following Investments of any member of the Company Group:

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(a)Investments (including, without limitation, in Subsidiaries) existing on the Effective Date and disclosed in writing to the Investor Representative as set forth on Schedule 1.1-5;
(b)Investments consisting of Cash Equivalents;
(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any member of the Company Group;
(d)Investments consisting of Deposit Accounts, Commodities Accounts, and Securities Accounts (but only to the extent that the Company Parties are permitted to maintain such accounts pursuant to this Agreement and in which the Investor Representative has a first priority perfected security interest (other than in respect of Excluded Accounts));
(e)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Parent Company pursuant to employee stock purchase plans or agreements approved by the board of directors of the Parent Company;
(f)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(g)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (g) shall not apply to Investments of any Company Party; and
(h)Permitted Acquisitions and any Strategic Transaction.

“Permitted Licensee” means a Third Party counterparty to a Permitted License.

“Permitted Licenses” means, collectively:
(a)licenses of over-the-counter software that is commercially available to the public,
(b)non-exclusive and exclusive licenses for the use of the IP Rights of any member of the Company Group outside of the United States;
(c)non-exclusive licenses for the use of the IP Rights of any member of the Company Group in the United States entered into in the ordinary course of business;
(d)Permitted Foreign Transactions; provided that, with respect to each such license described in clause (a) or (b), (i) no Special Termination Event, Change of Control, Default

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or Event of Default has occurred or is continuing at the time of entry into such license, (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment from the Company or its Affiliates to a Third Party of any IP Rights that, at the time of execution of such license, comprises a portion of the Collateral or the assets of the Company Parties relating to an Included Product, and do not restrict the ability of any member of the Company Group, as applicable, to pledge, grant a Lien on or assign or otherwise transfer such IP Rights (in each case other than customary non-assignment provisions that restrict the assignability of the license but do not otherwise restrict the ability of any member of the Company Group (as applicable) to pledge, grant a Lien on or assign any such IP Rights) and (iii) the Company delivers to the Investor Representative a copy of the final executed transaction documents promptly upon consummation thereof, subject to reasonable redaction to comply with obligations of confidentiality;
(e)any license granted to any Third Party for the manufacture of any Included Product or otherwise granted to a vendor or service provider in order to provide services for the benefit of the Company or its Affiliates;
(f)any sponsored research or similar agreement providing for the development of an Included Product that does not grant Commercialization rights to such Included Product;
(g)a non-exclusive or exclusive license to a Third Party for any indication outside of the field of the treatment of pulmonary hypertension; and
(h)those licenses set forth in Schedule 1.1-6 in the form existing as of the Effective Date or amended or restated in a manner that otherwise constitutes a Permitted License.
It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, except as permitted under clause (g) of “Permitted Licenses” above, in no event shall a “Permitted License” include any exclusive license to Commercialize an Included Product (or any IP Rights associated therewith) in the United States (or any state or other political subdivision thereof), and a “Permitted License” may include (i) a non-exclusive license to a Third Party in the ordinary course of the Company’s business in the import, export, manufacture, making, use, sale, offer for sale, promotion or distribution of such Included Products so long as such non-exclusive license does not grant to any Third Party the right to sell, offer for sale, market or promote such Included Product on a royalty payment basis, profit sharing basis or any other similar payment structure, or (b) an exclusive license to a Third Party in the ordinary course of the Company’s business in the import, export, manufacture, making or development of an Included Product (or any IP Rights associated therewith) so long as such exclusive license does not grant to any Third Party the exclusive right to Commercialize an Included Product (or any IP Rights associated therewith) in the United States (or any state or other political subdivision thereof).
“Permitted Liens” means:
(a)Liens created in favor of the Investor Representative, for the benefit of the Investor, pursuant to the Transaction Documents;
(b)Liens incurred by the Investor;

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(c)[Reserved].
(d)Liens in respect of property of any member of the Company Group imposed by Applicable Law which were incurred in the ordinary course of business and do not secure Indebtedness, such as carriers’, warehousemen’s, distributors’, wholesalers’, materialmen’s, mechanics’ and landlord’s Liens and other similar Liens arising in the ordinary course of business and secure payment obligations  (i) not then due, (ii) if due, not yet overdue by more than thirty (30) days, (iii) that if overdue by more than thirty (30) days, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (iv) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(e)Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, insurance, surety bonds, or other obligations of a like nature or to secure the performance of letters of credit, banker’s acceptances, bids, tenders, statutory obligations, leases and Contracts (other than for borrowed money) entered into in the ordinary course of business, other than any Lien imposed by ERISA which has resulted or would result in liability, together with any other Lien imposed by ERISA, in an aggregate amount in excess of [***];
(f)Liens for Taxes that are not delinquent or remain payable without interest or penalty or that are being contested in good faith and with due diligence by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(g)banker’s Liens for collection or rights of set off or similar rights and remedies as to Deposit Accounts or other funds maintained with depositary institutions; provided that such Deposit Accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by any Company Party in excess of those required by applicable banking regulations;
(h)Liens in favor of the Company Parties;
(i)Liens existing on the date of this Agreement which are shown on the Perfection Certificate or arising under this Agreement or other Collateral Document;
(j)Liens securing Indebtedness permitted to be incurred under clause (m) of the definition of “Permitted Debt” covering only the assets acquired with or financed by such Indebtedness; provided that individual financings provided by one lender may be cross collateralized to other financings provided by such lender or its Affiliates;
(k)customary Liens incurred in the ordinary course of business to secure obligations in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services;
(l)Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings with respect to unearned premiums and other liabilities to insurance carriers;

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(m)Liens on specific items of inventory or other goods (and the proceeds thereof) of the Company securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(n)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(o)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(p)any interest or title of a lessor or licensor under any lease, sublease, license or sublicense entered into by any member of the Company Group entered into in the ordinary course of its business;
(q)Liens on cash collateral securing hedging agreements entered into for bona fide hedging purposes in the ordinary course of business and not for speculative purposes;
(r)Liens arising from (i) judgments, decrees, attachments or awards and associated rights related to litigation that do not constitute an Event of Default, and (ii) Liens on the Litigation Financing Collateral arising pursuant to the Litigation Financing Agreements;
(s)Liens on cash deposits or other cash amounts held in escrow to secure payments (contingent or otherwise) payable by any member of the Company Group with respect to (i) the settlement, satisfaction, compromise or resolution or judgments, litigation, arbitration or other Disputes and (ii) any commercial Contracts for manufacturing, production and other service arrangements entered into in the ordinary course of business;
(t)survey exceptions, encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(u)Liens securing Indebtedness permitted to be incurred under clause (o) of the definition of “Permitted Debt” and meeting the requirements of the definition of Subordinated Debt; and
(v)Liens set forth on Schedule 1.1-10.
“Permitted Transfer” has the meaning set forth in the definition of “Disposition” herein.

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“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Personal Information” has the meaning set forth in Section 4.24(b).

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan) that is maintained for employees of the Company or, in the case of any Pension Plan, any ERISA Affiliate or to which the Company or, in the case of any Pension Plan, any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Product Plan” means the key manufacturing, marketing, sale and product development and research plans with respect to the Sandoz Product and the Existing Yutrepia Product in the United States set forth on Schedule 1.1-7.

“Product Rights” means, collectively, all IP Rights, all Drug Applications, all Regulatory Approvals, all other Governmental Licenses, all applications and requests for Governmental Licenses, all Websites, and all Website Agreements, in each case, which are owned by, issued or licensed to, licensed by, or hereafter acquired or licensed by, any member of the Company Group.

“Proprietary Databases” means any material non-public proprietary database or information repository which is owned by or exclusively licensed to any member of the Company Group or with respect to which any member of the Company Group is authorized or granted rights under or to.

“Proprietary Software” means any proprietary software (other than any software that is generally commercially available, off-the-shelf and/or open source) including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by or exclusively licensed to any member of the Company Group or with respect to which any member of the Company Group is authorized or granted rights under or to.

“Purpose” has the meaning set forth in Section 9.1.

“Quarterly Fixed Payments” means, with respect to any Calendar Quarter for which a payment is due under Section 3.1(a)(i), the amount equal to (a) Five Hundred Thousand Dollars ($500,000), plus (b) with respect to each Quarterly Payment Date following any Closing Date (other than the Initial Closing Date), an additional amount to reflect the increased Investment Amount on a ratable basis determined in a manner consistent with the example of such calculation set forth in Exhibit C, and plus (c) if the First Commercial Sale has not occurred by June 30, 2025, Three Million Dollars ($3,000,000) as set forth in Section 3.1(a)(i).  For clarity, the Quarterly Fixed Payments do not include the One-Time Fixed Payment.

“Quarterly Net Revenues” means, with respect to any Calendar Quarter, the aggregate amount of Net Revenues for that Calendar Quarter.

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“Quarterly Payment Date” means, with respect to a Calendar Quarter, the date that is forty-five (45) days after the end of each Calendar Quarter after the Initial Closing Date (provided if any such date is not a Business Day, the Quarterly Payment Date shall be the next succeeding Business Day, and provided, further, that for such Calendar Quarter ending December 31, the Quarterly Payment Date shall mean the date that is seventy-five (75) days following the end of each such Calendar Quarter).

“Recipient” has the meaning set forth in Section 9.1.

“Reference Date” means the reference dates set forth in the Column B of the chart in Section 3.1(b).

“Refinancing Convertible Notes” has the meaning set forth in Section 7.7.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Included Product may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Responsible Officer” means the officers of the Company identified on Schedule 1.1-3 or any successor to any such officer holding the same or substantially similar officer position at the applicable time and, solely for purposes of the delivery of certificates pursuant to this Agreement, the secretary or any assistant secretary of a Company Party. Any document delivered hereunder that is signed by a Responsible Officer of a Company Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Company Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Company Party.

“Restricted Payment” means

(a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any member of the Company Group, now or hereafter outstanding;

(b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of (i) any shares (or equivalent) of any class of Equity Interests of any member of the Company Group, now or hereafter outstanding or (ii) any call option on any shares (or equivalent) of any class of Equity Interests of any member of the Company Group (irrespective of whether such call option can be cash, net share or physically settled);

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(c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any member of the Company Group, now or hereafter outstanding; and

(d) any payment made in cash to the holders of Permitted Debt under the Permitted Debt Facility Documents in excess of the original principal (or notional) amount thereof, interest thereon and any fees due thereunder.

“Revenue Interests” means all right, title and interest in and to, free and clear of any and all Liens, that portion of Annual Net Revenues of each member of the Company Group in an amount equal to the Included Product Payment Amount for each Calendar Quarter until such time as the Investor Representative has received payments equal to the Hard Cap.

“Royalty Company” means any Person (inclusive of such Person’s Affiliates) engaged primarily in the business of royalty financing or royalty monetization transactions in the life sciences industry, including the purchase or sale of, or financing in exchange for the receipt of, royalties (whether existing or synthetic), net sales, net revenues or other contingent payments (including milestone payments) with respect to pharmaceutical, biological and/or medical device products, or other similar financing transactions for life sciences companies.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by any member of the Company Group or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Included Products.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sandoz Agreement” means that certain Promotion Agreement, dated as of August 1, 2018, by and between Sandoz Inc. and Liquidia PAH (formerly known as RareGen, LLC), as amended by the First Amendment, dated as of May 8, 2020, and the Second Amendment, dated as of September 4, 2020, and Third Amendment, dated as of November 18, 2022, and any other Contract granting the Company or any of its Affiliates any rights in or to the Sandoz Product.

“Sandoz Device Agreement” means at any given time, either (a) that certain Device Development and Supply Agreement, dated December 1, 2022, by and among Mainbridge Health Partners, LLC, Liquidia PAH and Sandoz Inc. (the “Mainbridge Agreement”), or (b) any other comparable agreement between any Company Party and/or Sandoz and/or any Third Party entered into in accordance with Section 6.8(c) relating to the development, manufacturing, commercialization or supply of a device that is necessary to administer the Sandoz Product in the United States (a “New Sandoz Device Agreement”).

“Sandoz Inc.” means Sandoz Inc., a corporation organized and existing under the laws of Colorado and counterparty to the Sandoz Agreement, and all of its successors and permitted assigns.

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“Sandoz Product” means any and all of the Company’s rights in and to (a) treprostinil injection (therapeutic equivalent to Remodulin®) as approved by the FDA for sale in the United States under Abbreviated New Drug Application No. 203649 owned by Sandoz Inc., and (b) any other “Product”, as such term is defined under the Sandoz Agreement.

“SEC” means the Securities and Exchange Commission or any successor agency or authority thereto.

“Second Closing” has the meaning set forth in Section 8.1(b).

“Second Closing Date” has the meaning set forth in Section 8.1(b).

“Second Closing Notice” has the meaning set forth in Section 8.3.

“Second Investment Amount” has the meaning set forth in Section 2.1(b).

“Securities Account” means a “securities account” (as defined in Article 8 of the UCC) or other account to or for the credit or account of any Company Party to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Account Control Agreement” means any securities account control agreement entered into by any “securities intermediary”, the Investor Representative and any Company Party with respect to any Securities accounts, which shall be in form and substance reasonably acceptable to the Investor Representative.

“Security Agreement” means the security agreement dated as of the Initial Closing Date executed in favor of the Investor Representative, for the benefit of the Investor, by the Company and each of the Guarantors.

“Set-off” means any set-off, off-set, reduction or similar deduction.

“Special Maturity Payment Amount” means, as of the Legal Maturity Date, the sum of (a) the Hard Cap less the aggregate of (i) all of the payments of the Company in respect of the Total Fixed Payments and the Total Included Product Payments (including any Under Performance Payment or Generic Product Payment) made to the Investor prior to such date and (ii) any amounts received by the Investor pursuant to the Insurance Policy, if any, plus (b) after taking into account the payments made under  clause (a), the IRR True-Up Payment Amount, plus (c) any other Obligations (other than inchoate Obligations) payable by the Company Parties under this Agreement and the other Transaction Documents (if any).

“Special Termination Amount” has the meaning set forth in Schedule 1.1-9.

“Special Termination Event” has the meaning set forth in Schedule 1.1-9.
“Strategic Transaction” means any acquisition of rights by any member of the Company Group, whether in the form of an Acquisition, license, joint venture or similar

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transaction, to a clinical stage or commercial stage biopharmaceutical product to diagnose, prevent, or treat pulmonary hypertension, if (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to the consummation of the Strategic Transaction each member of the Company shall be in compliance with Section 7.8, (c) after giving effect to such Strategic Transaction, each member of the Company Group shall be in compliance with Section 7.4, (d) all material consents necessary for such Strategic Transaction have been acquired and such Strategic Transaction is consummated in accordance with the applicable definitive agreement and Applicable Law, (e) the applicable Company Party is a surviving legal entity after completion of the Strategic Transaction, and (f) solely in connection with a Strategic Transaction that is an Acquisition, such Acquisition meets the criteria set forth in clauses (b) and (c) of the definition of “Permitted Acquisition”. As soon as practicable after the closing of such Acquisition, license, joint venture or similar transaction, and in any event within fifteen (15) Business Days after such closing, the Company shall deliver copies of all documents executed in connection with such Acquisition, license, joint venture or similar transaction to the Investor Representative.

“Subordinated Debt” means Indebtedness of any member of the Company Group (which, for purposes of determining whether such Indebtedness exceeds any maximum amount provided in the applicable clause below, shall be calculated on a consolidated basis with respect to the Company Group as a whole) that satisfies each of the criteria set forth below:

(a)any Indebtedness that is secured on a junior basis to the Obligations or any unsecured Indebtedness not otherwise permitted hereunder including any revolving line(s) of credit, provided that under no circumstances shall the aggregate outstanding principal amount of such permitted Indebtedness exceed [***];
(b)such Indebtedness is subordinated in right of payment and, to the extent secured, in right of Lien to any of the Obligations of the Company Group hereunder pursuant to an intercreditor agreement or subordination agreement on terms satisfactory to the Investor Representative in its sole discretion;
(c)any obligor of such Indebtedness must be a Company Party; and
(d)in the case of any secured Indebtedness, such Indebtedness may not be secured by assets other than the Collateral under the Collateral Documents.

“Subsidiary” means with respect to any Person (a) any entity as to which such Person directly or indirectly owns outstanding voting securities with power to vote more than fifty percent (50%) of the outstanding Voting Stock of such entity or (b) any entity as to which more than fifty percent (50%) of its outstanding Voting Stock are directly or indirectly owned, controlled or held by such Person with power to vote such securities.  As of the Effective Date, the Subsidiaries of the Company are set forth on Schedule 4.20.

“Tax” or “Taxes” means all present or future U.S. federal, state, local or non-U.S. tax, levy, impost, duty, assessment or withholding or other similar fee, deduction or charge, including all income, excise, withholding, estimated, sales, use, value added, transfer, stamp,

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documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Third Closing” has the meaning set forth in Section 8.1(c).

“Third Closing Date” has the meaning set forth in Section 8.1(c).

“Third Closing Notice” has the meaning set forth in Section 8.4.

“Third Investment Amount” has the meaning set forth in Section 2.1(c).

“Third Party” means any Person other than (a) the Company, (b) the Investor or (c) an Affiliate of either the Company or any of the Investor (as applicable).

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, excluding any lender, officer, directors, employee or agent or other representative of a Party, including any investigation by any Governmental Authority.

“Third Party Information” has the meaning set forth on Schedule 3.4.

“Third Party Reports” has the meaning set forth on Schedule 3.4.

“Total Fixed Payments” means, as of any time of determination, the aggregate amount of payments made by Company pursuant to Section 3.1(a)(i).

“Total Included Product Payments” means, as of any time of determination, the aggregate amount of payments made by Company pursuant to Section 3.1(a)(ii).

“Trade Secrets” means all rights in data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, in each case which are owned by or licensed to any member of the Company Group or with respect to which any member of the Company Group is authorized or granted rights under or to.

“Trademark License” means any Contract providing for the grant of any right to use any Trademark by any member of the Company Group or with respect to which any member of the Company Group is authorized or granted rights under or to.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the Laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by or licensed to any member of the Company Group or

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with respect to which any member of the Company Group is authorized or granted rights under or to.

“Transaction Documents” means this Agreement, the Collateral Documents, the Guaranty and any Joinder Agreement and all other documents, instruments and Contracts executed and delivered by any Company Party or any other Person to or for the benefit of Investor Representative and/or the Investor in connection with this Agreement or any other Transaction Document.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including Deposit Accounts, netting services, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, direct debit, cash concentration, trade finance services and other cash management services.

“U.S.” or “United States” means the United States of America, its 50 states, each territory and possession thereof and the District of Columbia.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of any security interest or any portion thereof granted pursuant to any Collateral Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Under Performance Payments” has the meaning set forth in Section 3.1(b).

“Unused Amounts” has the meaning set forth in Section 7.7(k).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the Board of Directors of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Website Agreements” means all agreements between a Company Party and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to any member of the Company Group and all agreements with any domain name registrar.

“Websites” means all websites that any member of the Company Group shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual

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works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing. “Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

“Yutrepia” means the Existing Yutrepia Product, and, except for the Sandoz Product, any other pharmaceutical or biological composition containing treprostinil, including any modifications or improvements thereto.

“Yutrepia Device Agreement” means any agreement entered into after the Effective Date between any Company Party and a Third Party relating to the development, manufacturing, commercialization or supply of a device that is necessary to administer Yutrepia in the United States.

“Yutrepia Patent Rights” means any Patent Rights relating to Yutrepia.

Section 1.2Rules of Construction.  Unless the context otherwise requires, in this Agreement:
(a)An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
(b)Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.
(c)The definitions of terms shall apply equally to the singular and plural forms of the terms defined.
(d)The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
(e)Unless otherwise specified, references to an agreement or other document (including any Transaction Document) include references to such agreement or document as from time to time amended, restated, amended and restated, reformed, supplemented or otherwise modified or replaced in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, amendments and restatements, reformations, supplements or modifications or replacements set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.
(f)References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.
(g)References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

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(h)The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(i)The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.
(j)In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
(k)Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the immediately succeeding Business Day, and payments shall be adjusted accordingly.
(l)Notwithstanding the definition of “Knowledge,” “to the Knowledge of the Company” for purposes of Sections 4.10(h), 4.10(j), 4.10(l), 4.10(m), 4.10(n) and 4.10(q) shall mean, as of the Effective Date and as of the date of each Closing, as applicable, solely with respect to any IP Rights referenced in such sections that are owned by any member of the Company Group and exclusively licensed by such member to a Third Party and solely with respect to the scope of such exclusive licenses, the actual knowledge of the Company.
(m)Notwithstanding anything in this Agreement to the contrary, the representations and warranties in Section 4.10(d) and the first sentence of Section 4.10(k) shall not apply with respect to any Patent Rights to the extent that such Patent Rights are owned by any member of the Company Group and exclusively licensed by such member to a Third Party.
ARTICLE II
REVENUE Interest Financing
Section 2.1Investment Amount.  Subject to the terms and conditions set forth herein, the Investor shall pay (or cause to be paid) to the Company, or the Company’s designee, the following:
(a)the sum of Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000) (the “Initial Investment Amount”) on the Initial Closing Date, subject to the satisfaction of the conditions set forth in Section 8.2 and the performance of the obligations set forth in Section 8.6(a) and (b), in immediately available funds, delivered by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the Initial Closing Date, provided that, in connection with the funding of the Initial Investment Amount on the Initial Closing Date, the Investor shall have the right to, at its option, fund the amount due under this Section 2.1, on a net basis less the reimbursement owed by the Company pursuant to Section 8.6(b);

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(b)the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Second Investment Amount”) on the Second Closing Date, subject to the satisfaction of the conditions set forth in Section 8.3 and the performance of the obligations set forth in Section 8.6(c), in immediately available funds, by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the Second Closing Date;
(c)the sum of Thirty-Five Million Dollars ($35,000,000) (the “Third Investment Amount”) on the Third Closing Date, subject to the satisfaction of the conditions set forth in Section 8.4 and the performance of the obligations set forth in Section 8.6(d), in immediately available funds, by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the Third Closing Date; and
(d)the sum of Twenty-Five Million Dollars ($25,000,000) (the “Fourth Investment Amount”) on the Fourth Closing Date, subject to the satisfaction of the conditions set forth in Section 8.5 and the performance of the obligations set forth in Section 8.6(e), in immediately available funds by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the Fourth Closing Date.
Section 2.2No Assumed Obligations.  Notwithstanding any provision in this Agreement or any other writing to the contrary, the Investor is not assuming any liability or obligation of the Company or any of the Company’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including as referenced in Section 2.3).  All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Company or the Company’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).
Section 2.3Excluded Assets.  The Investor does not, pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of any member of the Company Group or any other assets of any Company Party, other than its rights with respect to the Revenue Interests and, to the extent provided in the Transaction Documents, the Collateral.  As between the Parties, each member of the Company Group has sole authority and responsibility for the research, development and Commercialization of the Included Products.
ARTICLE III
Payments On Account OF THE REVENUE INTEREST Financing
Section 3.1Payments on Account of the Revenue Interest Financing.
(a)In consideration of the Investor paying the Investment Amount hereunder, the Company shall pay the following amounts to the Investor Representative as follows:
(i)On each Quarterly Payment Date, until the earlier of (A) subject to the proviso hereto, the date that the First Commercial Sale occurs and (B) the date on which the Investor Representative has received payments (including, without limitation, any amounts received by the Investor pursuant to the Insurance Policy, if any) equal to the Hard Cap, the Company shall pay the Quarterly Fixed Payments to the Investor Representative; provided that, if the First Commercial Sale has not occurred prior to June 30, 2025, then

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the Company shall (1) continue the Quarterly Fixed Payments until such time as the Investor Representative has received payments (including, without limitation, any amounts received by the Investor pursuant to the Insurance Policy, if any)  equal to the Hard Cap, and (2) make a one-time payment of [***] to Investor Representative no later than July 30, 2025 (the “One-Time Fixed Payment”).
(ii)Following the date that the First Commercial Sale occurs (subject to Section 3.1(a)(i)), on each Quarterly Payment Date, the Company shall pay the Included Product Payment Amount to the Investor Representative for the applicable Calendar Quarter until the earlier of (A) the date on which the Investor Representative has received payments (including, without limitation, any amounts received by the Investor pursuant to the Insurance Policy, if any) equal to the Hard Cap and (B) the Legal Maturity Date.  If (1) the Investor Representative has not received payments (including, without limitation, any amounts received by the Investor pursuant to the Insurance Policy, if any) equal to the Hard Cap by the Legal Maturity Date (after giving effect to any payments made on the Legal Maturity Date) and (2) no Special Termination Event, Change of Control, Default or Event of Default has occurred or is continuing, the Company shall pay the Special Maturity Payment Amount on the Legal Maturity Date.  The Company shall have the right, at any time and from time to time, to make voluntary prepayments to the Investor Representative, and such payments shall be credited against the Hard Cap and the Under Performance Payments set forth in Section 3.1(b).  This Agreement shall be in full force and effect for the duration of the Payment Term.
(b)
(i)Following the date that the First Commercial Sale occurs, if the Investor Representative has not received the applicable Minimum Multiple of the Investment Amount set forth below by the corresponding Reference Date set forth below, the Company shall, within thirty (30) days of the applicable Reference Date, make a cash payment to the Investor Representative equal to (i) the Minimum Multiple times the then-current Investment Amount, minus (ii) the aggregate of all payments of the Company in respect of the Total Fixed Payments, the Total Included Product Payments (including any Under Performance Payment or Generic Product Payment paid on or prior to such Reference Date) and any amounts received by the Investor pursuant to the Insurance Policy, if any, made to the Investor prior to such date (each, an “Under Performance Payment”).
A. Minimum Multiple	B. Reference Date
0.60x	December 31, 2026
1.00x	December 31, 2028
(ii)Upon the occurrence of a Generic Product Payment Event, if the Investor Representative has not received the Minimum Multiple of the Investment Amount set forth below as of such occurrence, the Company shall, within thirty (30) days of such occurrence, make a cash payment to the Investor Representative equal to (i) the Minimum Multiple times the then-current Investment Amount, minus (ii) the aggregate of all payments of the Company in respect of the Total Fixed Payments, the Total Included Product Payments (including any Under Performance Payment paid on or prior to such date) and any amounts

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received by the Investor pursuant to the Insurance Policy, if any, made to the Investor prior to such date (a “Generic Product Payment”).
Minimum Multiple
1.00x
(c)Upon the occurrence of a Change of Control, the Company shall promptly pay to the Investor Representative the Change of Control Payment, whereupon this Agreement shall terminate on the date such payment is received by the Investor Representative.
(d)If a Special Termination Event has occurred and is continuing, the Investor Representative may, in its sole discretion, terminate this Agreement and notify the Company of its election to terminate this Agreement.  In consideration for such termination, the Company shall pay the Special Termination Amount and any other unpaid Obligations to the Investor Representative within, in the case of clause (i) of the definition of Special Termination Event, [***], and, in the case of clause (ii) of the definition of Special Termination Event, [***], in each case, following receipt of such notice of the election to terminate this Agreement.  The remedy set forth in this Section 3.1(d) shall be the Investor’s and the Investor Representative’s sole and exclusive remedy in the event of a Special Termination Event; provided, however, that to the extent the Special Termination Amount is not paid as aforesaid in full within such applicable period, for the avoidance of doubt, the failure to make such payment shall constitute an Event of Default.
(e)Within thirty (30) days following the date that Investor Representative has received aggregate payments under Section 3.1(a) and Section 3.1(b) equal to the Hard Cap, the Company shall pay to Investor Representative the sum of the IRR True-Up Payment Amount, if any.
(f)Once the Investor Representative has received (i) aggregate payments under Section 3.1(a), Section 3.1(b) and Section 3.1(e) or (ii) the amounts due pursuant to Section 3.1(c), Section 3.1(d) or Section 11.2, in either case, along with all of the other Obligations owed by the Company Parties under this Agreement and the other Transaction Documents, (A) the Company shall have no further obligations to the Investor with respect to the Revenue Interests, and Investor Representative will not be entitled to any additional payments in respect of Revenue Interests and (B) each of the Transaction Documents shall terminate immediately and automatically.  Immediately upon termination of this Agreement pursuant to this Section 3.1(f) (1) all Liens on the Collateral granted to the Investor Representative pursuant to this Agreement and the other Transaction Documents shall immediately and automatically be released, without the delivery of any instrument or performance of any act by any Person, (2) the Company (or its designee) shall be permitted, and is hereby authorized to terminate any financing statement which has been filed pursuant to the Transaction Documents, and (3) the Investor and the Investor Representative shall execute and deliver to, or at the direction of, the Company, at the Company’s sole cost and expense, all other releases and other documents as the Company shall reasonably request to evidence any such release.
(g)Notwithstanding the foregoing, if any Event of Default under Section 11.1(a) or Section 11.1(d) has occurred and is continuing, any overdue amount owed to the Investor shall bear interest at a rate of [***] percent ([***]%) per month from the due date until paid in full

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or, if less, the maximum interest rate permitted by Applicable Law. In addition, in the event that an Event of Default has occurred, and for so long as it is continuing, interest shall accrue on the amount of the Event of Default Payment that remains unpaid at a rate of [***] percent ([***]%) per month from the date on which Company receives notice from the Investor Representative of such Event of Default until the Event of Default Payment is paid in full or, if less, the maximum interest rate permitted by Applicable Law.  Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.
(h)The Company shall deposit all amounts payable by the Company to the Investor Representative under this Agreement into the Investor Account, unless otherwise instructed by the Investor Representative.
(i)For all purposes of this Section 3.1, the amount of payments deemed received by the Investor shall (i) include any additional amounts payable to the Investor pursuant to Section 6.22(c) (“Additional Amounts”) and (ii) be computed net of any applicable Tax withholding (including any Tax withholding in respect of any Additional Amounts), other than any withholding in respect of Excluded Taxes.
Section 3.2[Reserved].
Section 3.3Mode of Payment/Currency Exchange.  All payments made by a Party hereunder shall be made by deposit of U.S. Dollars by wire transfer in immediately available funds into the applicable account.  With respect to sales outside the United States, for the purpose of calculating Net Revenues for the purposes of determining the Included Product Payment Amount payable under Section 3.1, Net Revenues shall be calculated, if pursuant to a License Agreement, in the currency set forth therein, or otherwise in the currency of sale, and then such amounts shall be converted into U.S. Dollars at the rate of exchange utilized by the Parent Company for purposes of preparing its financial statements in accordance with GAAP fairly applied and as employed on a consistent basis throughout the Company’s operations.  Should the Company change its foreign currency translation methodology, the new methodology will be disclosed in writing to the Investor Representative prior to its implementation.  For clarity, to the extent that the Company receives a payment from a Third Party in U.S. Dollars included within the Revenue Interests, the foregoing currency exchange rates shall not apply to such amount, and in particular the Company will have no obligation to re-calculate any currency conversion that was employed in connection with such Third Party payment.
Section 3.4Included Product Payment Reports and Record Retention.  On or prior to each Quarterly Payment Date occurring after the Initial Closing Date, the Company shall deliver to the Investor Representative (i) copies of any Third Party Report for the applicable Calendar Quarter, so long as the Company is able to obtain the prior written consent of the relevant Third Party to disclose such information to the Investor Representative, (ii) following the First Commercial Sale, a written report of the amount of gross sales of the Included Product in each country during the applicable Calendar Quarter, an itemized calculation of Net Sales and Other Royalty Payments on a country-by-country basis and a calculation of the amount of the Included Product Payment Amount due under Section 3.1(a)(ii) in respect of the applicable Calendar Quarter, showing the Applicable Tiered Percentage applied thereto (if applicable) and a calculation of the Under Performance Payment and Generic Product Payment (if any) pursuant

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to Section 3.1(b), (iii) copies of the most recent quarterly statements for each Deposit Account, Securities Account, Commodities Account and other Deposit Account, Securities Account or Commodities Account of the Company and each other Company Party, and (iv) a Compliance Certificate relating to each of the items described in clauses (i), (ii) and (iii) of this sentence.  For five years after each sale of the Included Product made by the Company or any of its Affiliates, the Company shall keep (and shall ensure that its Affiliates shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the applicable Included Product Payment Amount paid pursuant to Section 3.1(a)(ii).  The Company shall use commercially reasonable efforts to include, in each contract of the Company or any of its Affiliates for the distribution, marketing or selling of Included Products entered into on or after the Initial Closing Date, obligations reasonably appropriate to ensure that the counterparty to such contract shall furnish to the Company all information necessary for the Company to comply with this Section 3.4 and calculate the Included Product Payment Amounts that are payable as set forth in this Agreement. The Company shall use commercially reasonable efforts to, within ninety (90) days of the Effective Date, obtain the consent of the relevant Third Party to share the Third Party Reports and the Third Party Information with the Investor Representative and the Investor.
Section 3.5Audits.
(a)Upon the written request of the Investor Representative following the Initial Closing Date (which shall not be more than once each Calendar Year so long as no Default or Event of Default has occurred and is continuing), the Company shall permit an independent certified public accounting firm of national prominence selected by the Investor Representative, and reasonably acceptable to the Company, to have access to and to review, during normal business hours and upon not less than [***] days’ prior written notice, the relevant documents and records of each member of the Company Group as may reasonably be necessary to verify Net Revenues and the accuracy and timeliness of the reports and payments (including calculation and payment of any Quarterly Fixed Payment and any Included Product Payment Amount) made by the Company under this Agreement and compliance by each member of the Company Group with the covenants under this Agreement.  Such review may cover the records for sales or other Dispositions of the Included Products, Net Revenues, Other Royalty Payments, Quarterly Fixed Payments and the One-Time Fixed Payment in any Calendar Year ending no earlier than the first day of the previous Calendar Year; provided, however, that each period may be audited only once.  The accounting firm shall be permitted to prepare and disclose to the Investor Representative a written report stating only whether the Quarterly Fixed Payments, One-Time Fixed Payment, Included Product Payment Amounts, Under Performance Payments and Generic Product Payment paid to the Investor Representative hereunder and the reports provided by the Company relating to such Quarterly Fixed Payments, One-Time Fixed Payment, Included Product Payment Amounts, Under Performance Payments and Generic Product Payment required hereunder are correct or incorrect and the specific details concerning any discrepancies, or whether the Company has complied with its covenants under this Agreement, and if not, the specific details concerning such non-compliance.  Notwithstanding the foregoing, after the occurrence and during the continuance of a Special Termination Event, Change of Control, Default or Event of Default, the Investor Representative shall have the right, as often, at such times and with such prior notice, as the Investor Representative shall determine, in its reasonable discretion, to have an independent certified public accounting firm of national prominence selected by the Investor Representative

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review the relevant documents and records of each member of the Company Group for compliance with this Agreement.
(b)If such accounting firm reasonably concludes that any Quarterly Fixed Payments, One-Time Fixed Payment, Included Product Payment Amounts, Under Performance Payments or Generic Product Payment were owed and were not paid when due during such period pursuant to the provisions of this Agreement, the Company shall pay any late or unpaid Quarterly Fixed Payments, One-Time Fixed Payment, Included Product Payment Amounts, Under Performance Payments or Generic Product Payment within five (5) days after the date the Investor Representative delivers to the Company a notice including the accounting firm’s written report and requesting such payment.  If the amount of the underpayment (exclusive of interest accrued thereon pursuant to Section 3.1(a)) is greater than the lesser of (i) [***] percent ([***]%) of the total amount actually owed for the period audited or (ii) [***] Dollars ($[***]), then the Company shall in addition (w) reimburse the Investor Representative for all reasonable costs and fees of the accounting firm related to such audit and (x) pay interest accrued on such amount of the underpayment at a rate of [***] percent ([***]%) per month from the initial due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law. In the event of overpayment, any amount of such overpayment shall be fully creditable against the Included Product Payment Amount payable for the immediately succeeding Calendar Quarter(s).  If the overpayment is not fully applied prior to the final quarterly Included Product Payment Amount payment due hereunder, the Investor shall promptly refund an amount equal to any such remaining overpayment.  The Investor Representative shall (y) treat all information that it receives under this Section 3.5 or under any License Agreement of the Company in accordance with the provisions of ARTICLE IX and (z) cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the Company obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for the Investor Representative to enforce its rights under this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE Company

Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedule”), the Company hereby represents and warrants to the Investor Representative as of the Effective Date and as of the date of each Closing as follows:

Section 4.1Organization.  Each member of the Company Group is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all powers and authority, and all licenses, Permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.  Each member of the Company Group is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect).
Section 4.2No Conflicts.

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(a)None of the execution and delivery by any Company Party of any of the Transaction Documents to which it is party, the performance by any Company Party of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, Permit or license of any Governmental Authority to which any member of the Company Group or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which any member of the Company Group is a party or by which any member of the Company Group or any of their respective assets or properties is bound or committed (other than a Material Contract), (C) any Material Contract or (D) any term or provision of any of the organizational documents of any member of the Company Group, except in the case of clause (A) or (B) where any such event would not reasonably be expected to result in a Material Adverse Effect; or (ii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Collateral (in each case other than Permitted Liens).
(b)No Company Party has granted, nor does there exist, any Lien on (i) the Transaction Documents or (ii) the Collateral (other than Permitted Liens).
Section 4.3Authorization.  Each Company Party has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each of the Transaction Documents to which any Company Party is party and the performance by each Company Party of its obligations hereunder and thereunder have been duly authorized by each Company Party.  Each of the Transaction Documents to which each Company Party is party has been duly executed and delivered by each such Company Party.  Each of the Transaction Documents to which any Company Party is party constitutes the legal, valid and binding obligation of each such Company Party, enforceable against each such Company Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
Section 4.4Ownership.  The Company Parties are the exclusive owners of the entire right, title (legal and equitable) and interest in, to and under the Collateral, free and clear of all Liens, other than Permitted Liens, and the Company Parties own their respective assets relating to the Included Products, free and clear of all Liens, other than Permitted Liens.  The Revenue Interests sold, assigned, transferred, conveyed and granted to the Investor on the Closing Date have not been pledged, sold, assigned, transferred, conveyed or granted by any Company Party to any other Person.  The Company Parties have full right to sell, assign, transfer, convey and grant the Revenue Interests to the Investor.  Upon the sale, assignment, transfer, conveyance and granting by each Company Party of the Revenue Interests owned by it to the Investor Representative, the Investor shall acquire good and marketable title to the Revenue Interests free and clear of all Liens (other than Liens permitted pursuant to clauses (a), (b), (f), and (g) of the

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definition of Permitted Liens), and shall be the exclusive owner of the Revenue Interests. No Company Party has caused, and to the Knowledge of the Company Party no other Person has caused, the claims and rights of Investor created by any Transaction Document in and to the Revenue Interests and the Collateral, in each case, to be subordinated to any creditor or any other Person.
Section 4.5Governmental and Third Party Authorizations.  The execution and delivery by each Company Party of the Transaction Documents to which each such Company Party is party, the performance by each Company Party of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer, conveyance and granting of the Revenue Interests to the Investor) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for applicable filings under United States securities laws, the filing of UCC financing statements and those previously obtained or made or to be obtained or made on the Closing Date.
Section 4.6No Litigation.  There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Authority) pending or, to the Knowledge of any Company Party, threatened by or against any member of the Company Group, at law or in equity, that (i) if adversely determined, could reasonably be expected to result in a material liability to any member of the Company Group, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which any Company Party is party.
Section 4.7Solvency.  The Company has determined that, and by virtue of the Company Parties entering into the transactions contemplated by the Transaction Documents to which such Company Party is party and its authorization, execution and delivery of the Transaction Documents to which such Company Party is party, such Company Party’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests.  Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the consolidated assets of the Company Parties will be greater than the sum of their debts, liabilities and other obligations, including known contingent liabilities, (b) the present fair saleable value of the consolidated assets of the Company Parties will be greater than the amount that would be required to pay their probable liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured, (c) each Company Party will be able to realize upon its assets and pay its debts, liabilities and other obligations, including known contingent obligations, as they mature, (d) each Company Party will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) the Company Parties have not incurred, will not incur and do not have any present plans or intentions to incur debts or other obligations or liabilities beyond their ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) no Company Party will have become subject to any Bankruptcy Event and (g) no Company Party will have been rendered insolvent within the meaning of any Applicable Law.  No step has been taken or is intended by

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any Company Party or, to such Company Party’s Knowledge, any other Person to make any Company Party subject to a Bankruptcy Event.
Section 4.8No Brokers’ Fees.  No Company Party has taken any action that could entitle any Person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.
Section 4.9Compliance with Laws.  No member of the Company Group (a) has during the last three (3) years violated or is in violation of, or, to the Knowledge of the Company, is under investigation by a Governmental Authority with respect to or has been threatened by a Governmental Authority to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, or Permit, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, or Permit granted, issued or entered by any Governmental Authority, in each case, that could reasonably be expected to result in a material liability to any Company Party.  Each Subsidiary of the Parent Company is in compliance in all material respects with the requirements of all Applicable Laws.
Section 4.10Intellectual Property Matters.
(a)Schedule 4.10(a) sets forth an accurate and complete list of the Patent Rights owned by or exclusively licensed to any Company Party, including the complete and accurate list of the Yutrepia Patent Rights.  For each Patent Right set forth on Schedule 4.10(a) the Company has indicated: (i) the application number; (ii) the patent or registration number, if any; (iii) the country or other jurisdiction where the Patent Right was issued, registered, or filed; (iv) the scheduled expiration date of any issued Patent Right, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; and (v) the registered owner thereof.
(b)The Company (or the Company Party indicated on Schedule 4.10(a)) is the sole and exclusive owner of the entire right, title and interest in each of the Owned Patent Rights.  The Owned Patent Rights are not subject to any encumbrance, Lien or claim of ownership by any Third Party, other than a Permitted License, and to the Knowledge of the Company, there are no facts that would preclude the relevant Company Party from having unencumbered title to the Owned Patent Rights.  No Company Party has received any written notice of any claim by any Third Party challenging the ownership of the rights of the Company Parties in and to the Owned Patent Rights.
(c)To the Knowledge of the Company, each Person who has or has had any rights in or to the Patent Rights, including each inventor named on such Patent Rights, has executed a Contract assigning their entire right, title and interest in and to such Patent Rights and the inventions embodied, described and/or claimed therein, to the owner thereof, and each such Contract has been duly recorded at the United States Patent and Trademark Office.
(d)To the Knowledge of the Company, no issued Patent Right has lapsed, expired or otherwise been terminated.  No patent applications included in the Patent Rights have lapsed, expired, been abandoned or otherwise been terminated, in each case other than (i) by

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operation of law, (ii) in the course of patent prosecution under the ordinary course of business, or (iii) due to strategic abandonment, expiration, or termination.
(e)There are no unpaid maintenance fees, annuities or other like payments that are overdue with respect to the Patent Rights as of the Effective Date for which any Company Party is responsible for payment.
(f)To the Knowledge of the Company, each of the Patent Rights correctly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent Right was issued or is pending.  To the Knowledge of the Company, there is not any Person who is or claims to be an inventor of any of the Patent Rights who is not a named inventor thereof.  No Company Party has received any notice from any Person who is or claims to be an inventor of any of the Patent Rights who is not a named inventor thereof.
(g)To the Knowledge of the Company, each of the Patent Rights and claims therein is valid, enforceable and subsisting.  No Company Party has received any opinion of counsel that any of the Patent Rights is invalid or unenforceable.  No Company Party has received any notice of any claim by any Third Party challenging the validity or enforceability of any of the Patent Rights.
(h)To the Knowledge of the Company, each individual associated with the filing and prosecution of the Patent Rights has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent Right, in those jurisdictions where such duties exist.
(i)There is at least one valid claim in each of the Patent Rights set forth on Schedule 4.10(i) that would be infringed by any member of the Company Group’s Commercialization of the Included Products (other than the Sandoz Product) but for such member of the Company Group’s rights in such Patent Rights.
(j)To the Knowledge of the Company, except for information disclosed to the applicable Patent Office during prosecution of the Patent Rights, there are no patents, published patent applications, articles, abstracts or other prior art deemed material to patentability of any of the inventions claimed in such Patent Rights, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of such Patent Rights.
(k)There is no pending or, to the Knowledge of the Company, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (other than standard patent prosecution before a Patent Office) (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Patent Rights or that could result in any Set-off against the payments due to the Investor Representative under this Agreement.  To the Knowledge of the Company, there are no Disputes by or with any Third Party against any Company Party involving the Included Product.  The Patent

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Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute.
(l)To the Knowledge of the Company, and except as separately disclosed to Investor Representative, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in or serve as a basis for any, action, suit or proceeding, or any investigation or claim, and none of the Company Group members have received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Included Product as currently contemplated infringes on any Patent or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s Trade Secrets or other intellectual property rights.
(m)To the Knowledge of the Company, none of the conception, development and reduction to practice of the inventions claimed in the Patent Rights has constituted or involved the misappropriation of Trade Secrets or other rights or property of any Third Party.
(n)No Company Party has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any Patent Right.
(o)To the Knowledge of the Company, no Third Party Patent has been, or will be, or are, infringed by any member of the Company Group’s Commercialization of the Included Products as the Commercialization of such Included Products is currently contemplated as of the date the representation is made.  Except with respect to the Asserted Patents, none of the Company Group members have received any notice of any claim by any Third Party asserting that any member of the Company Group’s Commercialization of any Included Product infringes such Third Party’s Patent.  Except with respect to the Asserted Patents, none of the Company Group members have received any opinion of counsel regarding infringement or non-infringement of any Third Party Patents by any member of the Company Group’s Commercialization of any Included Product.
(p)To the Knowledge of the Company, there are no pending, published patent applications owned by any Third Party, which the Company Group members do not have the right to use, and which, if issued in their current form, could limit or prohibit in any material respect any member of the Company Group’s Commercialization of any Included Product.
(q)To the Knowledge of the Company, no Third Party is infringing any of the issued Patent Rights.  No Company Party has put any Third Party on notice of infringement of any of such Patent Rights.
(r)Schedule 4.10(r) sets forth Copyrights, Trademarks and Domain Names owned or exclusively licensed to any Company Party and material to any member of the Company Group’s Commercialization of any Included Product.
(s)To the Knowledge of the Company, the Patent Rights set forth on Schedule 4.10(a) include all of the Patents owned or exclusively licensed and controlled by any member of the Company Group or any of the Company Group’s Affiliates that are necessary for the sale of the Included Products in the United States.

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Section 4.11Margin Stock.  No member of the Company Group is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Investment Amount shall be used by any member of the Company Group for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.
Section 4.12Material Contracts.
(a)Schedule 4.12(a) hereto contains a list of the Material Contracts.  As of the date hereof, the Company has provided a true and complete copy of each Material Contract to the Investor Representative.
(b)Neither any member of the Company Group nor, to the Knowledge of the Company, any Material Contract Counterparty is in breach or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by any member of the Company Group or any Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, termination, revision, or Set-off, by any Person, in, to or under any Material Contract.  No member of the Company Group has received from, or delivered to, any Material Contract Counterparty, any written notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the Closing Date.
(c)Each Material Contract is a valid and binding obligation of each member of the Company Group, as applicable and, to the Knowledge of the Company, of the applicable Material Contract Counterparty, enforceable against each of the relevant Company Group members and, to the Knowledge of the Company, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.  No Company Group members have received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract.  No member of the Company Group, nor to the Knowledge of the Company, any other Person, has delivered or intends to deliver any written notice to any member of the Company Group or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract.
(d)There are no settlements, covenants not to sue, consents, judgements, orders or similar obligations which: (i) restrict the rights of any member of the Company Group from using any Product Rights relating to the research, development, manufacture, production, use, Commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Included Products (in order to accommodate any Third Party intellectual property or otherwise), or (ii) permit any Third Parties to use any Product Rights of any member of the Company Group, in each case, that would give rise to a Material Adverse Effect.
Section 4.13Bankruptcy.  No member of the Company Group nor, to the Knowledge of the Company, any Material Contract Counterparty is contemplating or planning to

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commence any case, proceeding or other action relating to such Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization.
Section 4.14Office Locations; Names; Bank Accounts.
(a)The chief place of business, the chief executive office and each office where each Company Party keeps its records regarding the Collateral are, as of the date hereof, each located at 419 Davis Drive, Suite 100, Morrisville, North Carolina 27560.
(b)Except as set forth on Schedule 4.14(b), no Company Party (or any predecessor by merger or otherwise) has, within the five (5) year period preceding the date hereof, had a name that differs from its name as of the date hereof.
(c)No Company Party has any Deposit Accounts, Securities Accounts or Commodities Accounts except as set forth on Schedule 4.14(c) (such accounts constituting all Deposit Accounts, Securities Accounts or other similar accounts maintained by each Company Party as of the Initial Closing Date).
Section 4.15Permitted Debt.  There is no Indebtedness incurred by any member of the Company Group other than the Permitted Debt, including the Indebtedness as of the Effective Date, which is listed on Schedule 4.15 hereto.
Section 4.16Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of each member of the Company Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of each member of the Company Group as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness to the extent required by GAAP.
(b)The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of each member of the Company Group as of the date thereof and their results of operations for the period covered thereby, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of each member of the Company Group as of the date thereof, including material liabilities for Taxes, material commitments and Indebtedness to the extent required by GAAP, subject, in the case of clauses (i), (ii) and (iii) of this sentence, to the absence of footnotes and to normal year-end audit adjustments.
(c)From the date of the Audited Financial Statements to and including the applicable Closing Date, there has been no Disposition or any Involuntary Disposition of any material part of the business or property of any member of the Company Group, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of

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any other Person) material to any Company Party or any Subsidiary, in each case, which is not reflected in the Financial Statements or in the notes thereto and has not otherwise been disclosed in writing to the Investor Representative on or prior to the applicable Closing Date.
(d)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Effect.
Section 4.17No Default; No Special Termination Event.
(a)Neither any Company Party nor any Subsidiary is in default (with or without notice or lapse of time, or both) under or with respect to any Contractual Obligation that could reasonably be expected to result in a Material Adverse Effect.
(b)No Change of Control, Special Termination Event, Default or Event of Default has occurred and is continuing.
Section 4.18Insurance.  The properties of each member of the Company Group are insured with financially sound and reputable insurance companies which are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Company Group entity operates.
Section 4.19ERISA Compliance.
(a)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code, an application for such a letter is currently being processed by the IRS or is entitled to rely on the opinion or advisory letter issued by the IRS to the sponsor of a preapproved plan document and, to the Knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.
(b)There are no pending or, to the Knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.  Neither Company nor any ERISA Affiliate has engaged in any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, in any case, that would reasonably be expected to result in a Material Adverse Effect.
(c)Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred with respect to any Pension Plan, (ii) the Company and each ERISA Affiliate has met all applicable requirements under the applicable pension funding rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the applicable pension funding rules has been applied for or obtained, and (iii) neither the Company

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nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums due but not delinquent under Section 4007 of ERISA.
Section 4.20Subsidiaries.  Set forth on Schedule 4.20 is a complete and accurate list of each Subsidiary of the Parent Company, together with (a) such Subsidiary’s jurisdiction of organization and (b) the percentage of the Equity Interests in such Subsidiary owned by the Company.
Section 4.21Perfection of Security Interests in the Collateral.  The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby to the extent such security interests may be created pursuant to Article 9 of the UCC, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to (x) in the case of Revenue Interests all Liens other than Liens permitted pursuant to clauses (a), (b), (f), and (g) of the definition of Permitted Liens, and (y) in the case of all other Collateral, all Liens other than Permitted Liens.
Section 4.22Disclosure.  The Company has not failed to disclose to the Investor any data, documents, or other information, including any event or circumstance, that could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of any Company Party to the Investor Representative in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Company Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company Group, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).
Section 4.23Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.
(a)Sanctions Concerns.  None of the Company Group members, nor, to the Knowledge of the Company, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s “List of Specially Designated Nationals”, HMT’s “Consolidated List of Financial Sanctions Targets and the Investment Ban List”, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

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(b)Anti-Corruption Laws.  None of the Company Group members nor, to the Knowledge of the Company, any directors, officers, employees or agents of any member of the Company Group have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Parent Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any “person” (as such term is defined in the FCPA).  None of the Company Group members nor, to the Knowledge of the Company, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation.  The Company further represents that it has maintained, and has caused each member of the Company Group and Affiliates to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with all Anti-Corruption Laws.  The Company Group members have conducted their business in compliance with all Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.
(c)PATRIOT Act.  To the extent applicable, each Company Group member complies, with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.
Section 4.24Data Security; Data Privacy.
(a)The Company Group members have not experienced any breach of security of unauthorized access by third parties of any Personal Information in its possession, custody, or control that could reasonably be expected to result in a Material Adverse Effect.
(b)In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers employees and/or other Third Parties (collectively “Personal Information”), the Company Group members are and have been for the past three (3) years, to the Knowledge of Company, in compliance in all material respects with all Applicable Laws in all relevant jurisdictions, each Company Group member’s privacy policies and the requirements of any contracts or codes of conduct to which each Company Group member is a party, except for any such event that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The Company Group members have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by or on behalf of the Company Group members (as applicable) from and against unauthorized access, use and/or disclosure.  The Company Group members are and have been for the past three (3) years, to the Knowledge of the Company, in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification

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obligations, except for any such event that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
Section 4.25Compliance of Included Products.
(a)The Company Group members (and to the actual knowledge of the Company, Sandoz Inc., in the case of the Sandoz Product) possess all material Permits, including Regulatory Approvals from the FDA and other Governmental Authorities required for the conduct of their business as currently conducted, and all such Permits are in full force and effect;
(b)The Company Group members have not received any written communication from any Governmental Authority alleging any failure of any member of the Company Group to materially comply with any Laws, including any terms or requirements of any Regulatory Approval and, to the Knowledge of the Company, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, cancellation, material limitation, termination or adverse modification of any Regulatory Approval;
(c)None of the officers, directors, employees of any member of the Company Group or, to the Knowledge of the Company, Affiliates of the any member of Company Group or any agent or consultant involved in any Drug Application, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a nor, to the Knowledge of the Company, are any debarment proceedings or investigations pending or threatened against any member of the Company Group or any of their respective officers, employees or agents;
(d)None of the officers or directors of any member of the Company Group, or, to the Knowledge of the Company, employees or Affiliates of any member of the Company Group or any agent or consultant has (A) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency; or (B) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Regulation 46191 (September 10, 1991);
(e)All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval from the FDA or other Governmental Authority relating to any member of the Company Group, their business operations and Included Products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority;
(f)All preclinical and clinical trials conducted by or on behalf of any member of the Company Group that have been submitted to any Governmental Authority, including the

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FDA, in connection with any request for a Regulatory Approval, are being or have been conducted in compliance in all material respects with Applicable Laws;
(g)All Included Products have since January 1, 2021, been manufactured, transported, stored and handled in all material respects in accordance with all Permits and Applicable Laws, and since January 1, 2021, no Company Group (nor, to the Company’s actual knowledge, Sandoz Inc. with respect to the Sandoz Product) has experienced any material delays or failures with respect to the manufacture of, or any member of the Company Group’s ability to obtain, a supply of any Included Product or any device necessary to administer such Included Product that is sufficient to meet market demand in the United States;
(h)No member of the Company Group has received any written notice that any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has (i) commenced or threatened to initiate any action to enjoin any member of the Company Group, its officers, directors, employees, agents and Affiliates, from conducting its business at any facility owned or used by it, (ii) commenced or threatened to initiate any action against any member of the Company Group or its officers, directors, employees, agents and Affiliates for any material civil penalty, injunction, seizure or criminal action that could reasonably be expected to result in a Material Adverse Effect, (iii) commenced any investigation or review of any member of the Company Group’s (or any Third Party contractors for any member of the Company Group) manufacture, marketing or sale of any Included Product in the United States;
(i)No member of the Company Group has received (nor, to the Company’s actual knowledge, has Sandoz Inc. received) from the FDA at any time since January 1, 2021, a “Warning Letter”, Form FDA-483, “Untitled Letter”, or similar written correspondence or notice alleging violations of Laws enforced by the FDA or any comparable correspondence from any other Governmental Authority with regard to any Included Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to such Company Group entity (or, to the Company’s actual knowledge, Sandoz Inc. with respect to the Sandoz Product) could reasonably be expected to result in a Material Adverse Effect; and
(j)Since January 1, 2021, (A) there have been no material Safety Notices, (B) to the Knowledge of the Company, there are no unresolved material product complaints with respect to Included Products, and (C) to the Knowledge of the Company, there are no facts that would result in (1) a material Safety Notice with respect to Included Products, (2) a material change in the labeling of Included Products, or (3) a termination or suspension of marketing of Included Products; and
(k)All of the Included Products that exist as of the applicable Closing Date are listed on Schedule 4.26(b).
Section 4.26Labor Matters.  There are no existing or, to the Knowledge of the Company, threatened strikes, lockouts or other labor Disputes involving any member of the Company Group that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be

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expected to result in a Material Adverse Effect, hours worked by and payments of compensation made by each member of the Company Group to their respective employees are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.
Section 4.27EEA Financial Institution.  No Company Group entity is an EEA Financial Institution.
Section 4.28Taxes.  Each member of the Company Group has (A) filed all Tax returns and reports required by to have been filed by it (including in its capacity as a withholding agent), (B) paid all Taxes required to have been paid by it (including in its capacity as a withholding agent), and (C) provided adequate accruals, charges and reserves in accordance with GAAP in their applicable financial statements in respect of all Taxes not yet due and payable, except, in each case, (i) any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) any failure that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE Investor

Each Investor hereby represents and warrants separately (and not jointly) to the Company as of the Effective Date and the date of each Closing as follows:

Section 5.1Organization.  Such entity is duly formed, validly existing and in good standing under the Laws of its state of formation and has all powers and authority, and all licenses, Permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.
Section 5.2No Conflicts.  None of the execution and delivery by such entity of any of the Transaction Documents to which it is party, the performance by it of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, Permit or license of any Governmental Authority to which such entity or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such entity is a party or by which such entity or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of such entity, except in the case of clause (i) where any such event would not result in a material adverse effect on the ability of such entity to consummate the transactions contemplated by the Transaction Documents.
Section 5.3Authorization.  Such entity has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party

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and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each of the Transaction Documents to which such entity is party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by it.  Each of the Transaction Documents to which such entity is party has been duly executed and delivered by it.  Each of the Transaction Documents to which such entity is party constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
Section 5.4Governmental and Third Party Authorizations.  The execution and delivery by such entity of the Transaction Documents to which it is party, the performance by it of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person.
Section 5.5No Litigation. There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal and including by or before a Governmental Authority) pending or, to the knowledge of such entity, threatened by or against such entity, at law or in equity, that challenges or seeks to prevent or delay or which, if adversely determined, would prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which it is party.
Section 5.6No Brokers’ Fees.  Such entity has not taken any action that would entitle any Person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.
Section 5.7Funds Available.  Such entity has sufficient funds on hand or under commitment for it to satisfy its obligations to pay the Investment Amount due and payable on the Initial Closing Date and has sufficient funds under commitment to it to satisfy its obligations to pay the Investment Amount due and payable on the Second Closing Date, Third Closing Date and the Fourth Closing Date.  Such entity acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.
Section 5.8Access to Information. Such entity acknowledges that it has (a) reviewed such documents and information relating to the Revenue Interests, the Collateral and the Included Products and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Company, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Revenue Interests in accordance with the terms of this Agreement. Such entity has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Revenue Interests in accordance with the terms of this Agreement.
Section 5.9Tax Status.  Such entity is a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code).

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ARTICLE VI
AFFIRMATIVE COVENANTS

The Parties hereto covenant and agree as follows:

Section 6.1Collateral Matters; Guarantors.
(a)On or prior to the Initial Closing Date, each of the Company and the Guarantors shall enter into the Collateral Documents, pursuant to which the Company and the Guarantors shall grant to the Investor Representative, a continuing security interest of first priority in all of their respective right, title and interest in, to and under the Collateral (subject to Permitted Liens, but which, in the case of the Revenue Interests, shall be prior to all Liens other than Liens permitted pursuant to clauses (a), (b), (f), and (g) of the definition of Permitted Liens), whether now owned or hereafter existing or hereafter acquired, possessing or arising, whether tangible or intangible, wherever located, in each case, for the benefit of the Investor as security for the prompt and complete payment and performance of the Obligations.  Pursuant to the Security Agreement, the Company Parties shall pledge all of the Collateral, whether now owned or hereafter existing or hereafter acquired, possessing or arising, whether tangible or intangible, wherever located to the Investor Representative for the benefit of the Investor to secure the Obligations.  In addition, each Guarantor shall enter into the Guaranty, pursuant to which each Guarantor shall guarantee the prompt performance of the Obligations.  Within thirty (30) days (or such longer period as the Investor Representative may reasonably agree) after any Company Party forms or acquires any Subsidiary, the Company shall cause such Subsidiary to (i) enter into a Joinder Agreement to become a party to the Guaranty as Guarantor and to the Security Agreement as “Grantor” (as defined therein), (ii) if the respective Subsidiary required to comply with the requirements in this Section 6.1(a) owns registrations of or applications for patents, trademarks and/or copyrights, an intellectual property security agreement, (iii) UCC financing statements in appropriate form for filing in such jurisdictions as the Investor Representative may reasonably determine, (iv) all other documents, deliverables and related items that may otherwise be required pursuant to the terms of the Security Agreement, Guaranty or the other Collateral Documents and (v) each item of Collateral that such Subsidiary is required to execute and/or deliver under the Security Agreement and/or Guaranty, including any Deposit Account Control Agreement, Securities Account Control Agreement, and Commodities Account Control Agreement, in each case, other than with respect to Excluded Accounts.
(b)The Company authorizes and consents to the Investor Representative filing, including with the Secretary of State of the State of Delaware, one or more UCC financing statements (and continuation statements with respect to such financing statements when applicable) or other instruments and notices, in such manner and in such jurisdictions, as in the Investor Representative’s determination may be necessary or appropriate to evidence the purchase, acquisition and acceptance by the Investor Representative of its security interest hereunder and to perfect and maintain the perfection of each of the Investor’s security interest in the Collateral granted by each Company Party to the Investor Representative pursuant to the Security Agreement or any other Collateral Document; provided that the Investor Representative is authorized to file one or more financing or continuation statements, including any amendments thereto, relative to all or any part of the Collateral (including any financing statement indicating that it covers “all assets” or “all personal property” or “all assets of the Company Party, whether now existing or

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hereinafter arising” of such Company Party, or words of similar effect) without the signature of any Company Party.  For greater certainty, the Investor Representative will not file this Agreement in connection with the filing of any such financing statements (or similar documents) but may file a summary or memorandum of this Agreement if required under Applicable Laws providing for such filing.  For sake of clarification, the foregoing statements in this Section 6.1 shall not bind either Party regarding the reporting of the transactions contemplated hereby for GAAP or SEC reporting purposes.
Section 6.2Update Meetings.  During the Payment Term, but subject to ARTICLE IX, the Investor Representative shall be entitled to an update call or meeting (at the Investor Representative’s election, in-person, via teleconference or videoconference or at a location reasonably designated by the Company) once per each fiscal quarter to discuss (i) the reports delivered by the Company pursuant to Section 3.4, (ii) the progress of the sales and product development and marketing efforts made by each member of the Company Group pursuant to the Product Plan, (iii) the status and the historical and potential performance of the Included Products, (iv) any material regulatory developments or material developments relating to the Patent Rights of which any member of the Company Group has actual knowledge and/or (v) such other matters that the Investor Representative reasonably deems necessary or appropriate.  Any information disclosed by either Party during such update meetings or calls or provided to the Investor Representative pursuant to its request shall be considered “Confidential Information” of the disclosing Party subject to the terms of ARTICLE IX.  Notwithstanding the foregoing, after the occurrence and during the continuance of a Special Termination Event, Change of Control, Default or an Event of Default, the Investor Representative shall have the right, as often, at such times and with such prior notice as the Investor Representative shall determine in its reasonable discretion, to have such update meetings at the Company’s headquarters or inspect any records and operations of the Company and its Affiliates.
Section 6.3Notices.
(a)Subject to any confidentiality obligations to any Third Party, to the extent permitted by Applicable Law, promptly after receipt by the Company after the Effective Date of notice of any action, suit, claim, demand, Dispute, investigation, arbitration or other legal proceeding (commenced or threatened) involving or related to an Included Product or any Company Group member which owns any assets (including Product Rights) related to an Included Product, the transactions contemplated by any Transaction Document, or to the Revenue Interests, the Company shall, subject to any confidentiality obligations to any Third Party, (i) inform the Investor Representative in writing of the receipt of such notice and the substance thereof and (ii) if such notice is in writing, furnish the Investor Representative with a copy of such notice and any related materials with respect thereto reasonably requested by the Investor Representative, and if such notice is not in writing, furnish to the Investor Representative a written summary describing in reasonable detail the substance thereof.
(b)To the extent permitted by Applicable Law, promptly following receipt by any member of the Company Group after the Effective Date of any written notice, claim or demand challenging the legality, validity, enforceability or ownership of any of the Product Rights included in the Collateral, including the continued effectiveness of any Regulatory Approval relating to any Included Product, or pursuant to which any Third Party commences or threatens any action, suit

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or other proceeding against any member of the Company Group and relating to any Included Product (including Product Rights related to any Included Product), the Company shall, subject to any confidentiality obligation to any Third Party, (i) inform the Investor Representative in writing of such receipt and (ii) furnish the Investor Representative with a copy of such notice, claim or demand, or if such notice is not in writing, furnish to the Investor Representative a written summary describing in reasonable detail the contents thereof.
(c)The Company shall promptly (and in any event within fifteen (15) Business Days) provide Investor Representative with copies of any material information, reports and notices if the contents of such information, report or notice could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)The Company shall provide the Investor Representative with prompt written notice after the Company has Knowledge of any of the following: (i) the occurrence of a Bankruptcy Event in respect of any member of the Company Group or any Material Contract Counterparty to any Material Contract; (ii) any material breach or default (in each case, with or without notice or lapse of time, or both) by any Company Party of or under any covenant, agreement or other provision of any Transaction Document; (iii) any representation or warranty made by any Company Party in any of the Transaction Documents or in any certificate delivered to the Investor pursuant to this Agreement shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition with respect to the assets of any member of the Company Group, taken as a whole, that could reasonably be expected to result in a Material Adverse Effect.
(e)The Company shall promptly notify the Investor Representative of the occurrence of a Change of Control.
(f)The Company shall notify the Investor Representative in writing not less than five (5) Business Days prior to any change in, or amendment or alteration of, any Company Party’s (i) legal name, (ii) form of legal entity or (iii) jurisdiction of organization,
(g)The Company shall notify the Investor Representative of any ERISA Event promptly (and in any event, within ten (10) Business Days) following the Company becoming aware of such ERISA Event.
(h)The Company shall notify the Investor Representative of the occurrence of any material default or event of default (in each case, with or without notice or lapse of time, or both) related to any Permitted Convertible Notes promptly following the Company becoming aware of such default or event of default (and in any event, within five Business Days or within one (1) Business Day if any Indebtedness under such Permitted Convertible Notes has been accelerated).
(i)The Company shall promptly (and in any event, within ten (10) days) notify the Investor Representative of (i) the termination of any Material Contract other than upon its scheduled expiration date; (ii) the receipt by any Company Party or any of its Affiliates from a counterparty asserting a default by any member of the Company Group under any Material Contract where such alleged default, if accurate, would permit such counterparty to terminate such

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Material Contract, and provide a copy of any related documentation to the Investor Representative; (iii) the entering into of any new Material Contract by a Company Party or any Affiliate, and provide a copy of such new Material Contract to the Investor Representative; or (iv) any material amendment to an Material Contract, and provide a copy of such amendment to the Investor Representative.
(j)The Company shall promptly notify the Investor Representative of the occurrence of a Change of Control, Special Termination Event, Default or Event of Default.
(k)The Company shall promptly notify the Investor Representative of the occurrence of any event with respect to the assets of the Company or any Affiliates of the Company that could reasonably be expected to result in a Material Adverse Effect.

Subject to any confidentiality obligations to any Third Party, each notice pursuant to clauses (a) through (k) of this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the applicable Company Party has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.3(g), Section 6.3(i) or Section 6.3(h) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

Section 6.4Public Announcement.
(a)As soon as reasonably practicable following the date hereof, one or both of the Parties shall issue a mutually agreed to press release substantially in the applicable form attached hereto as Exhibit A.  Except as required by Applicable Law (including disclosure requirements of the SEC, the Nasdaq Stock Market or any other stock exchange on which securities issued by a Party or its Affiliates are traded) or for statements that are materially consistent with all or any portion of a previously approved public disclosure, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party (which in the case of the Investor, shall be the Investor Representative) with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.
(b)The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including proposed redaction of certain provisions of this Agreement) with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms of this Agreement proposed to be redacted, if any; provided that each Party shall ultimately retain control over what information to disclose to the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any Governmental Authorities which are consistent with redacted versions previously filed with any other Governmental Authorities.  Other than such obligation, neither

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Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority.  For clarity, once a public announcement or other disclosure is made by a Party in accordance with this Section 6.4, then no further consent or compliance with this Section 6.4 shall be required for any substantially similar disclosure thereafter.
Section 6.5Further Assurances.
(a)Each Company Party shall, and shall cause its Subsidiaries to, promptly, upon the reasonable request of the Investor Representative, at the Company’s sole cost and expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Transaction Documents or otherwise deemed by the Investor Representative reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Transaction Document, or obtain any consents or waivers as may be necessary in connection therewith; (b) deliver or cause to be delivered to the Investor Representative from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Investor Representative as the Investor Representative shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Transaction Documents; and (c) upon the exercise by the Investor of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Investor Representative may require.  In addition, the Company shall promptly, at its sole cost and expense, execute and deliver to the Investor Representative such further instruments and documents, and take such further action as the Investor Representative may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Investor hereby and thereby.
(b)The Company and the Investor shall cooperate and provide assistance as reasonably requested by each of the Parties hereto, at the expense of the requesting Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the requesting party, any of its Affiliates or controlling Persons or any of their respective officers, directors, equity holders, controlling Persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated herein or therein, the Total Fixed Payments or the Revenue Interests, but in all cases excluding any litigation brought by the Company (for itself or on behalf of any Company Indemnified Party) against the Investor or brought by the Investor or Investor Representative (for itself or on behalf of any Investor Indemnified Party) against the Company.

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(c)Each Party shall comply with all Applicable Laws with respect to the Transaction Documents and the Revenue Interests and the Total Fixed Payments except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.
Section 6.6Included Product Patent Rights.  Each Company Party shall, and shall cause its Subsidiaries to: (a)  use commercially reasonable efforts to take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to preserve and maintain the IP Rights related to the Included Products in the United States, including payment of maintenance fees or annuities, at the sole expense of the Company; (b) use commercially reasonable efforts to defend the IP Rights related to the Included Products in the United States against interference by any other Person, and against any claims of invalidity or unenforceability (including by defending any claim or counterclaim of invalidity or action of a Third Party in any United States forum), (c) use commercially reasonable efforts to enforce the IP Rights related to the Included Products in the United States against infringement by any other Person (including by bringing a legal action for infringement) to the extent that the Company determines that such enforcement is in the best interests of the business of the Company Group and would not give rise to a Material Adverse Effect, (d) use commercially reasonable efforts to defend against any material claim or action in the United States by any other Person that the manufacture, use, marketing, sale, offer for sale, importation or distribution of an Included Product as currently contemplated infringes on any Patent Rights or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s Trade Secrets or other intellectual property rights; and (e) when available in respect of an Included Product and where applicable, use best efforts to obtain a patent listing in the Orange Book.  The Company shall not exercise and enforce its applicable rights in any manner that would result in a breach of this Agreement.
Section 6.7Existence.  Each Company Party shall, and shall cause its Subsidiaries to, (a) preserve and maintain its existence, (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications could reasonably be expected to result in a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement, and (d) comply in all material respects with its organizational documents.
Section 6.8Commercialization of Included Products.
(a)After the receipt of a Favorable Determination, each Company Party shall, and shall cause its Subsidiaries to, use Commercially Reasonable and Diligent Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain Marketing Authorization in the United States for the Existing Yutrepia Product.  The Company shall not, without the prior consent of the Investor Representative, withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, Marketing Authorization in the United States for the Existing Yutrepia Product.  The Company shall (i) use Commercially Reasonable and Diligent Efforts, itself or through one or more Subsidiaries or Permitted Licensees, to Commercialize the Existing Yutrepia Product in the United States, and (ii) prior to the achievement of the Net Sales Threshold,  perform,

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itself or through one or more Subsidiaries, its obligations under the Sandoz Agreement and the Sandoz Device Agreement in all material respects.
(b)If any existing Material Contract (other than a Material Contract for a Permitted Foreign Transaction) terminates for any reason whatsoever and such Contract was, as of the time of termination, still a Material Contract, the Company shall use Commercially Reasonable and Diligent Efforts to enter into a replacement Material Contract as promptly as reasonably practicable.
(c)During the Payment Term, the Company shall, and shall cause the Company Parties to: (i) maintain in full force and effect, and shall not terminate, any Material Contract relating to an Included Product (including the Sandoz Agreement and the Sandoz Device Agreement following the achievement of the Net Sales Threshold to the extent that such agreements continue to be Material Contracts), except to the extent that the applicable Company Party determines that the termination of such Material Contract is in the best interests of the business of the Company Group and would not give rise to a Material Adverse Effect, and (ii) ensure a continuous and sufficient supply of the active pharmaceutical ingredient for Yutrepia and any device necessary to administer Yutrepia and, until the Net Sales Threshold is achieved, the Sandoz Product.  During the Payment Term until the Net Sales Threshold is achieved, the Company shall, and shall cause the Company Parties to, maintain in full force and effect, and shall not terminate, the Sandoz Agreement or the Sandoz Device Agreement.  Each member of the Company Group shall comply with all material terms and conditions of and fulfill all material obligations under each Material Contract for an Included Product to which any of them is party.  Upon the occurrence of a material breach of any such Material Contract by any member of the Company Group, the Company shall use Commercially Reasonable and Diligent Efforts to cure (or cause its Subsidiary to cure) such material breach.  Notwithstanding the foregoing, the Company shall have the right, by written notice to the Investor Representative, to amend Schedule 4.12(a) to replace the Mainbridge Agreement with a New Sandoz Device Agreement provided that such New Sandoz Device Agreement is not reasonably expected to result in a delay in the Regulatory Approval of a New Pump (as defined in the Product Plan) as compared to the corresponding timelines set forth in the Product Plan.
(d)If, prior to the achievement of the Net Sales Threshold, a material breach of the Sandoz Agreement by the counterparty thereto occurs that could result in a reduction in the amounts that are paid or payable to the applicable Company Party under the Sandoz Agreement, the Company shall notify the Investor Representative in writing, consult with the Investor Representative relating to such breach and any related enforcement action, and shall seek to enforce all of its (and cause its Affiliates to seek to enforce all of their) rights and remedies thereunder.  Upon the occurrence of a material breach of any Material Contract (including the Sandoz Agreement and the Sandoz Device Agreement following the achievement of the Net Sales Threshold to the extent that such agreements continue to be Material Contracts) by any other party thereto, the Company shall seek to enforce all of its (and cause its Affiliates to seek to enforce all of their) rights and remedies thereunder, except to the extent that the applicable Company Party determines that not enforcing such rights and remedies is in the best interests of the business of such Company Party and would not give rise to a Material Adverse Effect.
Section 6.9Financial Statements.

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(a)Commencing with the fiscal year ending December 31, 2022, the Company shall deliver to the Investor Representative, in form and detail reasonably satisfactory to the Investor Representative as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Company Group as at the end of such fiscal year, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, or otherwise audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing and reasonably acceptable to the Investor Representative, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit (except for a qualification or an exception to the extent related to the maturity or refinancing of borrowings under Permitted Debt or this Agreement); provided, that to the extent the components of such financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such financial statements as they relate to such components; provided, further, that, such financial statements shall be deemed to have been delivered to the Investor Representative on the date on which such financial statements are publicly available via EDGAR on the SEC’s website at www.sec.gov; and
(b)The Company shall deliver to the Investor Representative, as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, when required to be filed with the SEC), commencing with the first such fiscal quarter ending following the Closing Date, a consolidated balance sheet of the Company Group as at the end of such fiscal quarter, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth, in each case in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail; provided, that, such financial statements shall be deemed to have been delivered to the Investor Representative on the date on which such financial statements are publicly available via EDGAR on the SEC’s website at www.sec.gov.
Section 6.10Certificates; Other Information; Bank Account Viewing Access.
(a)The Company shall deliver to the Investor Representative, in form and detail reasonably satisfactory to the Investor Representative:
(i)concurrently with the delivery of the financial statements referred to in Section 6.9(a) and Section 6.9(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company.
(ii)as soon as practicable upon the reasonable request of the Investor Representative, copies of the most recent quarterly statements for each Deposit Account, Securities Account, Commodities Account and other bank account or securities account of the Company and each other Company Party;

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(iii)concurrently with the delivery of the financial statements referred to in Section 6.9(a) and Section 6.9(b), a certificate of a Responsible Officer of the Company listing (A) all applications by any Company Party, if any, for Copyrights, Patent Rights or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Initial Closing Date), (B) all issuances of registrations or letters on existing applications by any Company Party for Copyrights, Patent Rights and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Initial Closing Date), (C) all material Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Company Party since the date of the prior certificate (or, in the case of the first such certificate, the Initial Closing Date), (D) such supplements to Schedule 1.1-4, Schedule 4.10(a), Schedule 4.10(i), Schedule 4.10(r), Schedule 4.12(a), Schedule 4.14(c), and Schedule 4.20 (it being understood that notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, any updates to the Schedules pursuant to this Section 6.10(a)(iii) which contain updates outside of the information required by the Sections or clauses of this Agreement to which such Schedule is pertaining shall not qualify the representations and warranties, covenant or other terms of the Transaction Documents) as are (i) necessary to add items solely for events occurring between the last Closing Date and the date of such certificate in order to cause such schedule to be true and complete in all material respects as of the date of such certificate (it being understood that such supplements are not meant to cure inaccurate disclosure made as of the last Closing Date for purposes of the Investor’s rights to indemnification hereunder) and (ii) reasonably acceptable to the Investor Representative.
(iv)concurrently with the delivery of the financial statements referred to in Section 6.9(a) and Section 6.9(b), to the extent necessary, updated versions of the Perfection Certificate and schedules to the Security Agreement showing information as of the date of such audit report (it being agreed and understood that this requirement shall be in addition to the notice and delivery requirements set forth in the Collateral Documents and shall not constitute a cure or waiver of any breach of such notice or delivery requirements).
(b)Documents required to be delivered pursuant to Section 6.9 or Section 6.10(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website, or (ii) on which such documents are posted on the Company’s behalf on an internet or intranet website, if any, to which the Investor Representative has access (whether a commercial, third-party website or whether sponsored by the Investor); provided, that the Company shall notify the Investor Representative (by electronic mail) of the posting of any such documents and provide to the Investor Representative by electronic mail electronic versions (i.e., soft copies) of such documents.  The Investor Representative shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery by the Investor or the Investor Representative, and the Investor or the Investor Representative shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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(c)The Company shall at all times provide the Investor Representative with “view-only” online access enabling it to view all aggregate cash and Cash Equivalents, in each case, of the Company and each Company Party held in Deposit Accounts and Securities Accounts for which the Investor Representative shall have received a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.
Section 6.11Payment of Obligations.  Each Company Party shall pay and discharge (a) prior to the date on which penalties attach thereto, all federal and state and other Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company Party, (b) as the same shall become due and payable, all other obligations, liabilities or lawful claims which, if unpaid, would by Law become a Lien (other than a Permitted Lien pursuant to clause (d) of the definition of Permitted Liens in Section 1.1) upon any Collateral, and (c) prior to the date on which such Indebtedness shall become delinquent or in default, all material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
Section 6.12Maintenance of Properties.  Each Company Group entity shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and casualty and condemnation events excepted) except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and shall make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 6.13Maintenance of Insurance.
(a) Except as would not reasonably be expected to result in a Material Adverse Effect, each member of the Company Group shall maintain with financially sound and reputable insurance companies that are not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
(b)Within thirty (30) days of the Initial Closing Date, (i) the Company shall provide the Investor Representative a schedule of the insurance coverage of each member of the Company Group as is then in effect, outlined as to carrier, policy number, expiration date, type, amount and deductibles, and (ii) each member of the Company Group members shall cause the Investor and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any tangible Collateral.
Section 6.14Books and Records.  Each member of the Company Group shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Company Group entity, as the case may be.  Each member of the Company Group members shall maintain such books of record and account in material conformity

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with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Company Group entity, as the case may be.
Section 6.15Use of Proceeds.  The Company Group, taken as a whole, shall use substantially all of the Investment Amount to consummate the Payoff, support the development and Commercialization of Yutrepia, including the commercial launch of Yutrepia in accordance with the Product Plan, the Commercialization of the Sandoz Product, the development of a pump for the administration of the Sandoz Product, one or more Strategic Transactions, preclinical pipeline activities, the Commercialization of any products acquired or developed and for general corporate purposes.  In no event, however, shall the Investment Amount be used to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Investor or otherwise) of Sanctions or otherwise in contravention of any Law or of any Transaction Document.
Section 6.16ERISA Compliance.  Each member of the Company Group shall do each of the following: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law, (b) cause each Pension Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all contributions required to be made by each member of the Company Group to any Pension Plan subject to Section 412 or Section 430 of the Internal Revenue Code, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.
Section 6.17Compliance with Material Contracts.  Without limitation of the Company’s obligations under Section 6.8, each member of the Company Group shall comply in all respects with (a) the Product Plan and (b) each Contractual Obligation of such Person, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 6.18Compliance with Laws.  (a) Each member of the Company Group shall comply with all Applicable Laws (including any Law, rule or regulation with respect to the making or brokering of loans or financial accommodations), except, in each case, as would not, individually or in the aggregate, be expected to result in a Material Adverse Effect and (b) each Company Party shall, or cause its Subsidiaries to, obtain and maintain all required material Permits.
Section 6.19Anti-Corruption Laws; Anti-Terrorism Laws.
(a)Neither any member of the Company Group, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents shall, directly or indirectly, engage in any activity which would constitute a violation of the FCPA make, offer, promise or authorize any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority or

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(iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliate in obtaining or retaining business for or with, or directing business to, any “person” (as such term is defined in the FCPA).
(b)The Company Group members shall not, nor shall any member of the Company Group permit any Affiliate controlled by any member of the Company Group to, directly or indirectly, knowingly enter into any documents, instruments, agreements or Contracts with any sanctioned Person.  The Company Group members shall not, nor shall any member of the Company Group permit any Affiliate controlled by the Company to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any sanctioned Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any sanctioned Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
Section 6.20Data Privacy.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, the Company Group members shall maintain compliance in all material respects with all Applicable Laws in all relevant jurisdictions, the Company Group member’s privacy policies and the requirements of any contracts or codes of conduct to which any member of the Company Group is a party, except for any such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Company shall maintain commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  The Company Group members shall maintain compliance in all material respects with all Applicable Laws relating to data loss, theft and breach of security notification obligations, except for any such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 6.21Included Products.  In connection with the development, testing, manufacture, marketing or sale of each and any Included Product by any member of the Company Group, the Company Group members shall comply in all material respects with all material Permits.
Section 6.22Tax.
(a)The Parties (i) agree that for U.S. federal and applicable state and local income Tax purposes, each of the Initial Investment Amount, the Second Investment Amount, the Third Investment Amount and the Fourth Investment Amount is intended to constitute a debt instrument that is subject to U.S. Treasury Regulations under Section 1.1275-4(b) governing contingent payment debt instruments.  Within ninety (90) days after the date of this Agreement (and, if applicable, each of the Second Closing Date, the Third Closing Date and the Fourth Closing Date), the Company will prepare and deliver to the Investor Representative a determination of the

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comparable yield and a projected payment schedule under Section 1.1275-4(b) (the “Comparable Yield”).  Unless the Investor Representative objects to the Comparable Yield within fifteen (15) days after receipt thereof, the Comparable Yield shall become final and binding on the Parties.  If the Investor Representative objects to the Comparable Yield within fifteen (15) days of receipt, then the Parties shall cooperate in good faith to agree on a revised Comparable Yield within twenty (20) days of the Investor’s objection.  The Parties intend that the provisions of the U.S. Treasury Regulation Section 1.1275-2(a)(1) would apply, subject to the exceptions in the U.S. Treasury Regulation Section 1.1275-2(a)(2), to treat any non-contingent payments on the debt instrument and the projected amount of any contingent payments as first, a payment of any accrued and any unpaid original issue discount at such time and second, a payment of principal (including for purposes of the rules applicable to “applicable high yield discount obligations”).  The Parties agree not to take and to not cause or permit their Affiliates to take, any position that is inconsistent with the provisions of this Section 6.22(a) on any U.S. federal, state or local income Tax return or for any other U.S. federal, state or local income Tax purpose, unless required by Applicable Law or the good faith resolution of a Tax audit or other Tax proceeding.
(b)On or prior to the Initial Closing Date, the Investor shall provide the Company with a duly completed and executed IRS Form W-9 certifying that such entity is a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) that is exempt from U.S. federal backup withholding with respect to all payments pursuant to this Agreement.
(c)Payments by or on account of any obligation of any Company Party under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Company Party is required by Applicable Law to deduct or withhold any Tax in respect of any amounts payable to an Investor pursuant to any Transaction Document, (1) such Company Party shall make such deduction or withholding and timely pay such amount to the applicable Governmental Authority, (2) such Company Party shall provide such Investor with a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to such Investor and (3) if the Tax deducted or withheld was an Indemnified Tax, the sum payable by such Company Party shall be increased so that after all required deductions and withholdings for Indemnified Taxes have been made (including deductions and withholdings applicable to additional sums payable under this Section 6.22(c)), such Investor receives an amount equal to the sum it would have received had no such deductions or withholdings been made.  The Company will promptly notify an Investor if any Company Party becomes required to deduct or withhold any Tax in respect of any payment to such Investor pursuant to any Transaction Document.
(d)If the Investor determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received Additional Amounts pursuant to this Section 6.22, it shall pay to the Company an amount equal to such refund (but only to the extent of Additional Amounts paid under this Section 6.22 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Investor and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Company, upon the request of the Investor, shall repay to the Investor the amount paid over pursuant to this Section 6.22(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Investor is required to repay such refund

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to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 6.22(d), in no event will the Investor be required to pay any amount to the Company pursuant to this Section 6.22(d) the payment of which would place the Investor in a less favorable net after-Tax position than the Investor would have been in if the Tax for which the Company paid Additional Amounts and giving rise to such refund had not been deducted, withheld or otherwise imposed and the Additional Amounts with respect to such Tax had never been paid.  This Section 6.22(d) shall not be construed to require the Investor to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person other than a reasonably detailed explanation of any computation made pursuant to this Section 6.22(d).
(e)The Company shall timely pay to the applicable Governmental Authority in accordance with Applicable Law any Other Taxes.
(f)Without duplication of any amounts payable under Section 6.22(c) or Section 6.22(e), the Company shall indemnify the Investor with respect to any Indemnified Tax or Other Tax payable or paid by the Investor (including any Indemnified Tax or Other Tax payable or paid with respect to any amounts payable under this Section 6.22) and any reasonable expenses related thereto, in each case whether or not such Taxes were correctly or legally asserted by the applicable Governmental Authority.  Any such indemnification shall be paid within fifteen (15) days after the Investor makes a written demand therefor.  A certificate as to the amount of such payment or liability, accompanied by a reasonable explanation thereof, delivered to the Company by the Investor shall be conclusive absent manifest error.
(g)Each Party’s obligations under this Section 6.22 shall survive the termination of this Agreement, any assignment by an Investor and the repayment, satisfaction or discharge of all obligations under this Agreement.
ARTICLE VII
NEGATIVE COVENANTS

During the Payment Term, no Company Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1Liens.  Create, incur, assume or suffer to exist any Lien upon any assets or property, whether now owned or hereafter acquired, other than the Permitted Liens.
Section 7.2Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness without the prior written consent of the Investor Representative, except Permitted Debt.
Section 7.3Dispositions.  Make any Disposition (other than, for the avoidance of doubt, Permitted Transfers) unless:
(a)the consideration paid in connection therewith shall be in an amount not less than the fair market value of the property Disposed of;

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(b)no Special Termination Event, Default or Event of Default shall have occurred and be continuing both immediately prior to and immediately after giving effect to such Disposition;
(c)such transaction does not involve the sale or other Disposition of a minority Equity Interest in any Subsidiary (other than to a Company Party);
(d)such transaction does not involve a sale, transfer, license or other Disposition of the Existing Yutrepia Product assets or rights included in the Collateral (or any Product Rights associated therewith) in the United States; and
(e)the aggregate net book value of all of the assets sold or otherwise Disposed of (including, for the avoidance of doubt, the assets sold or otherwise Disposed of in such Disposition) does not exceed [***] Dollars ($[***]) in any fiscal year.
Section 7.4Change in Nature of Business, Management, Control, or Business Location.
(a)Engage in any material line of business other than the discovery, development, manufacture or commercialization of biopharmaceutical products.
(b)Liquidate or dissolve or permit any of its Subsidiaries to liquidate or dissolve.
(c)Without at least thirty (30) days prior written notice to the Investor Representative, add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than [***] Dollars ($[***]) in assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of [***] Dollars ($[***]) to a bailee at a location other than to a bailee and at a location already disclosed in writing to the Investor Representative.  If the Company intends to add any new offices or business locations, including warehouses, containing in excess of [***] Dollars ($[***]) of the Company’s assets or property, then the Company shall use reasonable efforts to cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance satisfactory to the Investor Representative in its commercially reasonable discretion.  If the Company intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of [***] Dollars ($[***]) to a bailee, and the Investor Representative and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which the Company intends to deliver the Collateral, then the Company shall use reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to the Investor Representative in its commercially reasonable discretion.
Section 7.5Prepayment of Other Indebtedness.  Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption, cash settlement or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of the Company or any Subsidiary (other than exchanging any such Indebtedness for capital stock (other than Disqualified Capital Stock)) or

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the proceeds from the sale of capital stock (other than Disqualified Capital Stock) or, with respect to the Indebtedness arising under the Transaction Documents, Permitted Debt and, in the case of the Permitted Convertible Notes, other than from using the proceeds from the sale of Permitted Convertible Notes or exchanging any such Indebtedness for Permitted Convertible Notes.
Section 7.6Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.
(a)Amend, modify or change its Organization Documents in a manner materially adverse to the rights or remedies of the Investor under the Transaction Documents.
(b)Without providing ten (10) days’ prior notice to the Investor Representative, change its fiscal year.
(c)Without providing ten (10) days’ prior notice to the Investor Representative, change its name, state of organization or form of organization or its Federal Taxpayer Indemnification Number or its organizational identification number.
(d)Amend, modify or change any of the terms or provisions of any Permitted Debt Facility Document in a manner materially adverse to the interests of the Investor and the Investor Representative.
(e)Amend, modify or change the Product Plan without the prior written consent of the Investor Representative.
(f)Amend, modify or change in any material respect or waive any of the terms or provisions of a Material Contract (other than any License Agreement outside the United States) in a manner materially adverse to the Investor.  For clarity, any amendment, modification, change or waiver to the Sandoz Agreement that reduces the amounts payable thereunder to any Company Party shall be deemed to be materially adverse to the Investor.
Section 7.7Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)each Subsidiary may make Restricted Payments to any other Company Party;
(b)each Company Party may make Restricted Payments to any Company Party;
(c)each Subsidiary may make Restricted Payments to the holders of its Equity Interests on a pro rata basis;
(d)each Subsidiary that is not a Company Party may make Restricted Payments to any other Subsidiary;

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(e)the Company Group may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Capital Stock) of the Company Group member, as applicable;
(f)the Company may make scheduled payments to the Permitted Debt Creditors so long as (i) no Default or Event of Default (in each case, with or without notice or lapse of time, or both) exits under the Permitted Debt Facility Documents and (ii) such payments are made in accordance with the terms of the Permitted Debt Facility Documents;
(g)the Company may make Restricted Payments to the Permitted Convertible Notes Creditors in each case in accordance with the Permitted Debt Facility Documents related thereto;
(h)the Company may make any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company Group) of, Equity Interests (other than Disqualified Capital Stock) of the Company;
(i)the Company Group may repurchase Equity Interests (i) deemed to occur upon the exercise of options, warrants or other convertible securities to the extent that such Equity Interests represent all or a portion of the exercise price thereof or (ii) deemed to occur upon the withholding of a portion of Equity Interests granted or awarded to any current or former officer, director, manager, employee or consultant (or permitted transferees, assigns, estates, trusts or heirs of any of the foregoing) to pay for Taxes payable by such Person in connection with such grant or award (or the vesting thereof);
(j)any member of the Company Group may make payments of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities; and
(k)any member of the Company Group may repurchase, redeem or otherwise acquire or retire for value any Equity Interests of such member of the Company Group held by any current or former employee, director, manager, consultant or director (or permitted transferees, assigns, estates, trusts or heirs of any of the foregoing) of such member of the Company Group pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid under this clause (k) in any Calendar Year, commencing with the Calendar Year ended December 31, 2023, will not exceed [***] Dollars ($[***]) (with unused amounts in any such Calendar Year being referred to as “Unused Amounts”); provided, further, that such amount may be increased by an amount not to exceed:
(A)the net cash proceeds from the sale of Equity Interests (other than Disqualified Capital Stock) of the Company to any current or former employee, director, manager, consultant or director of any member of the Company Group that occurs after the date of this Agreement; and
(B)the cash proceeds of life insurance policies received by any member of the Company Group after the date of this Agreement; and

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(C)the aggregate Unused Amounts for the prior two (2) year period which aggregate amount will be reduced to the extent used to repurchase, redeem or otherwise acquire or retire for value any Equity Interests pursuant to this clause (k).
(l)any member of the Company Group may make payments or distributions to dissenting stockholders pursuant to Applicable Law in connection with any merger, amalgamation or consolidation with, or other acquisition of, another Person;
(m)to the extent constituting Restricted Payments, may make payments of contingent liabilities in respect of any adjustment of purchase price, earn outs, deferred compensation and similar obligations of the Company Group may make any other Restricted Payments in an aggregate amount not to exceed [***] Dollars ($[***]).

Notwithstanding the foregoing, and for the avoidance of doubt, conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on, or required payment of any interest with respect to, any Permitted Convertible Notes, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Notes, shall not constitute a Restricted Payment.

Notwithstanding the foregoing, the Company may repurchase, exchange or induce the conversion of Permitted Convertible Notes by delivery of shares of the Company’s common stock and/or a different series of Permitted Convertible Note (any such series of Permitted Convertible Notes, “Refinancing Convertible Notes”) and/or by payment of cash in an amount that does not exceed the proceeds received by the Company from the substantially concurrent issuance of shares of the Company’s common stock and/or Refinancing Convertible Notes.

Section 7.8Minimum Cash.  During the Payment Term, permit aggregate cash and Cash Equivalents, in each case, of the Company or any Company Party held in Deposit Accounts and Securities Accounts, in each case, for which the Investor Representative shall have received an effective Deposit Account Control Agreement or Securities Account Control Agreement, as applicable (collectively, the “Minimum Cash Accounts” and each, a “Minimum Cash Account”), to be less than the following amounts in the aggregate: (a) during the Calendar Year beginning on January 1, 2024, [***] Dollars ($[***]), and (b) for the remainder of the Payment Term after the Calendar Year ended December 31, 2024, [***] Dollars ($[***]).
Section 7.9Burdensome Actions.
(a)Each member of the Company Group shall not enter into any Contract, or grant any right to any other Person, in any case that would conflict with the Transaction Documents or serve or operate to limit or circumscribe any of the Investor’s rights under the Transaction Documents (or the Investor’s ability to exercise any such rights) or create, incur, assume or suffer to exist any Lien upon any property or assets of any member of the Company Group to secure the Obligations (other than Permitted Liens which relate solely to the property secured thereby), or agree to do or suffer to exist any of the foregoing.  Without limiting the generality of the foregoing, the Company shall not enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any Company Party (other than Permitted Liens) to (i) pledge its property

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pursuant to the Transaction Documents or (ii) perform any of its obligations under the Transaction Documents or any Material Contract in any material respect.  Notwithstanding anything to the contrary in this Agreement, the Company shall not take any action or abstain from taking any action, directly or indirectly, which action or abstinence would have the effect of altering the terms and conditions of this Agreement or the other Transaction Documents (or any ancillary documents thereto) in a manner that could reasonably be expected to result in a Material Adverse Effect.
(b)Each member of the Company Group shall not enter into any Contract, grant any right to any other Person with respect to the Existing Yutrepia Product or amend or waive any requirements under any agreement with respect to the Existing Yutrepia Product that would reasonably be expected to result in a Material Adverse Effect.
(c)Prior to the achievement of the Net Sales Threshold, each member of the Company Group shall not terminate or amend or waive any requirements under the Sandoz Agreement or the Sandoz Device Agreement without the consent of the Investor Representative (such consent not to be unreasonably withheld, conditioned or delayed).
Section 7.10Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Company Party, except for (a) transactions that are in the ordinary course of such Company Party’s business, upon fair and reasonable terms that are no less favorable to such Company Party than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions of the type described in and permitted by Section 7.3 and Section 7.11 hereof, and (c) unsecured debt financings with the Company Party’s existing investors, so long as all such Indebtedness is subordinated.
Section 7.11Investments. Directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary or in any Foreign Subsidiary) other than Permitted Investments or in connection with a Permitted Foreign Transaction.
Section 7.12Bank Accounts.  Not, and not permit any other Company Party, to maintain or establish any Deposit Accounts, Securities Accounts, or Commodities Accounts (other than (x) Excluded Accounts and (y) the Deposit Accounts, Securities Accounts, or Commodities Accounts set forth on Schedule 4.14(c) (which accounts constitute all of the Deposit Accounts, Securities Accounts, Commodities Accounts or other similar accounts maintained by the Company Parties as of the Closing Date), without prior written notice to Investor Representative and unless (other than with respect to Excluded Accounts) Investor Representative, the applicable Company Party and any other relevant Company Party (if applicable) and the bank, securities intermediary, commodities intermediary, broker, clearing corporation or other Person at which any Deposit Account, Securities Account or Commodities Account is to be opened enter into a Deposit Account Control Agreement, Securities Account Control Agreement and/or Commodities Account Control Agreement regarding such account.  It is agreed and understood that the foregoing requirement to deliver a Deposit Account Control Agreement, Securities Account Control Agreement and/or Commodities Account Control Agreement shall not apply to Excluded Accounts.  Notwithstanding anything to the contrary contained in Section 6.5 and this Section 7.12, it is hereby acknowledged and agreed by Investor Representative that the Company Parties shall have sixty (60) days (or such longer time period as agreed to by Investor Representative in its sole discretion) from the closing date of any Permitted

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Acquisition to enter into a Deposit Account Control Agreement, Securities Account Control Agreement and/or Commodities Account Control Agreement with respect to any Deposit Account, Securities Account or Commodities Account (in each case, other than Excluded Accounts) of a target acquired, or otherwise established, by any member of the Company Party in connection with a Permitted Acquisition.
Section 7.13Negative Pledge.  Not, and not permit any other Company Party to enter into, any Contract restricting the creation of Liens on the property of any Company Party for the benefit of the Investor Representative to secure the Obligations, in each case other than in respect to Permitted Liens (and solely with respect to the property covered thereby).
ARTICLE VIII
THE CLOSINGS
Section 8.1Closing.  Subject to the terms of this Agreement, the closings of the transactions contemplated hereby (each, a “Closing”) shall each take place on the corresponding date set forth below, or such other date as the Parties may mutually agree:
(a)for the initial Closing (the “Initial Closing”), subject to the satisfaction of the conditions set forth in Section 8.2, on the date that is fifteen (15) Business Days following the Effective Date (the “Initial Closing Date”) following the satisfaction of the conditions set forth in Section 8.6(a) and Section 8.6(b);
(b)for the second Closing (the “Second Closing”), subject to the satisfaction of the conditions set forth Section 8.3 and Investor Representative’s receipt of the Second Closing Notice on or prior to December 31, 2023, on the date that is fifteen (15) Business Days following the satisfaction of the conditions set forth in Section 8.3 and Section 8.6(c) (the “Second Closing Date”);
(c)for the third Closing (the “Third Closing”), subject to the satisfaction of the conditions set forth in Section 8.4 and Investor Representative’s receipt of the Third Closing Notice, on the date that is fifteen (15) Business Days following the satisfaction of the conditions set forth in and Section 8.4 and Section 8.6(d) (the “Third Closing Date”); and
(d)for the fourth Closing (the “Fourth Closing”), subject to the satisfaction of the conditions set forth in Section 8.5 and Investor Representative’s receipt of written notices from the Company and the Investor that Company has elected to receive, and Investor has elected to pay, the Fourth Investment Amount, on the date that is fifteen (15) Business Days following the satisfaction of the conditions set forth in Section 8.5 and Section 8.6(e) (the “Fourth Closing Date”), provided that the Fourth Closing Date must occur, if at all, no later than fifteen (15) Business Days before the Legal Maturity Date.
Section 8.2Conditions to Initial Closing.  The obligations of the Investor relating to the Initial Closing shall be conditional upon no Bankruptcy Event with respect to any member of the Company Group or no Special Termination Event, Change of Control, Default or Event of Default having occurred and be continuing (and the Investor Representative’s receipt of the certification from a Responsible Officer to that effect).

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Section 8.3Conditions to Second Closing.  The obligations of the Investor relating to the Second Closing shall be conditional upon (a) no Bankruptcy Event with respect to any member of the Company Group or no Special Termination Event, Change of Control, Default or Event of Default having occurred and be continuing (and the Investor Representative’s receipt of the certification from a Responsible Officer to that effect), and (b) Company providing written notice to Investor Representative of: (i) its election to receive the Second Investment Amount; and (ii) a written description of the Strategic Transaction for which such funds will be used (the “Second Closing Notice”).  For clarity, the Investor shall have no obligation to pay the Second Investment Amount to Company (x) for any transaction other than a Strategic Transaction, or (y) if the Second Closing Notice is delivered to the Investor Representative after December 31, 2023.
Section 8.4Conditions to Third Closing. The obligations of the Investor relating to the Third Closing shall be conditional upon: (a) no Bankruptcy Event with respect to any member of the Company Group or no Special Termination Event, Change of Control, Default or Event of Default having occurred and be continuing (and the Investor Representative’s receipt of the certification from a Responsible Officer to that effect), and (b) the occurrence of one of the following: (i) the Favorable Determination; (ii) Investor’s receipt of an insurance policy in a form and substance reasonably satisfactory to Investor Representative and the Company, whereby Investor would receive an amount equal to or greater than the Third Investment Amount if an Other Determination occurs (“Insurance Policy”); or (iii) the mutual written agreement of the Parties that Company has elected to receive, and the Investor has elected to pay, the Third Investment Amount.  The Company shall provide written notice to the Investor Representative within ten (10) Business Days after the occurrence of any event in clause (b) of this Section 8.4, together with documentation reasonably sufficient to evidence the occurrence of such event (the “Third Closing Notice”). At the option of the Investor Representative, the Investor Representative may use a portion of the proceeds of the Third Closing to fund the payment of the premium of the Insurance Policy and, in such case, the proceeds of the Third Closing shall be funded net of such expense; provided, that (x) the Insurance Policy is the sole condition under clause (b) above which triggers the obligation of the Investor to pay the Third Investment Amount and (y) the Investor obtained the prior written consent of the Company to authorize the effectiveness of the Insurance Policy.
Section 8.5Conditions to Fourth Closing.  The obligations of the Investor relating to the Fourth Closing shall be subject to (a) the Company’s election to receive, and the Investor’s election to pay, the Fourth Investment Amount, and (b) no Bankruptcy Event with respect to any member of the Company Group or no Special Termination Event, Change of Control, Default or Event of Default having occurred and be continuing (and the Investor Representative’s receipt of the certification from a Responsible Officer to that effect).
Section 8.6Closing Deliverables of the Company.
(a)On Effective Date, the Company shall deliver or cause to be delivered to the Investor Representative the following:
(i)Transaction Documents.  (A) Receipt by the Investor Representative of executed counterparts (including by electronic means) of this Agreement, executed by the

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parties thereto (in a manner reasonably acceptable to the Investor Representative), in form and substance satisfactory to the Investor Representative and (B) the Investor Representative and the Company shall have agreed to the form of the Security Agreement and the Guaranty, including all schedules, annexes and exhibits thereto).
(ii)Organization Documents, Resolutions, Etc.  Receipt by the Investor Representative of the following (to the extent not previously provided to the Investor Representative), each of which shall be originals or electronic copies, in form and substance reasonably satisfactory to the Investor Representative and its legal counsel:
(A)copies of the certificate of incorporation or organization, as applicable, of each Company Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and the other Organization Documents, in each case certified by a secretary or assistant secretary (or, if such entity does not have a secretary or assistant secretary, a Responsible Officer with equivalent responsibilities) of such Company Party to be true and correct as of the Effective Date;
(B)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Company Party as the Investor Representative may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Transaction Documents to which such Company Party is a party; and
(C)such documents and certifications as the Investor Representative may reasonably require to evidence that each Company Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.
(iii)Form of Opinions of Counsel.  Receipt by the Investor Representative of a form of written legal opinion of DLA Piper LLP (US), in form and substance reasonably acceptable to the Investor Representative.
(iv)Responsible Officer’s Certificate.  Receipt by the Investor Representative of a certificate of a Responsible Officer of each Company Party certifying that (i) the representations and warranties set forth in ARTICLE IV or any other Transaction Document (other than the Fundamental Representations) are true and correct in all material respects on and as of the Effective Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Effective Date or such other date, as applicable, (ii) the Fundamental Representations are true and correct in all respects on and as of the Effective Date (or, if made as of a specific date, as of such date) and (iii) no Bankruptcy Event with respect to any member

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of the Company Group and no Special Termination Event, Change of Control, Default or Event of Default has occurred and is continuing, in each case on the Effective Date.
(v)Other.  Such other documents, instruments, reports, statements and information as may be reasonably requested by the Investor Representative.
(b)On the Initial Closing Date, the Company shall deliver or cause to be delivered to the Investor Representative the following:
(i)Transaction Documents.Receipt by the Investor Representative of executed counterparts (including by electronic means) of the Guaranty and the Security Agreement, executed by the parties thereto (in a manner reasonably acceptable to the Investor Representative), in each case in form and substance previously agreed between the Company and the Investor Representative prior to the Effective Date.
(ii)A certificate of a Responsible Officer of each Company Party (the statements made in which shall be true and correct on and as of the Initial Closing Date): (A) attaching copies, certified by such officer as true and complete, of (x) the Organization Documents of the Company Party and (y) confirming that resolutions of the governing body of the Company Party authorizing and approving the execution, delivery and performance by the Company Party of the Transaction Documents and the transactions contemplated herein and therein remain in full force and effect; and (B) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Company Party’s jurisdiction of organization, stating that the Company Party is in good standing under the Applicable Laws of such jurisdiction.
(iii)A certificate of a Responsible Officer of each Company Party certifying that (a) the representations and warranties set forth in ARTICLE IV or any other Transaction Document (other than the Fundamental Representations) are true and correct in all material respects on and as of the Initial Closing Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Initial Closing Date or such other date, as applicable, (b) that the Fundamental Representations are true and correct in all respects on and as of the Initial Closing Date (or, if made as of a specific date, as of such date), subject to any additions that the Company may make to the Disclosure Schedule with respect to Section 4.10 and Section 4.12 (provided that any such additions to Section 4.12 of the Disclosure must be reasonably satisfactory to the Investor Representative (and could not be reasonably expected to have a Material Adverse Effect)) as of the Initial Closing Date and (c) that each Company Party has complied in all material respects with its covenants, agreements and other obligations under this Agreement and the other Transaction Documents.
(iv)Opinions of Counsel.  Receipt by the Investor Representative of a written legal opinion of DLA Piper LLP (US), addressed to the Investor Representative, dated as

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of the Initial Closing Date and in form and substance previously agreed between the Company and the Investor Representative.
(v)Perfection and Priority of Liens.  Receipt by the Investor Representative of the following:
(A)Certified copies, as of a recent date, of customary Lien searches in the jurisdictions where a filing would need to be made in order to perfect the Investor’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions (including UCC termination statements) and evidence showing that no Liens exist on the Collateral (other than such Liens that will be terminated or released prior to or simultaneously with the Initial Closing);
(B)UCC financing statements for each appropriate jurisdiction as is necessary, in the Investor’s sole discretion, to perfect the Investor’s security interest in the Collateral;
(C)all certificates evidencing any certificated Equity Interests pledged to the Investor (if any), together with duly executed in blank and undated stock powers attached thereto;
(D)a duly executed Perfection Certificate of each Company Party; and
(E)searches of ownership of, and Liens on, the Yutrepia Patent Rights of each Company Party in the appropriate U.S. governmental offices.
(vi)Attorney Costs; Due Diligence Expenses.  The Company shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Investor and all reasonable and documented due diligence expenses of the Investor, in each case, incurred prior to or at the Initial Closing Date; provided that the condition set forth in this clause (vi) will be satisfied by the transfer by the Investor of an amount equal to the Initial Investment Amount minus the amount owed by the Company under this clause (vi).
(vii)Payoff.  The Payoff shall have been consummated, and the Investor Representative shall have received (A) a payoff letter with respect to the Payoff, duly executed by the Company Parties and Silicon Valley Bank, as lender and (B) confirmation that the UCC-3 termination statements for all UCC-1 financing statements have been filed by the collateral agent party thereto covering any portion of the Collateral, in each case in form and substance reasonably satisfactory to the Investor Representative and its legal counsel.
(viii)Other.  Such other documents, instruments, reports, statements and information as may be reasonably requested by the Investor Representative.
(c)At the Second Closing (should the Second Closing occur), the Company shall deliver or cause to be delivered to the Investor Representative the following:

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(i)A certificate of a Responsible Officer of each Company Party (the statements made in which shall be true and correct on and as of the Second Closing Date): (A) attaching copies, certified by such officer as true and complete, of (x) the Organization Documents of the Company Party and (y) confirming that resolutions of the governing body of the Company Party authorizing and approving the execution, delivery and performance by the Company Party of the Transaction Documents and the transactions contemplated herein and therein remain in full force and effect; and (B) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Company Party’s jurisdiction of organization, stating that the Company Party is in good standing under the Applicable Laws of such jurisdiction;
(ii)A certificate of a Responsible Officer of the Company (A) certifying that, (1) the information and documents provided to the Investor Representative with the Second Closing Notice are true and correct and (2) as applicable, (x) the Favorable Determination has occurred, (y) the Insurance Policy is in effect, or (z) the Parties have mutually agreed to the Third Investment Amount; (B) attaching copies, certified by such officer as true and complete, of documents sufficient to evidence that the event indicated with respect to clause (A) has occurred; and (B) no Bankruptcy Event with respect to any member of the Company Group and no Special Termination Event, Change of Control, Default or Event of Default has occurred and is continuing; and
(iii)A certificate of a Responsible Officer of each Company Party certifying that (a) the representations and warranties set forth in ARTICLE IV or any other Transaction Document (other than the Fundamental Representations) are true and correct in all material respects on and as of the Second Closing Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Second Closing Date or such other date, as applicable, (b) that the Fundamental Representations are true and correct in all respects on and as of the Second Closing Date (or, if made as of a specific date, as of such date), subject to any additions that the Company may make to the Disclosure Schedule with respect to Section 4.10 and Section 4.12 (provided that any such additions to Section 4.12 of the Disclosure must be reasonably satisfactory to the Investor Representative (it being acknowledged that any addition that would not be reasonably expected to have a Material Adverse Effect shall be conclusively deemed satisfactory)) as of the Second Closing Date and (c) that each Company Party has complied in all material respects with its covenants, agreements and other obligations under this Agreement and the other Transaction Documents.
(d)At the Third Closing (should the Third Closing occur), the Company shall deliver or cause to be delivered the following:
(i)A certificate of a Responsible Officer of each Company Party (the statements made in which shall be true and correct on and as of the Third Closing Date): (A) attaching copies, certified by such officer as true and complete, of (x) the Organization

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Documents of the Company Party and (y) confirming that resolutions of the governing body of the Company Party authorizing and approving the execution, delivery and performance by the Company Party of the Transaction Documents and the transactions contemplated herein and therein remain in full force and effect; and (B) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Company Party’s jurisdiction of organization, stating that the Company Party is in good standing under the Applicable Laws of such jurisdiction;
(ii)A certificate of a Responsible Officer of each member of the Company Group (A) certifying that, (1) the information and documents provided to the Investor Representative with the Third Closing Notice are true and correct; and (B) certifying that no Bankruptcy Event with respect of its Subsidiaries and no Special Termination Event, Change of Control, Default or Event of Default has occurred and is continuing;
(iii)A certificate of a Responsible Officer of each Company Party certifying that (A) the representations and warranties set forth in ARTICLE IV (other than the Fundamental Representations) are true and correct in all material respects on and as of the Third Closing Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Third Closing Date or such other date, as applicable, (B) that the Fundamental Representations are true and correct in all respects on and as of the Third Closing Date (or, if made as of a specific date, as of such date), subject to any additions that the Company may make to the Disclosure Schedule with respect to Section 4.10 and Section 4.12 (provided that any such additions to Section 4.12 must be reasonably satisfactory to the Investor Representative (it being acknowledged that any addition that would not be reasonably expected to have a Material Adverse Effect shall be conclusively deemed satisfactory)) as of the Third Closing Date and (C) that the Company Party has complied in all material respects with its covenants, agreements and other obligations under this Agreement and the other Transaction Documents;
(iv)To the extent the Insurance Policy is to be issued as a condition to the Third Investment Amount, delivery of written instructions of the Company to authorize the effectiveness of the Insurance Policy; and
(v)Such other documents, instruments, reports, statements and information as may be reasonably requested by the Investor Representative.
(e)At the Fourth Closing (should the Fourth Closing occur), the Company shall deliver or cause to be delivered to the Investor Representative the following:
(i)A certificate of a Responsible Officer of each Company Party (the statements made in which shall be true and correct on and as of the Fourth Closing Date): (A) attaching copies, certified by such officer as true and complete, of (x) the organizational

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documents of the Company Party and (y) confirming that resolutions of the governing body of the Company Party authorizing and approving the execution, delivery and performance by the Company Party of the Transaction Documents and the transactions contemplated herein and therein remain in full force and effect; and (B) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Company Party’s jurisdiction of organization, stating that the Company Party is in good standing under the Applicable Laws of such jurisdiction.
(ii)A certificate of a Responsible Officer of the Company Party certifying that (a) the representations and warranties set forth in ARTICLE IV (other than the Fundamental Representations) are true and correct in all material respects on and as of the Fourth Closing Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Fourth Closing Date or such other date, as applicable, (b) that the Fundamental Representations are true and correct in all respects on and as of the Fourth Closing Date (or, if made as of a specific date, as of such date), subject to any additions that the Company Party may make to the Disclosure Schedule with respect to Section 4.10 and Section 4.12 (provided that any such additions to Section 4.12 must be reasonably satisfactory to the Investor Representative (it being acknowledged that any addition that would not be reasonably expected to have a Material Adverse Effect shall be conclusively deemed satisfactory)) as of the Fourth Closing Date and (c) that the Company Party has complied in all material respects with its covenants, agreements and other obligations under this Agreement and the other Transaction Documents.
ARTICLE IX
CONFIDENTIALITY
Section 9.1Confidentiality; Permitted Use.  During the Payment Term and for a period of five (5) years thereafter, each Party shall maintain in strict confidence all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement (the “Purpose”).  The Party receiving such Confidential Information (the “Recipient”) agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which must not be less than a reasonable standard of care.  Notwithstanding the foregoing, the Recipient may permit access to the disclosing Party’s Confidential Information to those of its employees or authorized representatives having a need to know such information for the Purpose and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein.  Each Party shall be responsible for the breach of this Agreement by its employees or authorized representatives.  Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.

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Section 9.2Exceptions.  The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to any portion of Confidential Information that the Recipient or its Affiliates can demonstrate was: (a) known to the general public at the time of its disclosure to the Recipient or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the Recipient, its Affiliates, or anyone to whom the Recipient or its Affiliates disclosed such portion; (b) known by the Recipient or its Affiliates, prior to the date of disclosure by the disclosing Party; (c) disclosed to the Recipient or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the Recipient or its Affiliates to be under a duty of confidentiality to the disclosing Party; or (d) independently developed by the Recipient or its Affiliates by personnel that did not use or make reference to the Confidential Information of the disclosing Party in connection with such development.
Section 9.3Permitted Disclosures.  The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to the extent that the receiving Party or its Affiliates:
(a)Subject to Section 6.4, is required to disclose Confidential Information pursuant to: (i) an order of a court of competent jurisdiction; (ii) Applicable Laws (including disclosure requirements of the SEC, Nasdaq, or any other stock exchange on which securities issued by a Party or its Affiliates are traded); (iii) regulations or rules of a securities exchange; (iv) requirement of a Governmental Authority for purposes related to development or Commercialization of an Included Product, or (v) the exercise by each Party of its rights granted to it under this Agreement or its retained rights or as required to perfect Investor’s rights under the Transaction Documents;
(b)discloses such Confidential Information solely on a “need to know basis” to Affiliates, potential or actual acquirers, merger partners, licensees, permitted assignees, collaborators (including Licensees), subcontractors, investment bankers, limited partners, lenders, or other financial partners, and their respective directors, employees, contractors and agents; provided, that, the Investor and its Affiliates shall not disclose Confidential Information to any Competitive Party;
(c)provides a copy of this Agreement or any of the other Transaction Documents to the extent requested by an authorized representative of a U.S. or foreign Tax authority; or
(d)discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a Governmental Authority;

provided that (A) such Third Party or Person or entity in clause (b) agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this ARTICLE IX; and (B) in the case of clauses (a)(i) through (iv) and clause (c), to the extent permitted by Applicable Law, the Recipient shall provide prior written notice thereof to the disclosing Party and provide the opportunity for the disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor; and provided, further that the Recipient will use reasonable efforts to secure confidential treatment of such information and the Confidential Information disclosed shall be limited to that information which is legally required to be disclosed.

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Notwithstanding anything set forth in this Agreement, prior to any foreclosure on the Collateral, the Investor and the Investor Representative shall not file any patent application based upon or using the Confidential Information of the Company provided hereunder.

Section 9.4Return of Confidential Information.  Each Party shall return or destroy, at the other Party’s instruction, all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement; provided, however, that each Party shall be entitled to retain one (1) copy of such Confidential Information of the other Party for legal archival purposes and/or as may be required by Applicable Law and neither Party shall be required to return, delete or destroy Confidential Information or any electronic files or any information prepared by such Party that have been backed-up or archived in the ordinary course of business consistent with past practice.  Any Confidential Information that is retained pursuant to this Section 9.4 shall remain subject to the terms of this ARTICLE IX Confidential Information is retained notwithstanding the earlier termination or expiration of this Agreement or the period referenced in Section 9.1.
ARTICLE X
INDEMNIFICATION
Section 10.1Indemnification by the Company.  The Company agrees to indemnify and hold each of the Investor and their respective Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Investor Indemnified Party”) harmless from and against, and will pay to each Investor Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Investor Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Company in any of the Transaction Documents or certificates given by the Company to the Investor Representative in writing pursuant to this Agreement or any other Transaction Document, (b) any breach of or default under any covenant or agreement by the Company to the Investor Representative pursuant to any Transaction Document, (c) any Excluded Liabilities and Obligations and (d) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Company to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Investor Indemnified Party (i) that results from the fraud, gross negligence, bad faith or willful misconduct of such Investor Indemnified Party, (ii) to the extent resulting from acts or omissions of the Company based upon the written instructions from any Investor Indemnified Party or (iii) for any matter to the extent of, and in respect of, which any Company Indemnified Party would be entitled to indemnification under Section 10.2.
Section 10.2Indemnification by the Investor.  The Investor jointly and severally agree to indemnify and hold each of the Company, its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Company Indemnified Party”) harmless from and against, and will pay to each Company Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Company Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Investor in any of the Transaction Documents or certificates given by

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the Investor in writing pursuant hereto or thereto, (b) any breach of or default under any covenant or agreement by the Investor pursuant to any Transaction Document, and (c) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Investor to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Investor Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Company Indemnified Party (i) that results from the fraud, gross negligence, bad faith or willful misconduct of such Company Indemnified Party, (ii) to the extent resulting from acts or omissions of the Investor based upon the written instructions from any Company Indemnified Party or (iii) for any matter to the extent of, and in respect of, which any Investor Indemnified Party would be entitled to indemnification under Section 10.1.
Section 10.3Procedures.  If any Third Party Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 10.1 or Section 10.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party promptly will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 10.1 or Section 10.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission.  In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 10.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein.  In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party.  It is agreed that the indemnifying party shall not, in connection with any Third Party Claim or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.  The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or would have been a party and indemnity would have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault,

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culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on such indemnified party.
Section 10.4Other Claims.  A claim by an indemnified party under this ARTICLE X for any matter not involving a Third Party Claim and in respect of which such indemnified party seeks indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered by the indemnified party (and the method of computation of such Losses), (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE X for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses.  For all purposes of this Section 10.4, the Company shall be entitled to deliver such notice of demand to the Investor Representative on behalf of the Company Indemnified Parties, and the Investor Representative shall be entitled to deliver such notice of demand to the Company on behalf of the Investor Indemnified Parties.  Within thirty (30) days after receipt by the indemnifying party of any such notice, the indemnifying party may deliver to the indemnified party that delivered the notice a written response in which the indemnifying party (a) agrees that the indemnified party is entitled to the full amount of the Losses claimed in the notice from the indemnified party; (b) agrees that the indemnified party is entitled to part, but not all, of the amount of the Losses claimed in the notice from the indemnified party; or (c) indicates that the indemnifying party disputes the entire amount of the Losses claimed in the notice from the indemnified party.  If the indemnified party does not receive such a response from the indemnifying party within such thirty (30)-day period, then the indemnifying party shall be conclusively deemed to have agreed that the indemnified party is entitled to the full amount.  If the indemnifying party and the indemnified party are unable to resolve any Dispute relating to any amount of the Losses claimed in the notice from the indemnified party within thirty (30) days after the delivery of the response to such notice from the indemnifying party, then the parties shall be entitled to resort to any legal remedy available to such party to resolve such Dispute that is provided for in this Agreement, subject to all the terms, conditions and limitations of this Agreement.
Section 10.5Exclusive Remedies.  The indemnification afforded by this ARTICLE X shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by the Investor Indemnified Parties against the Company in connection with the Company Indemnification Obligations and the Company Indemnified Parties against the Investor in connection with the Investor Indemnification Obligations under Section 10.1 or Section 10.2, as applicable, in each case other than any Company Indemnification Obligations or Investor Indemnification Obligations, as applicable, resulting from (a) the fraud, bad faith or willful misconduct of the other Party or (b) acts or omissions based upon the written instructions from the other Party; provided that nothing in this Section 10.5 shall alter or affect the rights of the either Party to specific performance by the other Party under the Transaction Documents or the rights of the Investor to exercise remedies under the Transaction Documents after an Event of Default or other rights of creditors under the UCC or any other Applicable Law.
Section 10.6Certain Limitations.  The indemnification afforded by this ARTICLE X shall be subject to the following limitations:

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(a)With respect to indemnification by the Company pursuant to Section 10.1(a), the Company’s maximum liability for any Loss suffered by an Investor Indemnified Party (other than any Loss resulting from a Third Party Claim) shall not exceed an amount (the “Company Indemnification Cap”) equal to:
(i)the Hard Cap plus the IRR True-Up Payment Amount, if any, and the amount of all of the other Obligations owed by the Company Parties to the Investor under this Agreement and the other Transaction Documents (other than the indemnification amounts payable under Section 10.1(a)) as of the date of determination, minus
(ii)the aggregate amount of all of the payments (including any amounts received by the Investor pursuant to the Insurance Policy, if any) collected or received by the Investor Representative (and any direct or indirect transferee of the Investor Representative to whom any interest in the Revenue Interests is transferred) hereunder as of such date of determination (other than (A) any payments collected or received as a reimbursement of expenses incurred by any Investor Indemnified Party (including attorney’s fees) and (B) any indemnification payments collected or received pursuant to Section 10.1(a)), minus
(iii)the aggregate amount collected or received by the Investor Representative (and any direct or indirect transferee of the Investor Representative to whom any interest in the Revenue Interests is transferred) pursuant to the exercise of its rights under Section 10.1(a) (without duplication of any amounts collected or received pursuant to clause (ii)) prior to such date of determination to the extent such amount was not collected or received in connection with a Third Party Claim.

Notwithstanding the foregoing, the Company Indemnification Cap shall not apply to any Loss suffered by any Investor Indemnified Party in connection with a Third Party Claim.

(b)With respect to indemnification by the Investor pursuant to Section 10.2, the Investor’s maximum liability shall not exceed an amount equal to the excess (if any) of (a) the aggregate amount of all of the payments collected or received by the Investor from the Company prior to the date of determination (excluding any amounts collected or received as a reimbursement of expenses incurred by the Investor or any indemnification amounts collected or received in connection with a Third Party Claim) over (b) the Investment Amount.
ARTICLE XI
EVENTS OF DEFAULT AND REMEDIES
Section 11.1Events of Default.  Any of the events set forth below shall constitute an Event of Default.
(a)Non-Payment.  The Company or any Guarantor (if any) fails to pay any amounts to the Investor Representative when and as required to be paid herein, including, without limitation, the Company’s failure to (i) pay the Quarterly Fixed Payments, the Under Performance Payment, the Generic Product Payment, the One-Time Fixed Payment or the Included Product Payment Amount on any Quarterly Payment Date and such failure continues for more than five

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Business Days (unless such failure was as a result of accounting errors made by the Company in good faith without gross negligence in calculating the Quarterly Net Revenues and the Included Product Payment Amount for such Quarterly Payment Date) or pay any late or unpaid Quarterly Fixed Payments, Under Performance Payment, Generic Product Payment, One-Time Fixed Payment or any Included Product Payment Amount and any interest accrued thereto and reimburse the Investor Representative for audit expenses pursuant to Section 3.5(b), (ii) pay the Change of Control Payment pursuant to Section 3.1(c); (iii) pay the Special Termination Amount pursuant to Section 3.1(d); or (iv) pay any other amounts due under any Transaction Document (not contested by the Company in good faith), including the Special Maturity Payment Amount on the Legal Maturity Date and any required IRR True-Up Payment Amount, in each case to the extent due under any Transaction Document, in each case, within ten (10) Business Days of the date upon which the Company is notified in writing by the Investor Representative that such amounts are due and payable hereunder; or
(b)Specific Covenants.  Any Company Party, or any Subsidiary thereof, fails to perform or observe any term, covenant or agreement contained in Section 6.6 (Included Product Patent Rights), Section 6.7 (Existence), Section 6.8 (Commercialization of Included Products), Section 6.9 (Financial Statements), Section 6.19 (Anti-Corruption Laws; Anti-Terrorism Laws) and ARTICLE VII (Negative Covenants) provided that in the case of any such Default is susceptible to cure and can be cured within ten (10) Business Days after the earlier of the date on which (i) a Responsible Officer of any Company Party has actual knowledge of such failure or (ii) written notice thereof shall have been given to the Company by the Investor Representative, the Company shall have such ten Business Day period to cure such Default; or
(c)Other Defaults.  Any Company Party fails to perform or observe any other covenant or agreement (not specified in Section 11.1(a) and Section 11.1(b)) and contained in any Transaction Document on its part to be performed or observed, and
(i)such failure continues for thirty (30) days after the earlier of the date on which (a) a Responsible Officer of any Company Party has actual knowledge of such Default or (b) written notice thereof shall have been given to the Company by the Investor Representative; and
(ii)such failure (without giving effect to any qualifications as to “materiality” “Material Adverse Effect” or any words of similar meaning) would reasonably be expected to have a Material Adverse Effect.
(d)Insolvency Proceedings, Etc.  Any member of the Company Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or

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(e)Inability to Pay Debts; Attachment.  (i) Any member of the Company Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(f)Judgments.  There is entered against any member of the Company Group one or more final judgments or orders for the payment of money in an aggregate amount exceeding [***] Dollars ($[***]) (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or any one or more non-monetary final judgments that could reasonably be expected to result in a Material Adverse Effect and (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of ninety (90) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(g)Indebtedness.  Any Company Party or any Subsidiary thereto (i) fails to pay when due beyond any grace period provided with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) in excess of [***] Dollars ($[***]) (or its foreign currency equivalent) or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in agreement or in any instrument evidencing any of its Indebtedness (other than Obligations hereunder) of [***] Dollars ($[***]) or more and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder; or
(h)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of any Company Party or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of [***] Dollars ($[***]), or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that has resulted or would result in liability of any Company Party in an aggregate amount in excess of [***] Dollars ($[***]); or
(i)Invalidity of Transaction Documents.  Any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Company Party or any other Person contests in any manner the validity or enforceability of any Transaction Document; or any Company Party denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or
(j)Security Interest.  Any security interest in portion of the Collateral with a fair market value in excess of [***] Dollars ($[***]) purported to be created by the Security Agreement shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on substantially all of the Collateral (except as otherwise

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expressly provided herein and therein)) in favor of the Investor pursuant hereto or thereto (other than as a result of the failure by any Investor to take any action required to maintain the perfection of such security interests), or shall be asserted by any member of the Company Group not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Transaction Document) security interest in the Collateral.
Section 11.2Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Company shall promptly following written notice from the Investor Representative pay the Event of Default Payment to the Investor Representative.  In addition, the Investor Representative may exercise on behalf of itself and the Investor all rights and remedies available to it and the Investor under the Transaction Documents and Applicable Law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States or under any other Debtor Relief Law, the obligation of each of the Investor to pay or advance any funds shall automatically terminate, and the Event of Default Payment shall automatically become due and payable, in each case without further act of the Investor.
ARTICLE XII
MISCELLANEOUS
Section 12.1Survival.  All representations, warranties and covenants made herein and in any other Transaction Document or any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.  The rights hereunder to indemnification and payment of Losses under ARTICLE X or to seek specific performance under Section 12.2 based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.
Section 12.2Specific Performance.  Each of the Parties hereto acknowledges that the other Party hereto may not have adequate remedy at law if the other Party fails to perform any of its obligations under any of the Transaction Documents.  In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to seek specific performance of this Agreement without the necessity of posting a bond or proving the inadequacy of monetary damages as a remedy and to seek injunctive relief against any breach or threatened breach of the Transaction Documents.  The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason.
Section 12.3Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by electronic

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transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to the Company, to:

Liquidia Technologies, Inc.
419 Davis Drive, Suite 100
Morrisville, North Carolina
Attention: General Counsel
Email: legal@liquidia.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078

Attention: Andrew P. Gilbert, Esq. and Lauren Murdza, Esq.

Email: andrew.gilbert@us.dlapiper.com and lauren.murdza@us.dlapiper.com if to the Investor, to:

HealthCare Royalty Management, LLC
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Anthony Rapsomanikis, Managing Director
Email: Anthony.Rapsomanikis@hcrx.com

with a copy (which shall not constitute notice) to:

HealthCare Royalty Management, LLC
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Tim Bryant, General Counsel
Email: Tim.Bryant@hcrx.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
2850 Quarry Lake Drive, Suite 280
Baltimore, MD 21209
Attn: Asher Rubin, Adriana Tibbitts and Angela Fontana
E-mail: arubin@sidley.com, atibbitts@sidley.com and angela.fontana@sidley.com

Each Party hereto may, by notice given in accordance herewith to the other Party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

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Section 12.4Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  The Company shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of the Investor Representative.  The Investor may assign any of its obligations (other than those arising under  Section 2.1, unless the assignee is an Affiliate of the Investor and has provided the Company with the representations and warranties set forth in ARTICLE V) and rights hereunder to any Person without the consent of the Company; provided that, the Investor may not assign any of its rights and obligations hereunder to any Person that is a Competitive Party.  The Investor Representative shall give notice of any such assignment by the Investor to the Company promptly after the occurrence thereof.  The Company shall maintain a “register” for the recordation of the names and addresses of, and the amounts owing to, each Investor from time to time.  Notwithstanding anything to the contrary contained in this Agreement, no assignment of any interest of any Investor shall be effective until such assignment is recorded in the register and, consistent with the foregoing, the Company shall treat any Investor recorded in the register as an Investor under this Agreement, notwithstanding notice to the contrary.  The Company shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents in connection with any such assignment.  Any purported assignment of rights or obligations in violation of this Section 12.4 will be void.
Section 12.5Independent Nature of Relationship.  The relationship between the Company and the Investor is solely that of lender and borrower, and neither the Company nor any of the Investor has any fiduciary or other special relationship with the any of the Investor and its Affiliates on the one hand, or the Company and its Affiliates on the other hand.  Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and the Investor as a partnership, an association, a joint venture or any other kind of entity or legal form.  The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.
Section 12.6Entire Agreement.  This Agreement, together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties hereto with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto.
Section 12.7Governing Law.
(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OR CHOICE OF FORUM OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

LEGAL 4875-0317-8306v.49

(b)Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such federal court.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(c)Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 12.7(b).  Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each of the Parties hereto irrevocably consents to service of process in the manner provided for notices in Section 12.3.  Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law.  Each of the Parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York laws.
Section 12.8Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.8.
Section 12.9Severability.  If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision.  Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

LEGAL 4875-0317-8306v.49

Section 12.10  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.  Any counterpart may be executed by electronic transmission, and such electronic transmission shall be deemed an original.
Section 12.11  Amendments; No Waivers.  Neither this Agreement nor any term or provision hereof may be amended, restated, amended and restated, supplemented, waived, changed or modified or terminated except with the written consent of the Company and the Investor Representative.  No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  Except as set forth in Section 10.5, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 12.12  No Third Party Rights.  Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement.  This Agreement may be amended, restated, amended and restated, supplemented, waived, changed or modified or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party.  The Company shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Company Indemnified Parties and the Investor Representative shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Investor Indemnified Parties.
Section 12.13  Table of Contents and Headings.  The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Page Follows]

LEGAL 4875-0317-8306v.49

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

LIQUIDIA TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Revenue Interest Financing Agreement]

LEGAL 4875-0317-8306v.49

HEALTHCARE ROYALTY PARTNERS IV, L.P.

By:	HealthCare Royalty GP IV, LLC, its general partner

By:
Name:
Title:

INVESTOR REPRESENTATIVE:

HCR COLLATERAL MANAGEMENT, LLC

By:
Name:
Title:

[Signature Page to Revenue Interest Financing Agreement]

LEGAL 4875-0317-8306v.49

DISCLOSURE SCHEDULES

of

LIQUIDIA TECHNOLOGIES, INC.

pursuant to that certain

REVENUE INTEREST FINANCING AGREEMENT

dated as of January 9, 2023

by and among

LIQUIDIA TECHNOLOGIES, INC.,

HEALTHCARE ROYALTY PARTNERS IV, L.P.,

and

HCR COLLATERAL MANAGEMENT, LLC

The following schedules are delivered pursuant to that certain Revenue Interest Financing Agreement (the “Agreement”), dated as of January 9, 2023, by and among LIQUIDIA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), HEALTHCARE ROYALTY PARTNERS IV, L.P., a Delaware limited partnership (the “Investor”), and HCR COLLATERAL MANAGEMENT, LLC, a Delaware limited liability company (the “Investor Representative”), solely in its capacity as agent for, and representative of, the Investor.  Nothing contained in these schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly and explicitly specified in the contrary herein.  The information set forth in these schedules shall be deemed to be disclosed for purposes of all Sections or subsections of the Agreement.

Notwithstanding any materiality qualifications in any representations or warranties in the Agreement, for administrative ease, certain items have been included herein which are not considered by the Company to be material to its business, assets (including intangible assets), financial condition, prospects or results of operations.  No reference to or disclosure of any item or other matter in these schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed herein.

The information set forth in these schedules is disclosed solely for the purposes of the Agreement, and nothing in these schedules constitute an admission by any party hereto of any liability or obligation of the Company to any third party of any matter whatsoever, or an admission against the Company interests.  The inclusion of any matters not required by the Agreement to be reflected in these schedules is set forth for informational purposes and does not necessarily include

LEGAL 4875-0317-8306v.49

other matters of a similar informational nature.  In disclosing the information in these schedules, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

The information contained in these schedules is in all respects subject to ARTICLE IX of the Agreement.  These schedules and the information, descriptions and disclosures included herein are intended to qualify and limit the representations, warranties, and covenants of the Company contained in the Agreement.  The headings used in these schedules are inserted for convenience only and shall not create a different standard for disclosure than the language set forth in the Agreement.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

LEGAL 4875-0317-8306v.49

SCHEDULE 1.1-1

APPLICABLE TIERED PERCENTAGES

[***]

SCH. 1.1-1

LEGAL 4875-0317-8306v.49

SCHEDULE 1.1-2

COMPETITIVE PARTY

“Competitive Party” means any Person that is engaged in developing, marketing, manufacturing, and/or commercializing any clinical therapeutic product candidates and/or products that are or could reasonably be expected to be competitive with business of a member of the Company Group and listed below, as the same may be updated, by written notice to the Investor Representative from time to time, which notice shall not apply retroactively.  For clarity, no Royalty Company may be included as a Competitive Party.

[***]

SCH. 1.1-2

LEGAL 4875-0317-8306v.49

SCHEDULE 1.1-3

KNOWLEDGE PERSONS AND RESPONSIBLE OFFICERS

Chief Executive Officer

Chief Financial Officer

General Counsel

Chief Medical Officer (solely with respect to Section 4.25)

SCH. 1.1-3

LEGAL 4875-0317-8306v.49

SCHEDULE 1.1-4

LICENSE AGREEMENTS

1.	None.

SCH. 1.1-4

LEGAL 4875-0317-8306v.49

SCHEDULE 1.1-5

PERMITTED INVESTMENTS

1.	Ownership of Equity Interests in the Company by Parent Company.
2.	Ownership of Equity Interests in Liquidia PAH, LLC by the Company.

SCH. 1.1-5

LEGAL 4875-0317-8306v.49

SCHEDULE 1.1-6

PERMITTED LICENSES

1.	Inhaled Collaboration and Option Agreement, dated as of June 15, 2012, by and between Liquidia Technologies, Inc., and Glaxo Group Limited, as amended by Amendment 1 to the Inhaled Collaboration and Option Agreement, dated as of May 13, 2015, Second Amendment to the Inhaled Collaboration and Option Agreement, dated as of November 19, 2015, and Amendment No. 3 to the Inhaled Collaboration and Option Agreement, dated as of June 24, 2019 (the “GSK ICO Agreement”).

2.	License Agreement, dated as of November 8, 2013, by and between Liquidia Technologies, Inc., and Envisia Therapeutics, Inc., as amended by Amendment to License Agreement, dated as of March 6, 2014, 2nd Amendment to License Agreement, dated September 15, 2014, 3rd Amendment to License Agreement, dated as of May 6, 2015, 4th Amendment to License Agreement, dated as of July 20, 2015, 5th Amendment to License Agreement, dated as of March 29, 2017, 6th Amendment to License Agreement, dated as of March 29, 2017, and 7th Amendment to License Agreement, dated as of October 4, 2017 (the “Envisia License Agreement”).

SCH. 1.1-6

LEGAL 4875-0317-8306v.49

SCHEDULE 1.1-7

PRODUCT PLAN

[***]

SCH. 1.1-7

LEGAL 4875-0317-8306v.49

SCHEDULE 1.1-8

NET SALES THRESHOLD

The Net Sales Threshold is achieved if aggregate Net Sales of the Existing Yutrepia Product in any period of four consecutive Calendar Quarters exceed $[***].

SCH. 1.1-8

LEGAL 4875-0317-8306v.49

SCHEDULE 1.1-9

SPECIAL TERMINATION AMOUNT / SPECIAL TERMINATION EVENT

“Special Termination Amount” means as of any date of payment, the lesser of (a) the sum of (i)  the Hard Cap less the aggregate of  (A) all of the payments of the Company in respect of the Total Fixed Payments and the Total Included Product Payments (including any Under Performance Payment or Generic Product Payment) made to the Investor prior to such date and (B) any amounts received by the Investor pursuant to the Insurance Policy, if any, plus (ii) any other Obligations (other than inchoate Obligations) payable by the Company Parties under this Agreement or the other Transaction Documents (if any), and (b) the sum of (i) the Investment Amount minus the aggregate of all of the payments received by the Investor in respect of the Total Fixed Payments and the Total Included Product Payments (including any Under Performance Payment or Generic Product Payment), plus (ii) after taking into account the Total Fixed Payments, the Total Included Product Payments, the Under Performance Payment and the Generic Product Payment received by the Investor Representative under this Agreement, the IRR True-Up Payment Amount.
“Special Termination Event” means any of the following events:
(i)Material Adverse Effect.  There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have the occurrence and a continuance of a Material Adverse Effect;
(ii)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Company Party in Section 4.4 (Ownership), Section 4.7 (Solvency), Section 4.10 (Intellectual Property Matters), Section 4.12 (Material Contracts),Section 4.13 (Bankruptcy), Section 4.16 (Financial Statements; No Material Adverse Effect), Section 4.17 (No Default; No Special Termination Event), Section 4.21 (Perfection of Security Interests in the Collateral), or Section 4.25 (Compliance of Included Products) of this Agreement shall be materially incorrect or materially misleading when made or deemed made and, if susceptible to cure, such inaccuracy continues for thirty (30) days after the earlier of the date on which (A) a Responsible Officer of any Company Party has knowledge of such inaccuracy or (B) written notice thereof shall have been given to the Company by the Investor Representative (it being understood and agreed that the representations and warranties set forth in Section 4.7 and Section 4.13, are not susceptible to cure and shall not be subject to a cure period);
(iii)Specified Covenants.  Any Company Party fails to perform or observe any term, covenant or agreement contained in Section 6.8(a) or Section 6.8(c) and such failure continues for sixty (60) days after the earlier of the date on which (A) a Responsible Officer of any Company Party has knowledge of such breach or (B) written notice thereof shall have been given to the Company by the Investor Representative;
(iv)Yutrepia; Sandoz Product.
(A)Following receipt of Regulatory Approval for the Existing Yutrepia Product in the United States, there occurs any revocation, withdrawal, suspension or

SCH. 1.1-9

LEGAL 4875-0317-8306v.49

cancellation of such Regulatory Approval which results in any member of the Company Group being prevented from marketing or selling the Existing Yutrepia Product in the United States, and such revocation, withdrawal, suspension or cancellation continues for sixty (60) days or more; and
(B)Prior to the achievement of the Net Sales Threshold, (a) the Sandoz Agreement is assigned or terminated, or any provision of the Sandoz Agreement is modified or waived in a manner that materially reduces the amounts payable to the applicable Company Party thereunder, (b) the Sandoz Device Agreement is assigned, terminated or modified in a manner that would have an adverse effect on the commercialization of the Sandoz Product in the United States, or (c) there occurs any revocation, withdrawal, suspension or cancellation of the Regulatory Approval for the Sandoz Product which prevents the Company or any other Company Party from marketing the Sandoz Product in the United States and receiving payments from Sandoz under the Sandoz Agreement with respect thereto, and such revocation, withdrawal, suspension or cancellation continues for sixty (60) days or more.
(v)Commercialization. Prior to the achievement of the Net Sales Threshold, no member of the Company Group has the right to Commercialize the Sandoz Product or to receive payments related thereto, whether under the terms of the Sandoz Agreement or otherwise, equivalent to the payments set forth in the Sandoz Agreement as of the Effective Date.

SCH. 1.1-9

LEGAL 4875-0317-8306v.49

SCHEDULE 1.1-10

PERMITTED LIENS

Debtor	Secured Party	UCC File No.	Filing Jurisdiction
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20182080022	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20183016710	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20183016728	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20183018971	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20183654619	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20186960039	DE
Liquidia Technologies, Inc.	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	20190662606	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20192774292	DE
Liquidia Technologies, Inc.	Corporation Service	20193213944	DE

SCH. 1.1-10

LEGAL 4875-0317-8306v.49

Debtor	Secured Party	UCC File No.	Filing Jurisdiction
	Company, as Representative
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20195818872	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20196331016	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20196374776	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20197181709	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20197181691	DE
Liquidia Technologies, Inc.	Thermo Fisher Financial Services, Inc.	20197414423	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20197940005	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20222018174	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20223808664	DE
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20223808698	DE

SCH. 1.1-10

LEGAL 4875-0317-8306v.49

Debtor	Secured Party	UCC File No.	Filing Jurisdiction
Liquidia Technologies, Inc.	Corporation Service Company, as Representative	20223808706	DE

SCH. 1.1-10

LEGAL 4875-0317-8306v.49

SCHEDULE 1.1-11

GENERIC PRODUCT PAYMENT EVENT

“Generic Product Payment Event” means the FDA grants final approval to an inhaled treprostinil product Therapeutically Equivalent to the Existing Yutrepia Product.
“Therapeutically Equivalent” means the product in question is (a) a pharmaceutical equivalent of the Existing Yutrepia Product for which bioequivalence or other accepted regulatory standard has been demonstrated, and can be expected to have the same clinical effect and safety profile as the Existing Yutrepia Product when administered to patients under the conditions specified in the labeling, and (b) is classified by the FDA as an A rated product in relation to the Existing Yutrepia Product due to meeting the following criteria: (1) they are approved as safe and effective; (2) they are pharmaceutical equivalents in that they (a) contain identical amounts of the identical active drug ingredient in the identical dosage form and route of administration, and (b) meet compendial or other applicable standards of strength, quality, purity, and identity; (3) they are bioequivalent in that (a) they do not present a known or potential bioequivalence problem, and they meet an acceptable in vitro standard, or (b) if they do present such a known or potential problem, they are shown to meet an appropriate bioequivalence standard; (4) they are adequately labeled; and (5) they are manufactured in compliance with Current Good Manufacturing Practice regulations.

SCH. 1.1-11

LEGAL 4875-0317-8306v.49

SCHEDULE 3.4

THIRD PARTY REPORTS AND INFORMATION

“Third Party Reports” means the reports under Sections 4.2.3(b), 4.2.3(c) and 6.6 of the Sandoz Agreement, or any similar report under the Sandoz Agreement, in each case that has been received by any Company Party from Sandoz Inc. under the Sandoz Agreement relating to any payments to any Company Party thereunder.

“Third Party Information” means any “Confidential Information” (as defined in the Sandoz Agreement) of Sandoz Inc. that is provided by Sandoz Inc. to any Company Party under the Sandoz Agreement that is responsive to any disclosure or reporting obligations of the Company Group under the Transaction Documents.

SCH. 3.4

LEGAL 4875-0317-8306v.49

SCHEDULE 4.2(b)

NO CONFLICTS

Parent Company, the Company and Liquidia PAH have granted Liens in the “Collateral” (as defined in the SVB Loan Agreement), pursuant to that certain Amended and Restated Loan and Security Agreement dated as of January 7, 2022, by and among Silicon Valley Bank, as lender, administrative agent, and collateral agent, SVB Innovation Credit Fund VIII, L.P., the Company, the Parent Company, and Liquidia PAH (the “SVB Loan Agreement”).  Each member of the Company Group’s Indebtedness under the SVB Loan Agreement will be satisfied in full and retired as of the Initial Closing Date, and all Liens securing such Indebtedness will be released.

SCH. 4.2(b)

LEGAL 4875-0317-8306v.49

SCHEDULE 4.4

OWNERSHIP

The disclosure under Schedule 4.2(b) of this Disclosure Schedule is incorporated herein by reference.

SCH. 4.4

LEGAL 4875-0317-8306v.49

SCHEDULE 4.6

LITIGATION

The following disclosures are made under subsection (i) of Section 4.6:

1.	Liquidia Technologies, Inc. is party to the following proceedings related to the Asserted Patents that, if adversely determined, could have an adverse effect on the Company Group:
a.	Hatch-Waxman lawsuit before U.S. District Court for the District of Delaware (Case No. 1:20-cv-00755-RGA) (the “Hatch-Waxman Litigation”)
b.	Inter partes review before the Patent Trial and Appeal Board of the United States Patent and Trademark Office (IPR2021-00406) (the “IPR”)
2.	United Therapeutics Corporation has filed a lawsuit against Liquidia Technologies, Inc. in the North Carolina Business Court (Case No. 2021CVS4094), alleging that Liquidia Technologies, Inc. and a former employee misappropriated certain trade secrets of United Therapeutics Corporation (the “Trade Secret Case”).

SCH. 4.6

LEGAL 4875-0317-8306v.49

SCHEDULE 4.10(a)

PATENT RIGHTS

[***]

SCH. 4.10(a)

LEGAL 4875-0317-8306v.49

SCHEDULE 4.10(i)

PATENT RIGHTS COVERING INCLUDED PRODUCTS

[***]

SCH. 4.10(i)

LEGAL 4875-0317-8306v.49

SCHEDULE 4.10(r)

COPYRIGHTS, TRADEMARKS AND DOMAIN NAMES

Owned Copyrights

None that are owned or exclusively licensed to any Company Party and material to any member of the Company Group’s Commercialization of any Included Product.

Owned Trademarks

1.RareGen, LLC owns (or has an ownership interest in) the following issued United States trademark:

RAREGEN (Registration No. 5836188)

2.	Liquidia Technologies, Inc. owns (or has an ownership interest in) the following issued United States trademarks:

PRINT (Registration No. 5541277)

LIQUIDIA TECHNOLOGIES (Registration No. 5443598)

PRINT (Registration No. 3694178)

PRINT (Registration No. 3346353)

LIQUIDIA TECHNOLOGIES (Registration No. 3321419)

FLUOROCUR (Registration No. 6646535)

3.	Liquidia Technologies, Inc. owns (or has an ownership interest in) the following issued United States trademarks and United States trademark applications:

LIQUIDIA (Application No. 90218085)

YUTREPIA (Application No. 88749075)

YUTREPIA (Application No. 88899379)

ZENLIFIA (Application No. 88403824)

LIQUIDIA (Application No. 88403819)

PAHVIMY (Application No. 88403738)

TREPLIFI (Application No. 88403720)

LIQUIDIA (Application No. 88403710)

Owned Domain Names

All of the following domain names are held by Liquidia Technologies, Inc. and are registered through GoDaddy:

raregenllc.com

genericpah.com

genericpah.net

SCH. 4.10(r)

LEGAL 4875-0317-8306v.49

generictrepinj.com

generictrepinj.net

generictreprostinil.com

generictreprostinil.net

generictreprostinilinjection.com

generictreprostinilinjection.net

trepinj.com

trepinj.net

trepinjection.com

trepinjection.net

treprostinilinjection.com

treprostinilinjection.net

pahvimy.com

treplifi.com

wispia.com

zenlifia.com

dryvaso.com

inhaledmed.com

inhaledrx.com

inhaledtrep.com

inhaledtrep.net

printparticle.com

inhaledtrep.org

inhaledtreprostinil.com

liquidiabiopharma.com

liquidiabiopharma.net

liquidiabiopharma.org

pahvimy.net

pahvimy.org

treplifi.net

treplifi.org

wispia.net

wispia.org

zenlifi.net

zenlifia.org

yutrepia.net

yutrepia.org

yutrepia.com

liquidia.com

yutrepia.co

yutrepia.info

yutrepia.life

yutrepia.live

yutrepia.me

yutrepia.today

yutrepia.us

SCH. 4.10(r)

LEGAL 4875-0317-8306v.49

liquidia.co

liquidia.info

liquidia.net

liquidia.org

liquidiacorp.com

liquidiacorporation.com

liquidiainc.com

liquidiainc.net

youtrepia.co

youtrepia.com

youtrepia.info

youtrepia.net

youtrepia.org

Licensed Copyrights, Trademarks, and Domain Names

1.

Sandoz possesses certain Trademarks, Trade Secrets and Domain Names that are material to the Commercialization of the Sandoz Product.  Pursuant to the Sandoz Agreement, Liquidia PAH, LLC has a non-exclusive license to use the “Sandoz Trademarks and Copyrights” as such term is defined in the Sandoz Agreement.

SCH. 4.10(r)

LEGAL 4875-0317-8306v.49

SCHEDULE 4.10

DISCLOSURES

[***]

SCH. 4.10

LEGAL 4875-0317-8306v.49

SCHEDULE 4.12(a)

MATERIAL CONTRACTS

(a)	List of Material Contracts
1.	Sandoz Agreement.
2.	Joint Development Agreement, dated as of May 6, 2019, by and between RareGen, LLC, and Carelife USA Inc.
3.	Mainbridge Agreement.
4.	Amended and Restated License Agreement, dated as of December 15, 2008, by and between Liquidia Technologies, Inc., and The University of North Carolina at Chapel Hill, as amended by First Amendment to Amended and Restated License Agreement, dated as of June 8, 2009, Second Amendment to Amended and Restated License Agreement, dated as of June 1, 2012, Third Amendment to Amended and Restated Licensed Agreement, dated as of October 7, 2014, 4th Amendment to Amended and Restated License Agreement, dated as of July 22, 2015, 5th Amendment to Amended and Restated License Agreement, dated as of November 12, 2015, 6th Amendment to Amended and Restated License Agreement, dated as of June 10, 2016, and 7th Amendment to Amended and Restated License Agreement, dated as of March 23, 2018.
5.	Manufacturing Development and Scale-Up Agreement, dated as of March 19, 2012, by and between Liquidia Technologies, Inc., and Chasm Technologies, Inc., as amended by 1st Amendment to Manufacturing Development and Scale-Up Agreement, dated as of May 25, 2017.
6.	Lease Agreement, dated June 29, 2007, by and between Liquidia Technologies, Inc. and GRE Keystone Technologies One LLC, as amended by Lease Modification Agreement No. 1, dated January 12, 2009, Lease Modification Agreement No. 2, dated December 17, 2010, Third Amendment to Lease Agreement, dated June 25, 2014, Fourth Amendment to Lease Agreement, dated November 17, 2015, Fifth Amendment to Lease Agreement, dated January 23, 2017, Sixth Amendment to Lease Agreement, dated June 9, 2017, and Seventh Amendment to Lease Agreement, dated November 1, 2018.
7.	The Litigation Financing Agreements.
8.	LIQ861 API Supply Agreement, dated as of January 10, 2020, by and among Liquidia Technologies, Inc., LGM Pharma LLC and Yonsung Fine Chemicals Co., Ltd., as modified by LIQ861 Liquidia-LGM Pricing Agreement, dated as of January 10, 2020, by and between Liquidia Technologies, Inc., and LGM Pharma LLC.

SCH. 4.12(a)

LEGAL 4875-0317-8306v.49

9.	Commercial Manufacturing Services and Supply Agreement, dated as of November 12, 2020, by and between Liquidia Technologies, Inc., and Xcelience, LLC
10.	The GSK ICO Agreement.
11.	The Envisia License Agreement.

SCH. 4.12(a)

LEGAL 4875-0317-8306v.49

SCHEDULE 4.12

DISCLOSURES

[***]

SCH. 4.14(b)

SCHEDULE 4.14(b)

ADDITIONAL NAMES

1.	Liquidia PAH was formerly known as RareGen, LLC. Its name was changed on February 24, 2021.
2.	In connection with the acquisition of Liquidia PAH by Parent Company, Gemini Merger Sub I, Inc. and Gemini Merger Sub II, LLC were formed as wholly owned subsidiaries of the Parent Company. Gemini Merger Sub I, Inc. was merged with and into the Company. Gemini Merger Sub II, LLC was merged with and into Liquidia PAH.

SCH. 4.14(b)

SCHEDULE 4.14(c)

DEPOSIT ACCOUNTS AND SECURITY ACCOUNTS

[***]

SCH. 4.14(b)

SCHEDULE 4.15

PERMITTED DEBT

1.	Indebtedness secured by the Liens described in Schedule 1.1-10.
2.	Royalty obligations under the agreements identified in Items 4 and 5 in part (a) of Schedule 4.12.
3.	Payment obligations with respect to the development of a new pump pursuant to the agreement identified in Item 3 in part (a) of Schedule 4.12.
4.	Obligations to reimburse patent costs pursuant to the agreement identified in Item 4 in part (a) of Schedule 4.12.
5.	Any Indebtedness underlying the Litigation Finance Agreements
6.	The Indebtedness of each member of the Company Group with respect to the SVB Loan Agreement referenced in Schedule 4.2(b), which will be satisfied in full and retired as of the Initial Closing Date, and all Liens securing such Indebtedness will be released.

SCH. 4.15

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SCHEDULE 4.16(d)

MATERIAL ADVERSE EFFECT

[***]

SCH. 4.16(d)

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SCHEDULE 4.20

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization	Percentage of Equity Interests
Liquidia Technologies, Inc	Delaware	100%
Liquidia PAH, LLC	Delaware	100%

SCH. 4.20

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SCHEDULE 4.21

PERFECTION OF SECURITY INTERESTS IN THE COLLATERAL

Schedule 4.2(b) of this Disclosure Schedule is incorporated herein by reference. Each member of the Company Group’s Indebtedness with respect to the SVB Loan Agreement referenced in Schedule 4.2(b) will be satisfied in full and retired as of the Initial Closing Date, and all Liens securing such Indebtedness will be released.

SCH. 4.21

LEGAL 4856-5560-1223v.12

SCHEDULE 4.25(b)

LIMITATIONS ON REGULATORY APPROVAL

[***]

SCH. 4.25(b)

LEGAL 4856-5560-1223v.12

SCHEDULE 4.26(b)

INCLUDED PRODUCTS

1.	Sandoz Product.
2.	Existing Yutrepia Product.

SCH. 4.26(b)

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SCHEDULE 6.2

ADDITIONAL INFORMATION

1.	None.

SCH. 6.2

EXHIBIT A

FORM OF PRESS RELEASE

CONFIDENTIAL DRAFT

[Attached]

EX. A

LEGAL 4875-0317-8306v.49

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, 20___ (the “Financial Statement Date”)

To:HCR Collateral Management, LLC, as Investor Representative

Re:

Revenue Interest Financing Agreement dated as of  January 9, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified or extended from time to time, the “Revenue Interest Financing Agreement”) among Liquidia Technologies, Inc., a Delaware corporation (the “Company”), the entities listed on the signature pages thereto and HCR Collateral Management, LLC, a Delaware limited liability company, solely in its capacity as agent for, and representative of, the Investor.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Revenue Interest Financing Agreement.

Ladies and Gentlemen:

The undersigned [chief executive officer / chief financial officer / treasurer / controller] hereby certifies as of the date hereof that [he/she] is the _______________ of the Company, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Investor Representative on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements that are not previously filed with the SEC:]

[1.Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.9(a) of the Revenue Interest Financing Agreement for the fiscal year of the Parent Company ended as of the Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such Section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1.[Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.9(b) of the Revenue Interest Financing Agreement for the fiscal quarter of the Parent Company ended as of the Financial Statement Date.  Such financial statements] 1 [The financial statements for the fiscal quarter of the Parent Company filed with the SEC]2 fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Parent Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.]

2.The undersigned has reviewed and is familiar with the terms of the Revenue Interest Financing Agreement and has made, or has caused to be made, a reasonably detailed review of the

1 To be included if the fiscal quarter-end financial statements have not previously been filed with the SEC.

2 To be included if the financial statements have been filed with the SEC.

EX. B

LEGAL 4875-0317-8306v.49

transactions and condition (financial or otherwise) of the Company Group during the past fiscal quarter.

3.A review of the activities of the Company Group during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company Group performed and observed all of its Obligations, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, the Company Group performed and observed each covenant and condition of the Transaction Documents applicable to it, and no Change of Control, Special Termination Event, Default or Event of Default has occurred and is continuing.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Special Termination Event, Change of Control, Default and/or Event of Default and its nature and status:]

[4.][Attached hereto as Schedule [1] [2] are copies of any Sales and Inventory Report (as defined in the Sandoz Agreement) or similar report received by any Company Party from Sandoz under the Sandoz Agreement relating to any payments to any Company Party thereunder for the applicable Calendar Quarter, including reports under Section 6.6 of the Sandoz Agreement.]3

[5.][Attached hereto as Schedule [2][3] are calculations showing the amount of gross sales of the Included Product in each country, (ii) the amount of Other Royalty Payments in each country, (iii) the amount of the Net Revenues and a calculation thereof, and (iv) a calculation of the Included Product Payment Amount for each Quarterly Payment Date, showing the Applicable Tiered Percentage applied thereto and a calculation of Under Performance Payments or the Generic Product Payment (if applicable), in each case, for each fiscal quarter period covered by such Compliance Certificate.4

[5.][6.].  Attached are updates required by Section 6.3(l) and Section 6.10(a)(iii).

[Signature Page Follows]

3 To be included only upon the receipt of Sandoz’s consent.

4 To be included following the First Commercial Sale.

EX. B

LEGAL 4875-0317-8306v.49

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of __________, 20__.

Liquidia Technologies, Inc.,
a Delaware corporation

By:
Name:
Title:

EX. B

LEGAL 4875-0317-8306v.49

EXHIBIT C

EXAMPLE OF CALCULATION OF INCLUDED PRODUCT PAYMENT AMOUNT

Total Calendar Year Revenue ($ millions)
		Q1	Q2	Q3	Q4

Period’s Net Revenue
Cumulative Annual Net Revenue

A. Portion of Annual Net Revenue less than or equal to $[***]
B. Portion of Annual Net Revenue greater than $[***] and less than $[***]
C. Portion of Annual Net Revenue greater than or equal to $[***]

Investment Amount	$[●]
Applicable Tiered Percentage for A	[●]%
Applicable Tiered Percentage for B	[●]%
Applicable Tiered Percentage for C	[●]%

Payment for each Calendar Quarter

EXAMPLE OF CALCULATION OF QUARTERLY FIXED PAYMENTS

[To be provided by Investor]

EX. C

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EXHIBIT D

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) dated as of [●] [●], 20[●] is by and between [NAME OF NEW GUARANTOR] (the “New Subsidiary”) and [HEALTHCARE ROYALTY PARTNERS IV, L.P.], each as secured party (in such capacities, collectively, the “Secured Party”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Revenue Interest Financing Agreement, dated as of January 9, 2023 (the “Revenue Interest Financing Agreement”), by and among LIQUIDIA TECHNOLOGIES, INC. (the “Company”), the Secured Party, as Investor, and HCR COLLATERAL MANAGEMENT, LLC, a Delaware limited liability company, solely in its capacity as agent for, and representative of, the Investor.

The New Subsidiary is required by Section 6.1(a) of the Revenue Interest Financing Agreement to become a “Grantor” under the Security Agreement and a “Guarantor” under the Guaranty.  Accordingly, and as of the date hereof, the New Subsidiary hereby agrees as follows with the Secured Party:

1.The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement (subject to the information set forth on the schedules to this Agreement).  Without limiting the generality of the foregoing terms of this Section 1, the New Subsidiary hereby grants to the Secured Party, a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Collateral of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security Agreement).

2.The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Guaranty and a “Guarantor” for all purposes of the Guaranty, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Guaranty.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Guaranty.  Without limiting the generality of the foregoing terms of this Section 1, the New Subsidiary hereby jointly and severally, irrevocably, and unconditionally, together with the other Guarantors, guarantees to the Secured Party as primary obligor and not as surety, the prompt payment and performance of the Guaranteed Obligations (as defined in the Guaranty) in full when due (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code of the United States of America) strictly in accordance with the terms thereof.

3.The New Subsidiary hereby represents and warrants to the Secured Party that:

EX. D

LEGAL 4875-0317-8306v.49

(a)The New Subsidiary’s exact legal name and state of organization are as set forth on the signature pages hereto.

(b)The New Subsidiary’s taxpayer identification number and organizational identification number are set forth on Schedule 1 hereto.

(c)Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of organization, or been party to a merger, consolidation or other change in structure in the five years preceding the date hereof.

(d)Schedule 3 hereto sets forth a complete and accurate list of the Collateral of the New Subsidiary as of the date hereof, in form and substance substantially similar to the original scheduling requirements of the Collateral by the Company under the Revenue Interest Financing Agreement

(e)Schedule 4 hereto is a complete and accurate list as of the date hereof of each Subsidiary of the New Subsidiary, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the New Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

(f)   Without limiting the generality of the terms of Section 1, to the extent applicable to it, the New Subsidiary represents and warrants that the representations and warranties in the ARTICLE IV of the Revenue Interest Financing Agreement applicable to the New Subsidiary are true and correct in all material respects as of the date hereof (or, if made as of a specific date, as of such date) subject to any additions that the Company may make to the Disclosure Schedule; (which additions must be acceptable to the Investor Representative it being acknowledged that any addition that would not be reasonably expected to have a Material Adverse Effect shall be conclusively deemed acceptable); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable.

4.The address of the New Subsidiary for purposes of all notices and other communications is the address designated for the Company Parties or such other address as the New Subsidiary may from time to time notify the Secured Party in writing.

5.The New Subsidiary waives acceptance and notice of acceptance by the Secured Party of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

6.This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

EX. D

LEGAL 4875-0317-8306v.49

7.THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

EX. D

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IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by their authorized officers, and the Secured Party has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

HEALTHCARE ROYALTY PARTNERS IV, L.P.

By:	HealthCare Royalty GP IV, LLC, its general partner

By:
Name:
Title:

EX. D

LEGAL 4875-0317-8306v.49

EXHIBIT E

EXAMPLE OF IRR TRUE-UP PAYMENT AMOUNT

[***]

EX. E

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